Registration No. 333-167859

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 3
to

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GAS NATURAL INC.
(Exact name of registrant as specified in its charter)

Ohio	4924	27-3003768
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1 First Avenue South
Great Falls, Montana 59401
(406) 791-7500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Kevin J. Degenstein
President and Chief Operating Officer
Gas Natural Inc.
1 First Avenue South
Great Falls, Montana 59401
(406) 791-7500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Christopher J. Hubbert, Esq.
Kohrman Jackson & Krantz P.L.L.
1375 East Ninth Street, 20th Floor
Cleveland, Ohio 44114
(216) 696-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Share(1)	Offering Price	Registration Fee
Common Stock of selling shareholders	340,000(2)	$11.77	$4,001,800	$285
Common Stock to be sold by the registrant(3)	1,776,000	$11.77	$20,903,520	$1,491
Total	2,116,000	$11.77	$24,905,320	$1,776(4)

(1)	The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low prices reported by the NYSE Amex on June 23, 2010.

(2)	The selling shareholders will sell 340,000 shares in this offering.

(3)	Includes 276,000 shares that may be issued upon exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.

(4)	$2,413 previously paid.

The registrant may amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2010

PROSPECTUS
1,840,000 Shares

Common Stock

We are a natural gas utility with operations in Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina. We also market and distribute natural gas and conduct interstate pipeline operations in Montana and Wyoming.

We are offering 1,500,000 shares of common stock. The Selling Shareholders selling 340,000 shares of common stock. We will not receive any of the proceeds from the sale of shares by the Selling Shareholder.

Our common stock is listed on the NYSE Amex Equities stock exchange under the symbol “EGAS.” The last reported sales price of our common stock on October 25, 2010 was $11.42 per share.

We have granted the underwriters a 30 day option to purchase up to 276,000 additional shares of common stock to cover over-allotments, if any.

Investing in our stock involves risks. See “Risk Factors” beginning on page 5.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the Selling Shareholders	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Janney Montgomery Scott LLC expects to deliver the shares on or about           , 2010.

Janney Montgomery Scott

The date of this prospectus is        , 2010.

gas natural inc.

EXPANDING OUR HORIZONS
REGULATED DISTRIBUTION
NON-REGULATED MARKETING
GAS PRODUCTION
PIPELINE SYSTEMS
Cut Bank
Great Falls
West Yellowstone
Cody
Glacier Pipeline
Shoshone Pipeline
Bangor
Mentor
Orwell
Strasburg
Lancaster
Elkin
DISTRIBUTION
MARKETING
PRODUCTION
PIPELINE

gas natural inc.EXPANDING OUR HORIZONS REGULATED DISTRIBUTION NON-REGULATED MARKETING GAS PRODUCTION PIPELINE SYSTEMS

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business. Forward-looking statements are only predictions and not guarantees of performance and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events.

Although we believe that the expectations, estimates and projections reflected in the forward-looking statements are based on reasonable assumptions when they are made, we can give no assurance that these expectations, estimates and projections can be achieved. We believe the forward-looking statements in this prospectus are reasonable; however, you should not place undue reliance on any forward-looking statement, as they are based on current expectations. Future events and actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	fluctuating energy commodity prices,

•	the possibility that regulators may not permit us to pass through all of our increased costs to our customers,

•	the impact of the Federal Energy Regulatory Commission and state public service commission statutes, regulations, and actions, including allowed rates of return, and the resolution of other regulatory matters,

•	the impact of weather conditions and alternative energy sources on our sales volumes,

•	changes in federal or state laws and regulations to which we are subject, including tax, environmental, and employment laws and regulations,

•	conditions of the capital markets we utilize to access capital and our ability to refinance our debt,

•	the ability to raise capital in a cost-effective way,

•	our ability to successfully integrate the operations of the companies we have recently acquired and consummate additional acquisitions,

•	the ability to meet financial covenants imposed by lenders,

•	the effect of changes in accounting policies, if any,

•	the ability to manage our growth,

•	the ability to control costs,

•	the ability of each business unit to successfully implement key systems, such as service delivery systems,

•	our ability to develop expanded markets and product offerings and our ability to maintain existing markets,

•	future utilization of pipeline capacity, which can depend on energy prices, competition from alternate fuels, the general level of natural gas and propane demand, decisions by customers not to renew expiring natural gas contracts and weather conditions,

•	our ability to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002,

•	our ability to obtain governmental and regulatory approval of various expansion or other projects,

•	changes in general economic conditions in the United States and changes in the industries in which we conduct business,

•	the costs and effects of legal and administrative claims and proceedings against us or our subsidiaries,

•	the ability of customers of the energy marketing and trading business to obtain financing for various projects,

•	the ability of customers of the energy marketing and trading business to obtain governmental and regulatory approval for various projects,

•	disruptions to natural gas supplies or prices caused by man-made or natural disasters, such as tropical storms or hurricanes, and

•	global and domestic economic repercussions from terrorist activities and the government’s responses to these activities.

For a more detailed discussion of these and other risks that may impact our business, see “Risk Factors” beginning on page 5.

ii

GLOSSARY

Unless otherwise stated or the context requires otherwise, references to “we,” “us,” the “Company” and “Gas Natural” refer to Gas Natural Inc. and its consolidated subsidiaries. In addition, this glossary contains terms and acronyms that are relevant to natural gas distribution, natural gas marketing and natural gas pipeline operations and that are used in this prospectus.

AECO. Alberta Energy Company Limited (used in reference to the AECO natural gas price index).

ASC. The term “ASC” means FASB Accounting Standards Certification, standards issued by FASB with respect to GAAP.

Bangor Gas Company. Bangor Gas Company, LLC.

Brainard. Brainard Gas Corp.

Bcf. One billion cubic feet, used in reference to natural gas.

CIG. Colorado Interstate Gas (used in reference to the Colorado Interstate Gas Index).

Clarion River. Clarion River Gas Company.

Cut Bank Gas. Cut Bank Gas Company.

EPA. The United States Environmental Protection Agency.

EWR. Energy West Resources, Inc.

Energy West. Energy West, Incorporated.

Exchange Act. The Securities Exchange Act of 1934, as amended.

FASB. Financial Accounting Standards Board.

FERC. The Federal Energy Regulatory Commission.

Frontier Natural Gas. Frontier Natural Gas, LLC.

Frontier Utilities. Frontier Utilities of North Carolina, Inc.

GPL. Great Plains Land Development Co., Ltd.

Great Plains. Great Plains Natural Gas Company.

Huntington. The Huntington National Bank, N.A.

Kykuit. Kykuit Resources, LLC.

Lightning Pipeline. Lightning Pipeline Company, Inc.

MMcf. One million cubic feet, used in reference to natural gas.

MRP. Energy West Propane Inc. dba Missouri River Propane.

MPSC. The Montana Public Service Commission.

MPUC. The Maine Public Utilities Commission.

NCUC. The North Carolina Utilities Commission.

NEO. Northeast Ohio Natural Gas Corp.

NGA. The Natural Gas Act.

OGCL. The Ohio General Corporation Law.

Orwell. Orwell Natural Gas Company.

Osborne Trust. The Richard M. Osborne Trust, dated January 1, 1995.

PAPUC. The Pennsylvania Public Utility Commission.

PUCO. The Public Utilities Commission of Ohio.

Penobscot Natural Gas. Penobscot Natural Gas Company, Inc.

SEC. The Securities and Exchange Commission.

Shelby. The Shelby Gas Association, a Montana utility cooperative.

Securities Act. The Securities Act of 1933, as amended.

Selling Shareholders. Richard M. Osborne, our chairman, chief executive officer and largest shareholder, as trustee of the Osborne Trust, and Thomas J. Smith, a director and our chief financial officer, and who are offering to sell a portion of their shares in this public offering.

Walker Gas. Walker Gas & Oil Company, Inc.

WPSC. The Wyoming Public Service Commission.

iii

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus and may not contain all of the information that is important to you. This prospectus includes or incorporates by reference information about the shares we and the Selling Shareholders are offering and selling as well as information regarding our business and detailed financial data. You should read this prospectus and any information incorporated by reference herein in their entirety before making an investment decision. The terms “Gas Natural,” “Company,” “we,” “our,” and “us” refer to Gas Natural Inc. and its consolidated subsidiaries. The term “you” refers to a prospective investor. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including especially the “Risk Factors” section, as well as the documents to which we have referred you in the section entitled “Where You Can Find More Information.”

Our Company

Gas Natural is a holding company of natural gas utility and energy-related businesses serving approximately 62,000 customers. Our natural gas utility subsidiaries include Energy West, Incorporated (Montana and Wyoming), Cut Bank Gas Company (Montana), Northeast Ohio Natural Gas Corporation (Ohio), Brainard Gas Corp. (Ohio), Orwell Natural Gas Company (Ohio and Pennsylvania), Bangor Gas Company (Maine) and Frontier Natural Gas (North Carolina). We were incorporated in Montana in 1909 and reorganized as a holding company in 2009 as a means to facilitate future acquisitions and corporate level financings. On July 9, 2010 we moved our state of incorporation to Ohio and changed our name from Energy, Inc. to Gas Natural Inc.

Our operations are conducted through three main business segments:

•	Natural Gas Operations. Annually, we distribute approximately 29 Bcf of natural gas to approximately 62,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina. We acquired our Maine and North Carolina operations in 2007, while Cut Bank Gas in Montana was added in November 2009. Most recently, we closed the acquisition of our Ohio and Pennsylvania operations on January 5, 2010.

•	Pipeline Operations. We own the Shoshone interstate and the Glacier gathering natural gas pipelines located in Montana and Wyoming through our subsidiary Energy West Development, Inc. (EWD).

•	Marketing and Production. Annually, we market approximately 2.4 Bcf of natural gas to commercial and industrial customers in Montana and Wyoming and manage midstream supply and production assets for transportation customers and utilities through our subsidiary, Energy West Resources, Inc. (EWR) EWR owns an average 48% gross working interest (an average 41% net revenue interest) in 160 natural gas producing wells and gas gathering assets.

2009 Net Income by Operating Segment

Our Strategy

Our strategy is to grow our earnings and increase cash flow by providing natural gas to users in a safe and reliable manner by executing in the following areas:

•	Invest in existing utilities to expand our distribution system, grow our customer base and maintain reliable, high quality service. To maintain our position as a respected natural gas utility, we have invested, and will continue to invest, substantial capital and resources in our core utility operations in order to meet or exceed applicable regulatory requirements and maintain our infrastructure.

•	Continue Active Acquisition Strategy. We are actively pursuing potential bolt-on acquisitions to increase our market penetration by acquiring utility operations in or near our current service territories with minimal corporate platform expansion. In addition, we actively seek acquisition opportunities in new markets by targeting areas with low saturation rates for natural gas due to reliance by customers on alternate fuels (e.g. fuel oil and propane).

•	Focus on Efficiency to Maximize Returns. We strive to quickly and effectively respond to changing regulatory and public policy initiatives, leverage new technology solutions that significantly improve productivity and customer service and implement organizational changes that improve our performance.

Our Strengths

We believe we are well-positioned to execute our business strategy given the following competitive strengths:

•	Growth-Oriented Utilities. Our core business is regulated utility operations, which generated approximately 90% of our first quarter 2010 revenue, and as we have invested in our rate base, our earnings and cash flows have grown with that investment. We believe that there are significant opportunities for us to expand operations organically in some of our existing service areas as there are currently relatively low penetration rates of gas distribution among potential customers.

•	Focused Acquisition Strategy. We continue to emphasize growth and have a successful track record of executing on our acquisition strategy, and believe we can replicate those successes through new acquisitions opportunities.

•	Geographically Diverse Customer Base. As a result of our recent acquisitions, we now have operations in six states located in the West, Midwest, Northeast and Mid-Atlantic regions of the country, serving customers in a variety of industry segments.

•	Experienced Management Team. Our senior management team is highly experienced in the gas utility industry. Our senior management team averages approximately 22 years experience in the industry.

Corporate Information

Our executive offices are located at 1 First Avenue South, Great Falls, Montana 59401. Our telephone number is (406) 791-7500 and our website is located at www.ewst.com. The information on our website is not part of this prospectus.

The Offering

Common stock offered by us	1,500,000 shares

Common stock offered by the Selling Shareholders	340,000 shares

Common stock to be outstanding immediately after this offering*	7,574,051 shares

Annualized dividend rate	$0.54 per share

NYSE AMEX Equities symbol	EGAS

Use of Proceeds	We intend to use the net proceeds of this offering primarily to expand our distribution systems in order to gain new customers. We believe there is high customer interest in natural gas service in our service areas. We may also use a limited portion of the proceeds of this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investing in our common stock involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 5, as well as other information included or incorporated by reference in this prospectus before deciding whether to invest in our common stock.

* The shares of our common stock to be outstanding after this offering is based on 6,074,051 shares outstanding as of October 25, 2010.

Summary Consolidated Financial Data

The following tables summarize certain of our consolidated financial information. This information is taken from our audited and unaudited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and our unaudited financial statements as of and for the six months ended June 30, 2009 and June 30, 2010 in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. The information set forth below should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements incorporated by reference in this prospectus. Historical operating results are not necessarily indicative of results for any other period and operating results for the six months ended June 30, 2010, are not necessarily indicative of operating results which may be expected for the full year.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008
	(unaudited)			(unaudited)
	(in thousands, except share data)

Income Statement Data:
Operating revenue	$51,390	$43,572	$71,454	$87,278
Operating expenses
Gas purchases	31,595	30,550	46,699	63,506
General and administrative	8,289	5,421	10,562	11,777
Maintenance	536	357	667	645
Depreciation and amortization	2,003	1,045	2,213	1,999
Taxes other than income	1,759	1,112	2,250	2,501

Total operating expenses	12,588	7,935	62,391	80,428

Operating income	7,207	5,087	9,063	6,850
Other income (expense)	97	(110)	(976)	(295)
Total interest charges	(1,122)	(598)	(1,241)	(1,224)

Income (loss) before taxes	6,182	4,379	6,846	5,331
Income tax expense	(2,053)	(1,730)	(27)	(1,985)

Net Income	4,129	2,649	6,819	3,346

Basic earnings (loss) per common share	$0.68	$0.62	$1.58	$0.77
Diluted earnings (loss) per common share	$0.68	$0.62	$1.58	$0.77
Dividends per common share	$0.27	$0.26	$0.53	$0.46
Weighted average common shares
Outstanding – diluted	6,079,527	4,302,036	4,313,098	4,338,240

Balance Sheet Data:
Current assets	$23,701	$15,508	$25,641	$31,484
Total assets	117,984	$62,249	$78,626	$75,819

Current liabilities	37,254	$14,217	$27,428	$30,114

Total long-term debt	22,379	$13,000	$13,000	$13,000
Total stockholders’ equity	55,111	$32,423	$35,688	$30,082

RISK FACTORS

An investment in our stock involves a substantial degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors in addition to the other information contained in this prospectus. The following risk factors, however, may not reflect all of the risks associated with our business or an investment in our stock.

Risks Related to Our Business

We are subject to comprehensive regulation by federal, state and local regulatory agencies that impact the rates we are able to charge, our costs and profitability.

The MPSC, WPSC, PUCO, PAPUC, MPUC, NCUC and FERC regulate many aspects of our distribution and transmission operations. State regulatory agencies set the rates that we may charge customers, which effectively limits the rate of return we are permitted to realize. Our ability to obtain rate increases and rate supplements to maintain the current rate of return and/or recover costs depends upon regulatory discretion. There can be no assurance that we will be able to obtain rate increases or rate supplements or continue to receive the current authorized rates of return. If we fail to obtain rate increases to recover our costs and increases in our rate base, we may be unable to effectively deploy capital, including the proceeds of this offering, which could negatively impact our financial condition and results of operations. The state utility regulatory agencies also regulate our public utilities’ gas purchases, construction and maintenance of facilities, the terms of service to our customers, safety and various other aspects of our distribution operations. FERC regulates interstate transportation and storage of natural gas. FERC exercises jurisdiction over the Shoshone transmission pipeline with respect to terms of service, maintenance of facilities, safety and various other aspects of our transmission operations. Also, to the extent that our utilities have contracts for transportation and storage services under FERC-approved tariffs with interstate pipelines, our utilities are subject to FERC rules and regulations pertaining to those services. If we fail to comply with applicable state and federal regulations, we may be subject to fines or penalties.

Our gas purchase practices are subject to annual reviews by state regulatory agencies which could impact our earnings and cash flow.

The regulatory agencies that oversee our utility operations may review retrospectively our purchases of natural gas on an annual basis. The purpose of these annual reviews is to reconcile the differences, if any, between the amount we paid for natural gas and the amount our customers paid for natural gas. If any costs are disallowed in this review process, these disallowed costs would be expensed in the cost of gas but would not be recovered by us in the rates charged to our customers. The various state regulatory agencies’ reviews of our gas purchase practices create the potential for the disallowance of our recovery through gas cost recovery pricing mechanisms. Significant disallowances could affect our earnings and cash flow.

Operational issues beyond our control could have an adverse effect on our business.

We operate in geographically dispersed areas. Our ability to provide natural gas depends both on our own operations and facilities and those of third parties, including local gas producers and natural gas pipeline operators from whom we receive our natural gas supply. The loss of use or destruction of our facilities or the facilities of third parties due to extreme weather conditions, breakdowns, war, acts of terrorism or other occurrences could greatly reduce potential earnings and cash flows and increase our costs of repairs and replacement of assets. Our losses may not be fully recoverable through insurance or customer rates.

Storing and transporting natural gas involves inherent risks that could cause us to incur significant financial losses.

There are inherent hazards and operation risks in gas distribution activities, such as leaks, accidental explosions and mechanical problems that could cause the loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses to us. The location of pipelines and storage facilities near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. These activities may subject us to litigation and administrative proceedings that could result in substantial monetary judgments, fines or penalties against us. To the extent that the occurrence of any of these events is not fully covered by insurance, they could adversely affect our earnings and cash flow.

Our earnings and cash flow are sensitive to decreases in customer consumption resulting from warmer than normal temperatures and customer conservation.

Our gas sales revenue is generated primarily through the sale and delivery of natural gas to residential and commercial customers who use natural gas mainly for space heating. Consequently, temperatures have a significant impact on sales and revenue. Given the impact of weather on our utility operations, our business is a seasonal business. Most of our gas sales revenue is generated in the first and fourth quarters of the year (January 1 to March 31 and October 1 to December 31) as we typically experience losses in the non-heating season, which occurs in the second and third quarters of the year (April 1 to September 30).

In addition, the average annual natural gas consumption of customers has been decreasing because, among other things, new homes and appliances are typically more energy efficient than older homes and appliances, and customers appear to be continuing a pattern of conserving energy by utilizing more energy efficient heating systems, insulation, alternative energy sources, and other energy savings devices and techniques. A mild winter, as well as continued or increased conservation, in any of our service areas can have a significant adverse impact on demand for natural gas and, consequently, earnings and cash flow.

The increased cost of purchasing natural gas during periods in which natural gas prices are rising significantly could adversely impact our earnings and cash flow.

The rates we are permitted to charge allow us to recover our cost of purchasing natural gas. In general, the various regulatory agencies allow us to recover the costs of natural gas purchased for customers on a dollar-for-dollar basis (in the absence of disallowances), without a profit component. We periodically adjust customer rates for increases and decreases in the cost of gas purchased by us for sale to our customers. Under the regulatory body-approved gas cost recovery pricing mechanisms, the gas commodity charge portion of gas rates we charge to our customers may be adjusted upward on a periodic basis. If the cost of purchasing natural gas increases and we are unable to recover these costs from our customers immediately, or at all, we may incur increased costs associated with higher working capital requirements. In addition, any increases in the cost of purchasing natural gas may result in higher customer bad debt expense for uncollectible accounts and reduced sales volume and related margins due to lower customer consumption.

Volatility in the price of natural gas could result in customers switching to alternative energy sources which could reduce our revenue, earnings and cash flow.

The market price of alternative energy sources such as coal, electricity, propane, oil and steam is a competitive factor affecting the demand for our gas distribution services. Our customers may have or may acquire the capacity to use one or more of the alternative energy sources if the price of natural gas and our distribution services increase significantly. Natural gas has typically been less expensive than these alternative energy sources. However, if natural gas prices increase significantly, some of these alternative energy sources may become more economical or more attractive than natural gas, which could reduce our earnings and cash flow.

The gas industry is intensely competitive and competition has increased in recent years as a result of changes in the price negotiation process within the supply and distribution chain of the gas industry, both of which could negatively impact earnings.

We compete with companies from various regions of the United States and may compete with foreign companies for domestic sales, many of whom are larger and have greater financial, technological, human and other resources. Additionally, legislative and regulatory initiatives, at both the federal and state levels, are designed to promote competition. These challenges have been compounded by changes in the gas industry that have allowed certain customers to negotiate gas purchases directly with producers or brokers. We could lose market share or our profit margins may decline in the future if we are unable to remain competitive.

Earnings and cash flow may be adversely affected by downturns in the economy.

Our operations are affected by the conditions and overall strength of the national, regional and local economies, which impact the amount of residential and industrial growth and actual gas consumption in our service territories. Our commercial customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn may lead to a decrease in the amount of natural gas they require for production. In addition, during periods of slow or little economic growth, energy conservation efforts often increase and the amount of uncollectible customer accounts increases. These factors may reduce earnings and cash flow.

Changes in the market price and transportation costs of natural gas could result in financial losses that would negatively impact our results of operations.

We are exposed to the impact of market fluctuations in the price and transportation costs of natural gas. We purchase and store gas for distribution later in the year. We also enter agreements to buy or sell gas at a fixed price. We may use such arrangements to protect profit margins on future obligations to deliver gas at a fixed price, or to attempt to protect against adverse effects of potential market price declines on future obligations to purchase gas at fixed prices. Further, we are exposed to losses in the event of nonperformance or nonpayment by the counterparties to our supply agreements, which could have a material adverse impact on our earnings for a given period.

Changes in current regulations, the regulatory environment and events in the energy markets that are beyond our control may reduce our earnings and limit our access to capital markets.

As a result of the energy crisis in California during 2000 and 2001, the bankruptcy of some energy companies, and the volatility of natural gas prices in North America, companies in regulated and unregulated energy businesses have generally been under increased scrutiny by regulators, participants in the capital markets and debt rating agencies. In addition, the Financial Accounting Standards Board or the SEC could enact new accounting standards that could impact the way we are required to record revenue, expenses, assets and liabilities, and state utility regulatory agencies could enact more stringent rules or standards with respect to rates, cost recovery, safety, construction, maintenance or other aspects of our operations. For instance, on April 16, 2010 the Maine Public Utility Commission (MPUC) proposed amendments to Chapter 420 of its regulations (Safety Standards for Natural Gas Transmission and Distribution Systems and Liquefied Natural Gas Facilities). On June 17, 2010, the MPUC issued an order suspending the comment period and indicating that the MPUC’s staff was considering significant revisions, but the proposed rules, if adopted as initially proposed, would have imposed significant new and enhanced requirements on Bangor Gas Company with respect to design, fabrication, installation, inspection, reporting, testing and safety aspects of operating and maintaining its pipeline system. We cannot predict or control what effect proposed regulations, events in the energy markets or other future actions of regulatory agencies or others in response to such events may have on our earnings or access to the capital markets.

We acquired interests in our natural gas wells by quitclaim deed and cannot guarantee that we hold clear title to our interests or that our interests will not be challenged in the future.

We own an average 48% gross working interest (average 41% net revenue interest) in 160 natural gas producing wells, which provide our marketing and production operations a partial natural hedge when market prices of natural gas are greater than the cost of production. The gas production from these wells provided approximately 18% of the volume requirements for EWR’s Montana market for 2009. We acquired our interests in the wells in 2002 and 2003 by quitclaim deed conveying interests in certain oil and gas leases for the wells. Because the sellers conveyed their interests by quitclaim, we received no warranty or representation from them that they owned their interests free and clear from adverse claims by third parties or other title defects. We have no title insurance, guaranty or warranty for our interests in the wells. Further, the wells may be subject to prior, unregistered agreements, or transfers which have not been recorded.

Accordingly, we cannot guarantee that we hold clear title to our interests or that our interests will not be challenged in the future. If our interests were challenged, expenses for curative title work, litigation or other dispute resolution mechanisms may be incurred. Loss of our interests would reduce or eliminate our production operations and reduce or eliminate the partial natural hedge that our marketing and production subsidiary currently enjoys as a result of our production capabilities. For all of these reasons, a challenge to our ownership could negatively impact our earnings, profits and results of operations.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404) contains provisions requiring an annual assessment by management, as of the end of the fiscal year, of the effectiveness of internal control for financial reporting, as well as attestation and reporting by independent auditors on management’s assessment as well as other control-related matters. Beginning with our

Form 10-K for the fiscal year ended June 30, 2008, we began complying with Section 404 and that Form 10-K included a report by our management on our internal control over financial reporting. Our auditors have not yet been required to opine on our internal controls, but upon completion of this offering may be required to do so for the year ended December 31, 2011 and future years.

Compliance with Section 404 is both costly and challenging. Going forward, there is a risk that neither we nor our independent auditors will be able to conclude that our internal control over financial reporting is effective as required by Section 404. Further, during the course of our testing we may identify deficiencies that we may not be able to remediate in time to meet the deadlines imposed under the Sarbanes-Oxley Act for compliance with Section 404. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could be adversely affected.

We are subject to numerous environmental laws and regulations that may increase our cost of operations, impact our business plans and expose us to environmental liabilities.

Environmental regulations that may affect our present and future operations include regulation of air emissions, water quality, wastewater discharges, solid waste and hazardous waste. These laws and regulations can result in increased capital expenditures and operating costs. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the outcome (financial or operational) of any related litigation that may arise.

We may be a responsible party for environmental clean-up at sites identified by a regulatory body in the future. If that occurs, we cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean-up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liabilities on all potentially responsible parties.

We cannot be sure that existing environmental regulations will not be revised or that new regulations intended to protect the environment will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our results of operations.

We have a net deferred tax asset of $14.0 million and we cannot guarantee that we will be able to generate sufficient future taxable income to realize a significant portion of this net deferred tax asset, which could lead to a write-down (or even a loss) of the net deferred tax asset and adversely affect our operating results and financial position.

We have a net deferred tax asset of $14.0 million at December 31, 2009. The net deferred tax asset is the result of our acquisitions of Frontier Natural Gas and Bangor Gas Company in 2007. We may continue to depreciate approximately $82.0 million of their capital assets using the useful lives and rates employed by those companies, resulting in a potential future federal and state income tax benefit of approximately $19.1 million over a 20-year period using applicable federal and state income tax rates. Under Internal Revenue Code Section 382, our ability to recognize tax deductions as a result of this tax benefit will be limited during the first 5 years following the acquisitions.

Following ASC 740, our balance sheet at December 31, 2008 reflected a gross deferred tax asset of approximately $19.0 million, offset by a valuation allowance of approximately $7.5 million, resulting in a net deferred tax asset associated with the acquisition of approximately $11.5 million. The excess of the net deferred tax assets received in the transactions over their respective purchase prices has been reflected as an extraordinary gain of approximately $6.8 million on our income statement for the year ended June 30, 2008 in accordance with the provisions of ASC 805.

During the year ended December 31, 2009, we conducted a study of the deferred tax asset and valuation allowance, and based on our updated earnings projections and more complete data from the seller’s tax returns, we determined that $2.8 million of the valuation allowance related to federal taxes is no longer needed, but that the state portion should be increased by $400,000. Accordingly, we reduced the valuation allowance to approximately $5.1 million. In addition, we increased the gross deferred tax asset to $19.1 million. As a result, the net deferred tax asset increased to approximately $14.0 million at December 31, 2009. Included in the results of our corporate and other segment for the year ended December 31, 2009 was the income tax benefit of approximately $2.8 million related to the elimination of the federal portion of the valuation allowance. An income tax expense of $300,000 resulting from the increase in the state portion of the valuation allowance partially offset by the increase in the gross deferred tax asset was included in the results of the natural gas operations segment.

We cannot guarantee that we will be able to generate sufficient future taxable income to realize the $14.0 million net deferred tax asset over the next 20 years. Management will reevaluate the valuation allowance each year on completion of updated estimates of taxable income for future periods, and will further reduce the deferred tax asset by the new valuation allowance if, based on the weight of available evidence, it is more likely than not that we will not realize some portion or all of the recognized deferred tax assets. If the estimates indicate that we are unable to use all or a portion of the net deferred tax asset balance, we will record and charge a greater valuation allowance to income tax expense. Failure to achieve projected levels of profitability could lead to a write down in the deferred tax asset if the recovery period becomes uncertain or longer than expected and could also lead to the expiration of the deferred tax asset between now and 2029, either of which would adversely affect our operating results and financial position.

Our actual results of operations could differ from estimates used to prepare our financial statements.

In preparing our financial statements in accordance with generally accepted accounting principles, our management often must make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and actual results could differ from those estimates. We consider the regulatory accounting policy to be our most critical because of the uncertainties, judgments, and complexities of the underlying accounting standards and operations involved. Regulatory accounting allows for the actions of regulators to be reflected in the financial statements. Their actions may cause us to capitalize costs that would otherwise be included as an expense in the current period by unregulated companies. If future recovery of costs ceases to be probable, the assets will be written off as a charge in current period earnings.

Risks Related to Our Acquisition Strategy

We face a variety of risks associated with acquiring and integrating new business operations.

The growth and success of our business will depend to a great extent on our ability to acquire new assets or business operations and to integrate the operations of businesses that we have recently acquired, including the Ohio companies as well as those that we may acquire in the future. We cannot provide assurance that we will be able to:

•	identify suitable acquisition candidates or opportunities,

•	detect, through due diligence, investigation, all actual and potential problems that may exist in the operations or financial condition of an acquisition candidate.

•	acquire assets or business operations on commercially acceptable terms,

•	effectively integrate the operations of any acquired assets or businesses with our existing operations,

•	manage effectively the combined operations of the acquired businesses,

•	achieve our operating and growth strategies with respect to the acquired assets or businesses,

•	reduce our overall selling, general, and administrative expenses associated with the acquired assets or businesses, or

•	comply with the internal control requirements of Section 404 as a result of an acquisition.

The integration of the management, personnel, operations, products, services, technologies, and facilities of Orwell, NEO or any businesses that we acquire in the future could involve unforeseen difficulties. These difficulties could disrupt our ongoing businesses, distract our management and employees, and increase our expenses, which could have a material adverse affect on our business, financial condition, and operating results.

To the extent we are successful in making an acquisition, we may face a number of related risks.

Any acquisition may involve a number of risks, including the assumption of material liabilities, the terms and conditions of any state or federal regulatory approvals required for an acquisition, the diversion of management’s attention from the management of daily operations to the integration of acquired operations, difficulties in the integration and retention of employees and difficulties in the integration of different cultures and practices, as well as in the integration of broad and geographically dispersed personnel and operations. The failure to make and integrate acquisitions successfully, including the Ohio companies, could have an adverse effect on our ability to grow our business.

Subsequent to the consummation of an acquisition, we may be required to take write-downs or write-offs, restructuring and impairment charges or other charges that could have a significant negative impact on our financial condition, results of operations and our stock price.

We recently acquired our Ohio operations and are in the process of exploring potential acquisitions. There could be material issues present inside a particular target business that are not uncovered in the course of due diligence performed prior to the acquisition, and there could be factors outside of the target business and outside of our control that later arise. As a result of these factors, after an acquisition is completed, we may be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges relating to an evaluation of goodwill and acquisition-related intangible assets that could result in our reporting losses. In some acquisitions, goodwill is a significant portion of the purchase price, increasing the losses we would incur if such write-downs or write-offs occurred. In addition, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis.

Risks Related to Our Common Stock

Our ability to pay dividends on our common stock is limited, and our ability to pay dividends may be reduced as a result of the dilutive effect of this offering.

We cannot assure you that we will continue to pay dividends at our current monthly dividend rate or at all. In particular, our ability to pay dividends in the future will depend upon, among other things, our future earnings, cash requirements and covenants under our existing credit facilities and any future credit agreements to which we may be a party. In addition, acquisitions funded by the issuance of our common stock, such as our acquisition of our Ohio operations, increase the number of our shares outstanding and may make it more difficult to continue dividends at our current rate. Further, as a result of this offering, we will have substantially more shares of our common stock outstanding, which will dilute the pool of funds available to pay dividends.

This offering likely will have the effect of reducing our earnings per share for some period of time.

This offering will increase the number of shares of our common stock outstanding and considered in computing our earnings per share. For some period of time, we do not expect to generate additional earnings sufficient to offset the additional shares to be outstanding as a result of this offering. Thus, during that period, the effect of this offering will be to reduce our earnings per share from the amount we would have reported had we not sold the shares in this offering. We cannot assure you that we will generate sufficient earnings to offset the effect of the offering.

Your interest in us will be immediately diluted if you purchase common stock in this offering.

Our net tangible book value per common share at June 30, 2010 was $6.80. After giving effect to the sale of 1.5 million shares of our common stock in this offering at an assumed offering price of $      per share, our book value per share will be approximately $     . Therefore, if you purchase common stock in this offering, you will experience an immediate dilution of $      per share, based upon an assumed offering price of $      per share, because that price is higher than the net tangible book value of each share of common stock outstanding immediately after this offering.

Our directors and officers own a significant interest in the Company and could limit new shareholders’ influence on corporate decisions.

Our directors and officers control 41.0% of our outstanding shares (28.4% following completion of this offering). Accordingly, they possess a significant influence on all matters submitted to a vote of our shareholders including the election of the members of our board. The interests of these shareholders may not always coincide with our corporate interests or the interests of other shareholders, and they may act in a manner with which you may not agree or that may not be in the best interests of our other shareholders. Also, this concentration of ownership may have the effect of preventing or discouraging transactions involving an actual or a potential change of control of the Company, regardless of whether a premium is offered over then current market prices.

Like other small-cap companies, the price of our common stock can be volatile due to its relatively low trading volume, and sales of shares by our directors and officers could cause decreases in price, particularly if sales were to occur in the months following this offering.

As a smaller public company, our common stock typically has a lower trading volume than Fortune 500 companies and other larger public companies. The average daily volume for the quarter ended June 30, 2010 was 16,449 shares per day. This low trading volume may have a significant effect on the market price of our common stock. The trading volume in our common stock may not increase after the offering. Additionally, our directors and officers own 41.0% of our outstanding shares (28.4% following completion of this offering), which contributes to our low public float, and sales by those individuals could be perceived unfavorably in the market and adversely affect the price of the Company’s common stock. Also, Mr. Osborne has pledged his stock to secure various debts. If there was a default on one or more of these obligations, the pledgees may seek to sell Mr. Osborne’s shares, which could adversely affect our stock prices. Due to these characteristics of our common stock, investors in this offering may be unable to resell their shares at prices equal to or greater than the offering price.

The possible issuance of future series of preferred stock could adversely affect the holders of our common stock.

Pursuant to our articles of incorporation, our board of directors has the authority to fix the rights, preferences, privileges and restrictions of unissued preferred stock and to issue those shares without any further action or vote by the shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued in the future. These adverse effects could include subordination to preferred shareholders in the payment of dividends and upon our liquidation and dissolution, and the use of preferred stock as an anti-takeover measure, which could impede a change in control that is otherwise in the interests of holders of our common stock.

Our charter documents and Ohio law, as well as certain utility laws and regulations, may discourage a third party from attempting to acquire us by means of a tender offer, proxy contest or otherwise, which could adversely affect the market price of our common shares.

Provisions of our articles of incorporation and regulations and state utility laws and regulations, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. For example, our charter documents do not permit cumulative voting, allow the removal of directors only for cause, and establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders’ meetings. Additionally, Ohio corporate law provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition” as defined in the Ohio Revised Code. Assuming compliance with the prescribed notice and information filings, a proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by both a majority of our voting power represented at the meeting and a majority of the voting power remaining after excluding the combined voting of the “interested shares,” as defined in the Ohio Revised Code. Some takeover attempts may even be subject to approval by the Ohio Division of Securities or PUCO. The application of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

The value of our common stock may decline significantly if we do not maintain our listing on the NYSE Amex Equities stock exchange.

In addition to federal and state regulation of our utility operations and regulation by the SEC, we are subject to the listing requirements of NYSE Amex. NYSE Amex rules contain requirements with respect to corporate governance, communications with shareholders, the trading price of shares of our common stock and various other matters. We believe we are in compliance with NYSE Amex listing requirements, but there can be no assurance that we will continue to meet those listing requirements in the future. If we fail to comply with listing requirements, NYSE Amex could de-list our stock. If our stock was de-listed from NYSE Amex, our shares would likely trade in the Over-The-Counter Bulletin Board, but the ability of our shareholders to sell our stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. Further, because of the additional regulatory burdens imposed upon broker-dealers with respect to de-listed companies, delisting could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares. These factors could have a material adverse effect on the trading price, liquidity, value and marketability of our stock.

Organization, Structure and Management Risks

Our credit facilities contain restrictive covenants that may reduce our flexibility, and adversely affect our business, earnings, cash flow, liquidity and financial condition.

The terms of our credit facilities impose significant restrictions on our ability and, in some cases, the ability of our subsidiaries, to take a number of actions that we may otherwise desire to take, including:

•	requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other business activities,

•	requiring us to meet certain financial tests, which may affect our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate,

•	limiting our ability to sell assets, make investments or acquire assets of, or merge or consolidate with, other companies,

•	limiting our ability to repurchase or redeem our stock or enter into transactions with our shareholders or affiliates, and

•	limiting our ability to grant liens, incur additional indebtedness or contingent obligations or obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other activities.

These covenants place constraints on our business and may adversely affect our growth, business, earnings, cash flow, liquidity and financial condition. Our failure to comply with any of the financial covenants in the credit facilities may result in an event of default which, if not cured or waived, could result in the acceleration of the debt under the credit facilities or other agreements we may enter into from time to time that contain cross-acceleration or cross-default provisions. If this occurs, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness, which could result in a material adverse effect on our business, earnings, cash flow, liquidity and financial condition.

Our primary assets are our operating subsidiaries, and there are limits on our ability to obtain revenue from those subsidiaries, which may limit our ability to pay dividends to shareholders.

We are a holding company with no direct operations and our principal assets are the equity securities of our subsidiary utilities. We rely on dividends from our subsidiaries for our cash flows, thus our ability to pay dividends to our shareholders and finance acquisitions depends on the ability of our subsidiaries to generate sufficient net income and cash flows to pay upstream dividends to us. Our Ohio subsidiaries have been unable to pay a dividend to us since May 2010. Further, our subsidiaries are legally distinct from us, and although they are wholly-owned and controlled by us, our ability to obtain distributions from them by way of dividends, interest or other payments (including intercompany loans) is subject to restrictions imposed by their term loans and credit facilities (under which they are borrowers and we are a guarantor). For example,

•	We may cause our Montana, Wyoming, North Carolina and Maine operating subsidiaries to pay a dividend only if the dividend, when combined with dividends over the previous five years, would not exceed 75% of their net income over those years,

•	We may cause Orwell and Lightning Pipeline to distribute no more than 60% of Orwell’s net income to us during any fiscal year, and

•	We may cause NEO, Great Plains and GPL to distribute dividends to us only if their consolidated net worth, after payment of the dividend, is no less than $1,815,000 as positively increased by 100% of net income as of the end of each fiscal quarter and year.

Additionally, as a condition to approving our holding company reorganization, the MPSC required that we stipulate to ring-fencing restrictions under which our Montana, Wyoming, North Carolina and Maine operating subsidiaries must meet certain notice and financial requirements prior to paying dividends that are above certain financial thresholds or irregularly timed. Similar ring-fencing provisions were recently approved by the WPSC as well.

These dividend restrictions, in addition to other financial covenants contained in the credit facilities and ring-fencing restrictions, place constraints on our business and may adversely affect our cash flow, liquidity and financial condition as well as our ability to finance acquisitions or pay dividends. Further, we may be required to comply with additional covenants. Failure to comply with financial covenants may result in the acceleration of the debt and foreclosure of our assets, which would have a material adverse effect on our business, earnings, cash flow, liquidity and financial condition. For further details on the financial covenants contained in the credit facilities, see “Restrictions on Payment of Dividends” on page 17 of this prospectus.

The Wyoming Public Service Commission may assert jurisdiction over Gas Natural’s activities unexpectedly, which could hinder, delay or prevent us from pursuing acquisitions and other transactions that are important to our short term and long term financial condition and growth.

We obtained the approval of the WPSC for our holding company reorganization in October 2008, but in connection with its approval of our acquisition of the Ohio companies, the WPSC issued an order asserting jurisdiction over Gas Natural as a public utility in Wyoming and requested that ring-fencing measures be created and implemented. We requested rehearing of that order to clarify the scope of the jurisdiction WPSC seeks to assert. Our request was granted and in an open meeting the WPSC approved ring-fencing measures as well as this offering, but as of this date no final appealable order has been issued with respect to jurisdiction. Because the jurisdictional issue remains unresolved, we cannot predict whether or when the WPSC will assert jurisdiction over us in the future, including activities that take place at the holding company level. If the WPSC were to assert jurisdiction over us with respect to a potential acquisition, refinancing of debt or other significant transaction and deny a request by us for exemption with respect to the transaction, it could delay, hinder or prevent us from completing the transaction, negatively impacting our financial condition, results of operations and growth.

In acquiring our Ohio operations, we guaranteed $20.5 million of their debt, $7.7 million of which will mature November 28, 2010. The additional debt could limit our flexibility, and our inability to extend or refinance this short term debt or our long term debt and comply with other financial covenants could materially and adversely affect our business, earnings, cash flow, liquidity and financial condition.

When we acquired our Ohio operations, we guaranteed approximately $20.5 million of the acquired companies’ debt. Richard M. Osborne, our chairman of the board and chief executive officer, guarantees substantially all of the third party debt of our Ohio companies. Our debt service requirements have increased dramatically as a result of the acquisition. In addition, approximately $7.7 million of this debt will mature by November 28, 2010. This additional debt has made us more leveraged on a consolidated basis.

Our debt may adversely affect our ability to respond to adverse changes in economic, business or market conditions. For example:

•	we may be required to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities, and

•	covenants relating to our debt may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our credit facilities in the short and long term.

Further, we are seeking to extend or refinance our short term debt, but there can be no assurance we will be able to do so. If we are unable to extend or refinance this debt, we may use a portion of the proceeds of this offering to retire all or a portion of the debt. Our failure to comply with the financial covenants, pay our debt service requirements and extend or refinance our short term debt by the end of November may result in an event of default which, if not cured or waived, could result in the acceleration of the debt under our credit facilities or other agreements that we may enter into from time to time that contain cross-acceleration or cross-default provisions. If this occurs, there can be no assurance that we would be able to extend or refinance such debt, which could result in a material adverse effect on our business, earnings, cash flow, liquidity and financial condition.

Our performance depends substantially on the performance of our executive officers and other key personnel and the ability of our management team to fully implement our business strategy.

The success of our business depends on our ability to attract, train, retain, and motivate high quality personnel, especially highly qualified managerial personnel. Poor execution in the performance of our management team or the loss of services of key executive officers or personnel could impair our ability to successfully operate the Company and to acquire and integrate new business operations, either of which could have a material adverse effect on our business, results of operations and financial condition.

We have entered into a limited liability operating agreement with third parties to develop and operate oil, gas and mineral leasehold estates, which exposes us to the risk associated with oil, gas and mineral exploration as well as the risks inherent in relying upon third parties in business ventures and we may enter into similar agreements in the future.

Through our subsidiary Energy West Resources, Inc. (EWR), we have entered into an operating agreement with various third parties regarding Kykuit Resources, LLC (Kykuit), a developer and operator of oil, gas and mineral leasehold estates located in Montana. Through EWR, we own 22.0% of the membership interests of Kykuit, and because Kykuit’s primary purpose is oil, gas and mineral exploration, our investment in Kykuit is subject to the risks associated with that business, including the risk that little or no oil, gas or minerals will be found. We have a net investment of $800,000 after undistributed losses of approximately $700,000 in Kykuit, and we may be required to invest additional amounts of up to approximately $1.5 million. Whether or not we may be required to invest additional funds will depend on the success, or lack thereof, of Kykuit in its initial drilling. We are entitled under the Kykuit operating agreement, as amended and restated, to exercise reasonable discretion to cease further investments in the event certain initial exploratory drilling efforts are unsuccessful.

We depend upon the performance of third party participants in endeavors such as Kykuit, and their performance of their obligations to us are outside our control. If these parties do not meet or satisfy their obligations under these arrangements, the performance and success of endeavors such as Kykuit may be adversely affected. If third parties to operating agreements and similar agreements are unable to meet their obligations we may be forced to undertake the obligations ourselves or incur additional expenses in order to have some other party perform such obligations. We may also be required to enforce our rights that may cause disputes among third parties and us. If any of these events occur, they may adversely impact us, our financial performance and results of operations.

We have entered into various transactions in which some of our directors have a financial interest.

We have entered into agreements and transactions in which our directors have a financial interest. For example, Richard M. Osborne, our chairman of the board and chief executive officer, owned nearly all of the stock of the Ohio companies we acquired in January of this year. Lightning Pipeline and Brainard Gas Corp. are currently indebted to Mr. Osborne in the principal amount of approximately $1.7 million and the Ohio companies are party to various leases, gas sales, transportation and metering agreements and other arrangements with entities owned and controlled by Mr. Osborne. The Ohio companies are dependent upon Mr. Osborne’s pipeline company, Cobra Pipeline Co., Ltd., to transport gas to some of their customers. In the future we may enter into other additional related party transactions on a case by case basis. For more information on our related party transactions, see “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement filed with the SEC May 27, 2010 and incorporated by reference herein as indicated on page 60 of this prospectus.

USE OF PROCEEDS

The net proceeds of this offering, after deducting estimated offering and related transaction fees and expenses and underwriter discounts, all of which are payable by us, are expected to be $          , or $           if the underwriters’ option to purchase additional shares is exercised in full. Some of the shares of common stock offered by this prospectus are being sold by the Selling Shareholders. For information about the Selling Shareholders, see “Principal and Selling Shareholders” on page 56. We will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

We intend to use the net proceeds of this offering primarily to expand our distribution systems in order to gain new customers. We believe there is high customer interest in natural gas service in our service areas. We may also use a limited portion of the proceeds of this offering for working capital and general corporate purposes. Additionally, our Ohio utilities have $7.7 million of debt that will mature November 28, 2010. We are seeking to refinance this debt, but if we are unable to do so we may use a portion of the proceeds of this offering to retire all or a portion of the debt. This debt consists in part of Orwell’s $4.1 million term loan and $1.5 million line of credit, which accrue interest at an annual rate of 30-day LIBOR (Eurodollar) plus 300 basis points with a LIBOR floor of 1.00% per annum and are currently accruing interest at 4.00% per annum. The remaining $2.1 million of debt consists of borrowings by NEO under a credit line with an annual interest rate of 30-day LIBOR (Eurodollar) plus 400 basis points and an interest rate floor of 5.00% per annum. The current interest rate on the NEO credit line is 5.00% per annum.

Please refer to “Our Business” beginning on page 19 for information on our recent acquisitions and details on our future acquisition strategy as well as our natural gas operations.

CAPITALIZATION

The following table sets forth, as of June 30, 2010, our capitalization on an actual basis and on an adjusted basis to give effect to the sale of the shares of common stock in this offering and the anticipated application of the net proceeds of            from this offering as described in “Use of Proceeds.” You should read this table in conjunction with our Consolidated Financial Statements and Notes thereto in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 that are incorporated by reference herein.

	As of June 30, 2010
		% of			% of
	Actual	Capitalization	As Adjusted		Capitalization
	(Unaudited)
	(In thousands)

Cash and cash equivalents	$5,238	6.8%	$			%

Long-term debt	$22,379	28.9%	$			%
Stockholders’ Equity
Preferred stock	—	—		—	—
Common stock	911	1.2%				%
Additional paid-in capital	23,377	30.2%				%
Accumulated comprehensive (loss) income	63	*				%
Retained earnings	30,760	39.7%				%

Total stockholders’ equity	55,111	71.1%				%

Total capitalization	$77,490		$

*	Less than 1%.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock trades on the NYSE Amex Equities (formerly known as the American Stock Exchange) under the symbol “EGAS.” Prior to December 17, 2009, our stock traded on the Nasdaq Global Market. The following table sets forth, for the quarters indicated, the range of high and low prices of our common stock from the Nasdaq Monthly Statistical Reports and NYSE Amex. On October 25, 2010, our common stock closed at $11.42.

Year Ending 12/31/10	High	Low

First Quarter	$10.92	$9.65
Second Quarter	$12.46	$10.00

Year Ended 12/31/09	High	Low

First Quarter	$8.39	$6.61
Second Quarter	$8.65	$7.24
Third Quarter	$8.55	$7.74
Fourth Quarter	$10.61	$8.12

Six Months Ended 12/31/08	High	Low

First Quarter	$10.70	$7.27
Second Quarter	$8.48	$5.92

Year Ended 6/30/08	High	Low

First Quarter	$9.49	$8.14
Second Quarter	$9.80	$8.19
Third Quarter	$9.68	$7.59
Fourth Quarter	$11.21	$7.40

In November 2003, several new directors joined our board. At that time, the Company’s financial condition was poor and dividends had been suspended. Subsequently, the board made changes to our management team, which then implemented various changes in our operations and personnel, and with a strengthened financial condition we were able to restore cash dividends beginning in October 2005. Quarterly dividend payments increased steadily from $0.03 per share in October 2005 to $0.11 per share in November 2007. We then began to pay dividends monthly. Our monthly dividend increased from $0.036 on December 28, 2007 to $0.040 on June 30, 2008, and again to $0.045 per share in April 2009:

September 29, 2010	$0.045
August 31, 2010	$0.045
July 30, 2010	$0.045
June 30, 2010	$0.045
May 31, 2010	$0.045
April 30, 2010	$0.045
March 31, 2010	$0.045
February 26, 2010	$0.045
January 29, 2010	$0.045
December 31, 2009	$0.045
November 30, 2009	$0.045
October 30, 2009	$0.045
September 30, 2009	$0.045
September 4, 2009	$0.045
July 31, 2009	$0.045
July 2, 2009	$0.045
May 29, 2009	$0.045

April 30, 2009	$0.045
March 31, 2009	$0.040
February 27, 2009	$0.040
January 30, 2009	$0.040
December 30, 2008	$0.040
December 1, 2008	$0.040
October 30, 2008	$0.040
September 30, 2008	$0.040
August 29, 2008	$0.040
July 31, 2008	$0.040
June 30, 2008	$0.040
May 30, 2008	$0.036
April 30, 2008	$0.036
March 28, 2008	$0.036
February 28, 2008	$0.036
January 28, 2008	$0.036

We intend to continue paying cash dividends at similar per share levels, and we believe we can continue to do so following this offering. However, we cannot guarantee that our dividend will continue at the current level or increase at the same rate it has increased since 2005. Also, our ability to pay dividends is restricted in certain respects. Those restrictions are described below.

Restrictions on Payment of Dividends

As a holding company, our primary assets and sources of cash flow are our operating subsidiaries. The credit facilities of our operating subsidiaries restrict their ability to pay dividends to us, which restricts our ability to pay dividends to our shareholders. Payment of future cash dividends, if any, and their amounts, will be dependent upon a number of factors, including those restrictions, our earnings, financial requirements, number of shares of capital stock outstanding and other factors deemed relevant by our board of directors.

Energy West, which currently serves as a distribution company in Montana and Wyoming and serves as a holding company for our distribution operations in North Carolina and Maine, has a credit facility with Bank of America that restricts Energy West’s ability to pay dividends to us. Under the terms of the credit facility, Energy West is permitted to pay dividends no more frequently than once each calendar month. Further, Energy West is forbidden from paying dividends in certain circumstances. For instance, Energy West may not pay a dividend if the dividend, when combined with dividends over the previous five years, would exceed 75% of Energy West’s net income over those years. For the purposes of this restriction, extraordinary gain, such as the $6.8 million of extraordinary gain associated with the purchase of Frontier Natural Gas and Bangor Gas Company, is not included in net income. Further, stock repurchases and redemptions are treated as payments of dividends for purposes of determining whether it is permissible to pay the proposed dividend under this restriction. In addition, Energy West may not pay a dividend if Energy West is in default, or if payment would cause Energy West to be in default, under the terms of the unsecured credit agreement. Energy West also may not pay a dividend if payment would cause Energy West’s earnings before interest and taxes (EBIT), to be less than twice its interest expense. For the purpose of this restriction, EBIT and interest expense are measured over a four-quarter time period that ends with the most recently completed fiscal quarter. Similarly, they may not pay a dividend if payment would cause their total debt to exceed 65% of their capital. For the purpose of this restriction, total debt and capital are measured for the most recently completed fiscal quarter.

In addition to the Bank of America credit facility, Energy West, also has unsecured senior notes outstanding that also contain restrictions on dividend payments. Under the unsecured senior notes, Energy West may not pay a dividend to us if payment would cause its total payments of dividends for the five years prior to the proposed payment to exceed its consolidated net income for those five years.

Additionally, as a condition to approving our holding company reorganization, the MPSC required that we stipulate to ring-fencing restrictions that require Energy West to meet certain notice and financial requirements prior to paying dividends that are either above certain financial thresholds or irregularly timed (or both). Similar ring-fencing provisions have been approved by the WPSC as well. Our Ohio subsidiaries’ credit facilities with The Huntington National Bank, N.A. (Huntington) and Citizens Bank limit their ability to transfer funds to us in the form of loans, advances, dividends or other distributions. The Citizens Bank credit facility allows NEO, Great Plains and GPL to pay dividends to Gas Natural only if their net worth (as defined in the loan agreements) after payment of any dividends would not be less than $1,815,000 on a consolidated basis as positively increased by 100% of net income as of the end of each fiscal quarter and fiscal year. The Huntington credit facility allows Orwell and Lightning Pipeline to pay dividends to Gas Natural only if the aggregate amount of all dividends, distributions, redemptions and repurchases in any fiscal year do not exceed 60% of net income (as defined in the loan agreements) of Orwell for each fiscal year.

For additional information on loan covenants and restrictions contained in the Bank of America, Citizens Bank and Huntington credit facilities, see “Management Discussion and Analysis – Liquidity and Capital Resources” on page 40. Additional information on the covenants and restrictions of the Bank of America loan may also be found in Note 11 to our Consolidated Financial Statements.

Holders of Record

As of October 25, 2010, there were approximately 326 record owners of our common stock. We estimate that 3,340 additional shareholders own stock in accounts at brokerage firms and other financial institutions.

Performance Graph

The graph below matches our cumulative five-year total shareholder return on common stock with the cumulative total returns of the S&P 500 index and the S&P Utilities index. The graph tracks the performance of a $100 investment in our common stock and in each of the indexes (with the reinvestment of all dividends) from December 31, 2004 to December 31, 2009. That $100 investment would be worth approximately $272 at December 31, 2009.

OUR BUSINESS

Gas Natural is a holding company of natural gas utility and energy-related businesses serving approximately 62,000 customers. Our natural gas utility subsidiaries include Energy West, Incorporated (Montana and Wyoming), Cut Bank Gas Company (Montana), Northeast Ohio Natural Gas Corporation (Ohio), Brainard Gas Corp. (Ohio), Orwell Natural Gas Company (Ohio and Pennsylvania), Bangor Gas Company (Maine) and Frontier Natural Gas (North Carolina). We were incorporated in Montana in 1909 and reorganized as a holding company in 2009 as a means to facilitate future acquisitions and corporate level financings. On July 9, 2010 we moved our state of incorporation to Ohio and changed our name from Energy, Inc. to Gas Natural Inc.

Our operations are conducted through three main business segments:

•	Natural Gas Operations. Annually, we distribute approximately 29 Bcf of natural gas to approximately 62,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina. We acquired our North Carolina and Maine operations in 2007, while Cut Bank Gas in Montana was added in November 2009. Most recently, we closed the acquisition of our Ohio and Pennsylvania operations on January 5, 2010.

•	Pipeline Operations. We own the Shoshone interstate and the Glacier gathering natural gas pipelines located in Montana and Wyoming through our subsidiary Energy West Development, Inc.

•	Marketing and Production. Annually, we market approximately 2.4 Bcf of natural gas to commercial and industrial customers in Montana and Wyoming and manage midstream supply and production assets for transportation customers and utilities through our subsidiary, Energy West Resources, Inc. EWR owns an average 48% gross working interest (an average 41% net revenue interest) in 160 natural gas producing wells and gas gathering assets.

2009 Net Income by Operating Segment

Recent Industry Trends

Since 2000, domestic energy markets have experienced significant price fluctuations. Natural gas markets have been particularly volatile, principally due to weather and concerns over supply. Increasing supplies and price-induced conservation have favorably impacted natural gas prices and we believe this trend is likely to continue. Given the current environment, we expect that natural gas will maintain a favorable competitive position compared with other fossil fuels which have also experienced significant price increases. We believe that conditions are favorable for consumers to convert to natural gas from more expensive fossil fuels even if the cost of conversion includes equipment purchases. Additionally, given the clean burning attributes of natural gas, we believe environmental regulations may enhance this competitive outlook.

Financial Performance Overview

The following table presents operating income for the business operating segments, excluding results from discontinued operations, and deferred tax benefits reported in the corporate and other segment. Results from our Ohio utilities, which we acquired in January 2010, are included only in the six months ended June 30, 2010. We generate a majority of our operating income from regulated operations. Effective December 31, 2008, we changed our fiscal year from June 30 to December 31.

	For the Six Months Ended				For the Years Ended
Operating Income	June 30,				December 31,
($ thousands)	2010	%	2009	%	2009	%	2008	%
	(unaudited)		(unaudited)				(unaudited)

Natural Gas Operations	$6,561	90.9%	$3,777	74.2%	$7,051	77.7%	$4,651	63.8%
Marketing & Production	557	7.7%	1,187	23.3%	1,747	19.3%	2,448	33.6%
Pipeline Operations	99	1.4%	124	2.4%	273	3.0%	192	2.6%

Total	$7,217	100%	$5,088	100.0%	$9,071	100.0%	$7,291	100.0%

Net income from our regulated utilities continues to grow on a year-over-year basis due to investment in the system, improved volumes and customer growth, favorable economics relative to alternate fuels, and cost controls. The table below excludes results from our corporate and other and discontinued operations segments:

	For the Six Months Ended				For the Years Ended
Net Income	June 30,				December 31,
($ thousands)	2010	%	2009	%	2009	%	2008	%
	(unaudited)		(unaudited)				(unaudited)

Natural Gas Operations	$3,979	97.7%	$2,097	73.3%	$3,889	84.5%	$2,319	59.0%
Marketing & Production	34	0.8%	689	24.1%	558	12.1%	1,504	38.3%
Pipeline Operations	61	1.5%	73	2.6%	157	3.4%	107	2.7%

Total	$4,074	100.0%	$2,859	100.0%	$4,604	100.0%	$3,930	100.0%

Through acquisitions and organic growth, gas volumes remain a source of growth for us. Our emphasis on investing in our regulated gas utility segment is shown in increased volumes of gas distributed:

	For the Years Ended		For the Years Ended
	December 31,		June 30,
Gas Volumes (MMcf)	2009	2008	2008*	2007	2006	2005

Montana	5,508	5,245	5,200	4,890	4,712	4,896
Wyoming	1,407	1,532	1,514	1,591	1,729	1,744
North Carolina	2,108	2,107	1,713	NA	NA	NA
Maine	15,738	14,969	8,900	NA	NA	NA

Total	24,761	23,853	17,327	6,481	6,441	6,640

* For the fiscal year ending June 30, 2008, volumes from our North Carolina and Maine utilities reflect only nine months and seven months, respectively, of operations due to when those transactions closed.

Business Strategy

Our strategy is to grow our earnings and increase cash flow by providing natural gas to users in a safe and reliable manner by executing in the following areas:

•	Invest in existing utilities to expand our distribution system, grow our customer base and maintain reliable, high quality service. To maintain our position as a respected natural gas utility, we have invested, and will continue to invest, substantial capital and resources in our core utility operations in order to meet or exceed applicable regulatory requirements and maintain our infrastructure. We are focused on prudently increasing our customer count and volumes, and increasing our market penetration and market share in areas where we have a competitive advantage on installed services, customer service or pricing to ensure that new customers provide sufficient margins for an appropriate return on the capital investments required to serve those customers. These capital improvements and expansion projects to our existing utilities enable us to continue to build rate base throughout our service footprint.

•	Continue Active Acquisition Strategy. We are actively pursuing potential bolt-on acquisitions to increase our market penetration by acquiring utility operations in or near our current service territories with minimal corporate platform expansion. We also will opportunistically explore transformational acquisition opportunities that would provide significant operational and customer growth, as well as assist in ensuring access to long-term sources of capital and credit.

•	Focus on Efficiency to Maximize Returns. We strive to quickly and effectively respond to changing regulatory and public policy initiatives, leverage new technology solutions that significantly improve productivity and customer service and implement organizational changes that improve our performance. By focusing on these critical areas and continuous improvement of operational efficiencies, we expect to be able to effectively control costs and provide reasonable returns to stakeholders by attaining our regulated allowable return on equity as established by our regulators.

Competitive Strengths

We believe we are well-positioned to execute our business strategy given the following competitive strengths:

•	Growth-Oriented Utilities. Our core assets consist of distribution facilities necessary for the delivery of our customers’ natural gas supply needs within our service territories and regulatory assets related to our regulated utility operations. Approximately 90% of our first quarter 2010 revenue was from regulated gas distribution operations, providing a level of stability to our earnings and cash flows. As we have invested in our rate base, our earnings and cash flows have grown with that investment. We operate under a cost-of-service regulatory regime that allows us to recover our reasonable operating costs from customers and earn a reasonable return on our invested capital. We believe that there are significant opportunities for us to expand operations organically in some of our existing service areas as there are currently relatively low penetration rates of gas distribution among potential customers.

•	Focused Acquisition Strategy. We continue to emphasize growth and have a successful track record of executing on our acquisition strategy. Since 2007, we have made acquisitions in five states representing more than 25,000 additional gas utility customers. These recent acquisitions and our integration of their operations, management, infrastructure, technology and employees provide us with the necessary platform and experience to replicate these successes through new acquisitions opportunities. We believe our track record to date promotes positive relationships and credibility with regulators, municipalities, developers and customers in both existing and prospective service areas.

•	Geographically Diverse Customer Base. As a result of our recent acquisitions, we now have operations in six states located in the West, Midwest, Northeast and Mid-Atlantic regions of the country. We believe that this geographically diverse customer base enhances stability of operations and provide us with the opportunity to increase our market penetration in various regions. Additionally, our customers represent a mix of residential, commercial, industrial and transportation and no single customer represented more than 1.5% of our natural gas revenue for 2009. Our sales to large commercial and industrial customers are not concentrated in one industry segment but vary across several industry segments, reflecting the diverse nature of the communities we serve.

•	Experienced Management Team. Our senior management team is highly experienced in the gas utility industry. Our senior management team averages approximately 22 years experience in the industry. We believe our management team is well-equipped to lead the continued execution of the Company’s growth strategy.

Natural Gas Operations

Our natural gas operations are located in Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina, and our revenue from the natural gas operations are generated under tariffs regulated by those states. In many states, including all of our service territories but Maine, the tariff rates of natural gas utilities are generally established to allow the utility to earn revenue sufficient to recover operating and maintenance costs, plus profits in amounts equal to a reasonable rate of return on their “rate base.” A gas utility’s rate base generally includes the utility’s original cost, cost of inventory and an allowance for working capital, less accumulated depreciation of installed used and useful gas pipeline and other gas distribution or transmission facilities.

Montana

Our operations in Montana provide natural gas service to customers in and around Great Falls, Cascade, West Yellowstone, and Cut Bank, Montana. The population of our service area is approximately 65,000 people. Our Montana operations provide service to approximately 30,000 customers.

We have right of way privileges for our Montana distribution systems either through franchise agreements or right of way agreements within our service territories. The Great Falls distribution component of our Montana operations also provides natural gas transportation service to certain customers who purchase natural gas from other suppliers.

Our largest utility, Energy West, has a traditional rate base structure in Montana, as established in a rate proceeding at the MPSC, and its rates are based upon the opportunity to earn an allowed return on equity and an overall rate of return. Cut Bank, which is a subsidiary of Energy West, has separate rates that were also established in a rate case where cost of service analysis was employed and an authorized overall rate of return identified. On September 2, 2010 Energy West filed a general rate case with the MPSC that, if approved, could allow Energy West to earn approximately an additional $360,000 annually. However, we cannot guarantee that we will be able to obtain this additional revenue.

The following table shows the volumes of natural gas, expressed in millions of cubic feet, sold or transported by our Montana operations for the years ended December 31, 2009 and 2008, for the six months ended December 31, 2008 and 2007 and for the years ending June 30, 2008 and 2007:

			Gas Volumes
			(in MMcf)
	Years ended		Six months ended		Years ended
	December 31,		December 31,		June 30,
	2009	2008	2008	2007	2008	2007

Residential	2,368	2,262	891	841	2,212	2,097
Commercial	1,370	1,338	478	476	1,336	1,267
Transportation	1,770	1,645	742	749	1,652	1,526

Total Gas Sales	5,508	5,245	2,111	2,066	5,200	4,890

Wyoming

Our operations in Wyoming provide natural gas service to customers in and around Cody, Meeteetse, and Ralston, Wyoming. This service area has a population of approximately 14,400 people. Our Wyoming operations provide service to approximately 6,400 customers, including one large industrial customer. Our marketing and production operations supply natural gas to our Wyoming operations pursuant to an agreement through October 2010.

We have a certificate of public convenience and necessity granted by the WPSC for transportation and distribution covering the west side of the Big Horn Basin, which extends approximately 70 miles north and south and 40 miles east and west from Cody. Our Wyoming operations also offer transportation through its pipeline system. This service is designed to permit producers and other purchasers of gas to transport their gas to markets outside of our Wyoming operations’ distribution and transmission system.

Our Wyoming utility operates under a traditional rate base mechanism as filed with the WPSC, and its rates are established to permit the utility an opportunity to earn an allowed return on equity and overall return.

The following table shows volumes of natural gas sold by our Wyoming operations for the years ended December 31, 2009 and 2008, for the six months ended December 31, 2008 and 2007 and for the years ended June 30, 2008 and 2007:

			Gas Volumes
			(in MMcf)
	Years ended		Six months ended		Years ended
	December 31,		December 31,		June 30,
	2009	2008	2008	2007	2008	2007

Residential	584	578	230	219	567	526
Commercial	634	628	286	271	613	593
Transportation	189	326	138	146	334	472

Total Gas Sales	1,407	1,532	654	636	1,514	1,591

Ohio and Pennsylvania

On January 5, 2010, we completed the acquisition of Northeast Ohio Natural Gas Corporation (NEO), Orwell Natural Gas Company (Orwell), and Brainard Gas Corp. (Brainard) — natural gas distribution companies that serve approximately 23,131 customers in Northeastern Ohio and Western Pennsylvania. The acquisition increased the Company’s customers by more than 50%. We have opportunities for incremental growth in Ohio in suburban expansion areas and “bedroom” communities for gas service adjacent to our current service areas. These utilities provide both retail natural gas sales service and transportation service through approximately 1,000 miles of distribution pipelines.

All of our Ohio utilities operate under a traditional rate base regulatory mechanism. However, only NEO has tariff rates established after a general rate case. A cost of service analysis was done in that case resulting in a stipulation of all parties. The stipulation identified an authorized rate of return on rate base but did not articulate a capital structure or an allowable return on equity.

Orwell’s currently approved tariff rates were established in June 2007 in an “application not for an increase in rates,” sometimes referred to as a “first filing.” This term indicates that previously Orwell had no tariff rates in place for these services. No cost of service analysis is required in a “first filing” and the PUCO approved the current rates by finding them not to be unjust or unreasonable. Prior to the approval of these tariff rates by the PUCO, Orwell’s rates had been established either by municipal ordinance in villages exercising their “home rule” powers, or by “special arrangements” authorized by Ohio law and approved by PUCO on a case-by-case basis. When Orwell acquired its Clarion River and Walker Gas divisions in Pennsylvania in 2005, it adopted the tariffs of those utilities without cost of service analysis being performed. Brainard adopted the tariff of its predecessor company when the PUCO approved its acquisition of Power Energy in August 1999. The rates included in that tariff were originally approved by the PUCO as not being unjust and unreasonable in a “first filing” by Power Energy in 1998. No cost of service analysis was performed.

Additionally, the PUCO conducts gas recovery audits of gas utilities annually, and is currently auditing NEO and Orwell. We cannot predict whether the PUCO will approve all of our previous cost recoveries or allow us to recover all of the costs we seek to recover. The PUCO may require us to recover costs over an extended period of time or may disallow recovery.

The following table shows volumes of natural gas sold by our Ohio and Pennsylvania operations for the years ended December 31, 2009 and 2008:

	Gas Volumes
	(in MMcf)
	Years ended
	December 31,
	2009	2008

Residential	1,674	1,523
Commercial	1,390	1,030
Transportation	1,399	1,159

Total Gas Sales	4,463	3,712

Maine

On December 1, 2007, we acquired Bangor Gas Company, a natural gas utility in Bangor, Maine. Our operations in Maine provide natural gas service to customers in Bangor, Brewer, Old Town, Orono and Veazie through 10 miles of transmission pipeline and 100 miles of distribution system. This service area has a population of approximately 60,000 people. We have certificates of public convenience and necessity granted by the Maine Public Utilities Commission (MPUC) for our Maine service territories.

Our Maine operations provide service to approximately 1,252 residential, commercial and industrial customers. We offer transportation services to 36 customers through special pricing contracts. These customers accounted for approximately 31.7% of the revenue of our Maine operations in 2009.

In Maine, our tariff rates and permitted rate of return are not based upon the concept of rate base, but are based upon historical costs of alternate fuels so that we may compete with distributors of such fuels, and if we exceed a given rate of return, excess earnings are shared with our gas customers. Bangor Gas operates under a rate plan approved by the MPUC that establishes maximum delivery charges on this basis. The rate plan extends through 2012, and the maximum rate can be adjusted once annually.

The following table shows volumes of natural gas sold by our Maine operations for the years ended December 31, 2009 and 2008, for the six months ended December 31, 2008 and 2007, and for the fiscal year ended June 30, 2008:

			Gas Volumes
			(in MMcf)
	Years ended		Six months ended		Year ended
	December 31,		December 31,		June 30,
	2009	2008	2008	2007*	2008*

Residential	50	26	13	3	16
Commercial	526	308	134	47	221
Transportation	1,035	851	400	81	532
Bucksport	14,127	13,784	6,811	1,158	8,131

Total Gas Sales	15,738	14,969	7,358	1,289	8,900

* Because we acquired our Maine operations during the last quarter of the year, the six months ended December 31, 2007 includes one month of Maine operations and the fiscal year ended June 30, 2008 includes seven months of operations.

North Carolina

On October 1, 2007, we acquired Frontier Natural Gas, a natural gas utility in Elkin, North Carolina. Our North Carolina operations provide natural gas service to customers in Ashe, Surry, Warren, Wilkes, Watauga, and Yadkin Counties. This service area has a population of approximately 42,000 people. The major communities in our North Carolina service area are Boone, Elkin, Mount Airy, Wilkesboro, Warrenton and Yadkinville. We have certificates of public convenience and necessity granted by the NCUC for transportation and distribution in these counties and franchise agreements with municipalities located within these counties.

Our North Carolina operations provide service to approximately 1,082 residential, commercial and transportation customers through 139 miles of transmission pipeline and 215 miles of distribution system. We offer transportation services to 23 customers through special pricing contracts. For 2009, these customers accounted for approximately 45.4% of the revenue of our North Carolina operation.

When the NCUC approved our acquisition of Frontier Natural Gas, it instituted a set of regulatory conditions including a rate moratorium for a period of five years and a reduction of its margin rates for residential and small general firm service by 10%. These rates are to be maintained through September 2012. The margin rate consists of the tariff rate less benchmark gas costs.

The following table shows volumes of natural gas sold by our North Carolina operations for the years ended December 31, 2009 and 2008, for the six months ended December 31, 2008 and 2007, and for the fiscal year ended June 30, 2008:

			Gas Volumes
			(in MMcf)
	Years ended		Six months ended		Year ended
	December 31,		December 31,		June 30,
	2009	2008	2008	2007*	2008*

Residential	25	20	8	6	18
Commercial	378	220	107	49	162
Transportation	1,705	1,867	840	506	1,533

Total Gas Sales	2,108	2,107	955	561	1,713

* Because we acquired our North Carolina operations during the last quarter of the year, the six months ended December 31, 2007 includes three months of operations and the fiscal year ended June 30, 2008 includes nine months of operations.

Marketing and Production Operations (EWR)

We market approximately 2.4 Bcf of natural gas annually to commercial and industrial customers in Montana and Wyoming and manage midstream supply and production assets for transportation customers and utilities through our Montana marketing subsidiary, Energy West Resources, Inc. In order to provide a stable source of natural gas for a portion of its requirements, EWR has an ownership interest in two natural gas production properties and three gathering systems, located in north central Montana. EWR currently holds an average 48% gross working interest (average 41% net revenue interest) in 160 natural gas producing wells in operation. This production gives EWR a partial natural hedge when market prices of natural gas are greater than the cost of production. The gas production from these wells and assets provided approximately 18% of the volume requirements for EWR in our Montana market for 2009.

Pipeline Operations

Through Energy West Development, Inc. we operate two natural gas pipelines, the “Glacier” natural gas gathering pipeline placed in service in July 2002 and the “Shoshone” transmission pipeline placed in service in March 2003. The pipelines extend from the north of Cody, Wyoming to Warren, Montana. The Shoshone pipeline is an approximately 30 miles long bidirectional pipeline that transports natural gas between Montana and Wyoming. This enables us to sell natural gas to customers in Wyoming and Montana through our EWR subsidiary and gives EWR access to the Alberta Energy Company (AECO) and Colorado Interstate Gas (CIG) natural gas price indices. The Glacier gathering pipeline is approximately 40 miles in length and enables us to transport production gas for processing. We believe that our pipeline operations represent an opportunity to increase our profitability over time by taking advantage of summer/winter pricing differentials as well as AECO and CIG natural gas index differentials and to continue transporting more production gas to market. We currently are seeking ways in which we can maximize our pipeline operations by increasing the capacity and throughput of our existing pipeline assets.

Acquisitions

As a result of our success in strengthening our core natural gas business, we are now able to focus on our growth strategy which includes the acquisition and expansion of our natural gas utility operations in small and emerging markets. We regularly evaluate gas utilities of varying sizes for potential acquisition.

Our acquisition strategy includes identifying geographic areas that have low market saturation rates in terms of natural gas utilization as a result of historical reliance by customers on alternate fuels such as heating oil. According to the American Gas Association, the national average for natural gas saturation in the residential heating market was approximately 51% in 2005, whereas large segments of the North Carolina and Maine market remain unsaturated, with penetration rates of less than 3% and as low as 1% in certain areas. We believe these low penetration rates are partially the result of these geographic areas being overlooked by other gas distributors in light of this historical reliance on other energy sources. The high market price of oil over the past several years presents an opportunity for gas distributors to capture a larger share of the energy market in these states. This strategy led to our acquisitions of Frontier Utilities and Bangor Gas Company, which are briefly described below.

In addition to acquiring utilities in low saturation markets or close proximity to our current service areas, we continue to evaluate acquiring under-performing utilities in more mature gas markets or smaller utilities that are part of larger utility holding companies. We believe our focus on operational excellence, cost controls, and prudent capital investment facilitates our ability to increase performance and profitability of under-performing assets and non-core assets. Our strategy also includes adding geographic locations that provide balance and organic growth prospects to our overall performance, while mitigating weather, economic, regulatory and/or competitive risks.

2007 Expansion into Maine and North Carolina

In 2006, we began investigating potential acquisitions in Maine and North Carolina. On January 30, 2007, we entered stock purchase agreements with Sempra Energy for the purchase of natural gas distribution companies in each of these states. On October 1, 2007, we consummated the acquisition of Frontier Natural Gas, which operates a natural gas utility in Elkin, North Carolina. The purchase price was $4.9 million in cash. On December 1, 2007, we acquired Bangor Gas Company, a natural gas utility in Bangor, Maine for a purchase price of $434,000.

Frontier Natural Gas and Bangor Gas Company provided us with a unique opportunity to gain market share within these service areas since their distribution systems are relatively new and have considerable incremental capacity available to sustain a greater customer load. The acquisitions of Frontier Natural Gas and Bangor Gas Company provided us with substantial assets and potential customers in those service areas, including 149 miles of transmission pipeline and 315 miles of distribution system.

2009 Acquisition of Additional Operations in Montana

On November 2, 2009, we completed the acquisition of a majority of the outstanding shares of Cut Bank Gas Company, a natural gas utility serving Cut Bank, Montana. Pursuant to a stock purchase agreement with the founders and controlling shareholders of Cut Bank Gas, we acquired 83.2% of the shares for a purchase price of $500,000 paid in shares of our common stock. We also offered to purchase the remaining shares of Cut Bank Gas from the shareholders that owned the other 16.8% of the shares. In April 2010, we completed the acquisition of the remaining shares in Cut Bank Gas for a cash purchase price of $101,000. The acquisition increased our customer base by approximately 1,500.

2010 Expansion into Ohio and Pennsylvania

On January 5, 2010, we completed the acquisition of our Ohio utilities, Orwell, NEO and Brainard, and their parents and affiliates, Lightning Pipeline, Great Plains and GPL (collectively, the Ohio companies). Orwell, NEO and Brainard are natural gas distribution companies that serve customers in Northeastern Ohio and Western Pennsylvania. GPL is a real estate holding company whose primary asset is real estate that is leased to NEO. The purchase price for our Ohio companies was $37.9 million, which consisted of approximately $20.8 million in debt of the acquired companies with the remainder of the purchase price paid in 1,707,308 unregistered shares of our common stock. Our acquisition of the Ohio companies was a substantial step in our growth, providing us with a presence in the Midwestern United States and increasing our customer count by more than 50%.

Focused Acquisition Strategy

We intend to continue to look for natural gas utilities to acquire. We believe we have the operating expertise to handle a significantly greater number of customers. For example, several operational managers have joined our team who have natural gas utility experience with significantly larger companies. We intend to focus on acquisitions that will enable us to grow our customer base and in a manner and to a scale consistent with the full strategic vision of our senior leadership team. We believe that there are opportunities to acquire financially-sound smaller natural gas utility companies that are individually owned or controlled. In addition, we intend to target larger diversified utility companies that have a natural gas distribution operating segment that they are willing to sell.

Our acquisition strategy includes combining newly acquired operations with our current operations to maximize efficiency and profitability. Upon acquiring a distribution company, management intends to centralize functions (i.e. accounting) or decentralize functions (i.e. gas marketing), as appropriate. We believe our senior management’s gas utility experience and expertise will improve the acquired company’s operating efficiency and gas marketing capabilities, and as a result, its profitability.

We may acquire natural gas utilities that have related non-regulated operations such as gathering, storage and marketing operations. Although these non-regulated operations are not the focus of our acquisition strategy, we will not disregard a potential target because of these operations. Rather, upon consummation of the acquisition, we will evaluate the non-regulated operations to determine whether these operations could be complementary to our core business or whether they should be divested.

Competition

In all states, we generally face competition in the distribution and sales of natural gas from suppliers of other fuels, including electricity, oil, propane, and coal. Traditionally, the principal considerations affecting a customer’s selection of utility gas service over competing energy sources include service, price, equipment costs, reliability, and ease of delivery. In addition, the type of equipment already installed in a business and residence significantly affects the customer’s choice of energy. However, with respect to the majority of our service territory, previously installed equipment is not an issue. Households in recent years have generally preferred the installation of natural gas and/or propane for space and water heating as an energy source.

In Montana and Ohio, the regulatory framework does not provide gas distribution companies with exclusive geographic service territories. In Maine, although the MPUC may establish exclusive service territories, it certificated both Bangor Gas Company and Central Maine Gas to serve in the same area that had not previously been served by a gas utility. However, in Montana and Maine, we have faced relatively little competition from other gas companies primarily because geographic barriers to entry make it cost-prohibitive for competitors to enter noncontiguous locations. By contrast, in Ohio, we face significant competition from larger natural gas companies.

The following table summarizes our major competitors by state.

State	Competition

Montana	Northwestern Energy, Montana-Dakota Utilities Co.
Wyoming	Various propane distributors, electric providers
Ohio	Dominion East Ohio, Columbia Gas of Ohio, various propane and fuel oil distributors, electric providers
Pennsylvania	Various propane and fuel oil distributors, electric providers
Maine	Northern Utilities Inc., Maine Natural Gas, various fuel oil distributors, electric providers
North Carolina	Various propane distributors, electric providers

Our marketing and production operations compete principally with other natural gas marketing firms doing business in Montana and Wyoming.

Gas Supply Marketers and Gas Supply Contracts

We purchase gas for our natural gas operations and marketing and production operations from various gas supply marketers. For the past several years, the primary gas supply marketers for our natural gas distribution operations have been Jefferson Energy Trading, LLC (Jetco) and Tenaska Marketing Ventures. Jetco has also been a significant gas supply marketer for our marketing and production subsidiary, EWR. Other gas supply marketers are also used by EWR from time to time. EWR also supplies itself with natural gas through ownership of an average 48% gross working interest (41% net revenue interest) in 160 natural gas producing wells in operation in north central Montana. This production gives EWR a partial natural hedge when market prices of natural gas are greater than the cost of production. The gas production from these wells and assets provided approximately 18% of the volume requirements for EWR’s Montana market during 2009. In Ohio, our utilities have gas supply agreements with John D. Oil and Gas Marketing Co. LLC, which also acts as agent for these utilities to identify suppliers of natural gas in the interstate market. Currently such gas suppliers include South Jersey Resources Group LLC, Shell Energy North America (US) L.P., BP Canada Energy Marketing Corp. and Constellation Energy. In North Carolina, our primary gas supply marketer for Frontier Natural Gas is BP Energy, and in Maine, our primary gas supply marketer for Bangor Gas Company is Repsol Energy North America Corporation.

We purchase and store gas for distribution later in the year. We also enter into agreements to buy or sell gas at a fixed price. We may use such arrangements to protect profit margins on future obligations to deliver gas at a fixed price, or to attempt to protect against adverse effects of potential market price declines on future obligations to purchase gas at fixed prices.

Governmental Regulation

State Regulation
Our utility operations are subject to regulation by the Montana Public Service Commission (MPSC), the Wyoming Public Service Commission (WPSC), the Public Utilities Commission of Ohio (PUCO), the Pennsylvania Public Utility Commission (PAPUC), the Maine Public Utilities Commission (MPUC) and the North Carolina Utilities Commission (NCUC). These authorities regulate many aspects of our distribution operations, including construction and maintenance of facilities, operations, safety, the rates we may charge customers, the terms of service to our customers and the rate of return we are allowed to realize.

Rate Regulation, Cost Recovery and Rate Cases
The various regulatory commissions approve rates intended to permit a reasonable rate of return on investment. Our tariffs allow gas cost to be recovered in full (barring a finding of imprudence) in regular (as often as monthly) rate adjustments. These pricing mechanisms have substantially reduced any delay between the incurrence and recovery of gas costs. Local distribution companies periodically file rate cases with state regulatory authorities to seek permission to increase rates. We monitor our need to file rate cases with state regulators for such rate increases for our retail gas and transportation services. Through these rate cases, we are able to adjust the prices we charge customers for selling and transporting natural gas. However, in connection with our acquisitions of Frontier Natural Gas and Bangor Gas Company, the NCUC and MPUC extended the rate plans in effect at the time of acquisition for these entities for a period of five years. Accordingly, we cannot seek a new rate plan in these states until October and December 2012, respectively, although the Maine rate plan does allow us to periodically increase and adjust our rates within certain parameters within our rate plan. For additional information on how our rates are regulated in the six states in which we operate, see “Our Business — Natural Gas Operations” at page 21.

Holding Company Reorganization and Ring-Fencing Measures
In August 2009, we implemented a holding company structure to reduce the limitations imposed on us by state regulatory commissions, but those agencies may still place limitations on us with respect to certain corporate and financial activities. For example, as a condition to approving our holding company reorganization, the MPSC imposed ring-fencing measures under which our Montana, Wyoming, North Carolina and Maine operating subsidiaries must meet certain notice and financial requirements prior to paying dividends that are above certain financial thresholds or irregularly timed. Another condition of the MPSC’s approval was that our Maine and North Carolina utilities, which are currently subsidiaries of our Montana operating subsidiary Energy West, become subsidiaries of Gas Natural in the event Energy West refinances its debt. However, the MPUC subsequently conditioned its approval of the reorganization on the opportunity to approve, in advance, any such spin-out of the Maine utilities. We believe we would be able to obtain the MPUC’s approval of a spin-out when necessary, but we cannot predict what conditions, qualifications or limitations the MPUC would seek to impose as a condition to such an approval. We obtained the approval of the WPSC for our holding company reorganization in October 2008, but in connection with its approval of our acquisition of the Ohio companies, the WPSC issued an order asserting jurisdiction over Gas Natural as a public utility in Wyoming and requested that ring-fencing measures be created and implemented. We requested rehearing of that order to clarify the scope of the jurisdiction WPSC seeks to assert. Our request was granted and in an open meeting the WPSC approved ring-fencing measures as well as this offering, but as of this date no final appealable order has been issued with respect to jurisdiction. Because the jurisdictional issue remains unresolved, we cannot predict whether or when the WPSC will assert jurisdiction over us in the future, including activities that take place at the holding company level. If the WPSC were to assert jurisdiction over us with respect to a potential acquisition, refinancing of debt or other significant transaction and deny a request by us for exemption with respect to the transaction, it could delay, hinder or prevent us from completing the transaction.

Certificated Territories and Franchise Agreements
In some states, local distribution companies are required to obtain certificates of public convenience or necessity from the state regulatory commissions before they may distribute gas in a particular geographic area. In addition, local distribution companies are often subject to franchise agreements entered into with local governments. While the number of local governments that require franchise agreements is diminishing historically, many of the local governments in our service areas still require them and could require us to cease our occupation of the streets and public grounds or prohibit us from extending our facilities into any new area of that city or community if a franchise agreement is not in effect. Accordingly, when and where franchise agreements are required, we enter into agreements for franchises with the cities and communities in which we operate authorizing us to place our facilities in the streets and public grounds, and we attempt to acquire or reacquire franchises whenever feasible.

We have obtained all certificates of convenience and necessity and/or franchise agreements from state regulatory commissions and from local governments in those states where required in order to provide natural gas utility service. In most cases, certificates of public convenience and necessity and franchise agreements do not provide us with exclusive distribution rights. The specific requirements of the states and services areas in which we operate are discussed below.

Certificates of public convenience and necessity are required in Wyoming, Maine, North Carolina and Pennsylvania. In Wyoming, we have a certificate of public convenience and necessity granted by the WPSC for transportation and distribution covering the west side of the Big Horn Basin. Certificates of public convenience and necessity are not required in Ohio or Montana. In Maine, we have been granted the right by the MPUC to distribute gas in our service areas under certificates of public convenience and necessity. A currently certificated gas utility is not required to seek MPUC authority to serve in a municipality not served by another gas utility, but otherwise must seek MPUC approval to serve. In North Carolina, the right to distribute gas is regulated by the NCUC, which generally divides service territories by county, and we have been granted the right by the NCUC to distribute gas in the six counties in which we operate under certificates of public convenience and necessity from the NCUC. In Pennsylvania, our service territories are exclusive under certificates of public convenience and authority granted by PAPUC.

Franchise agreements are utilized in Montana, Wyoming and North Carolina. In Montana, we hold a franchise in the cities of Great Falls and West Yellowstone. In Wyoming, we hold franchises in the cities of Cody and Meeteetse. In North Carolina, we have franchise agreements with all of the incorporated municipalities in the six counties certificated by NCUC to install and operate gas lines in those municipalities’ streets and right-of-ways. We are not required to obtain franchise agreements for our operations in Maine, Ohio or Pennsylvania, although in Ohio non-exclusive franchise ordinances or agreements are permitted.

Federal Regulations
Our interstate operations are also subject to federal regulations with respect to rates, services, construction/maintenance and safety standards. This regulation plays a significant role in determining our profitability. Various aspects of the transportation of natural gas are also subject to, or affected by, federal regulation under the Natural Gas Act (NGA), the Natural Gas Policy Act of 1978 and the Natural Gas Wellhead Decontrol Act of 1989. The Federal Energy Regulatory Commission (FERC) is the federal agency vested with authority to regulate the interstate gas transportation industry. Among aspects of our business subject to FERC regulation, our Shoshone transmission pipeline is subject to certain FERC regulations applicable to interstate activities, including (among other things) regulations regarding rates charged. Our pipeline rates must be filed with FERC. The Shoshone pipeline has rates on file with FERC for firm and interruptible transportation that have been determined to be just and reasonable. The operations of the Shoshone pipeline are subject to certain standards of conduct established by FERC that require the Shoshone pipeline to operate separately from, and without sharing confidential business information with, EWR to the maximum extent practicable. In contrast, FERC has determined that our interstate pipeline and natural gas operations in Wyoming may share operating personnel so long as our natural gas operations in Wyoming do not market natural gas. Also, to the extent that our utilities have contracts for transportation and storage services under FERC-approved tariffs with interstate pipelines, our utilities are subject to FERC rules and regulations pertaining to those services. If we fail to follow applicable FERC rules and regulations, we may be subject to judgments, fines or penalties.

Under certain circumstances, gathering pipelines are exempt from regulation by FERC. Our Glacier gathering pipeline has been determined to be non-jurisdictional by FERC, and is therefore not subject to regulation by FERC.

Our interstate pipeline operations are also subject to federal safety standards promulgated by the Department of Transportation under applicable federal pipeline safety legislation, as supplemented by various state safety statutes and regulations.

Environmental Matters

Environmental Laws and Regulations
Our business is subject to environmental risks normally incident to the operation and construction of gathering lines, pipelines, plants and other facilities for gathering, processing, treatment, storing and transporting natural gas and other products. These environmental risks include uncontrollable flows of natural gas, fluids and other substances into the environment, explosions, fires, pollution and other environmental and safety risks. The following is a discussion of certain environmental and safety concerns related to our business. It is not intended to constitute a complete discussion of the various federal, state and local statutes, rules, regulations, or orders to which our operations may be subject. For example, we, even without regard to fault, could incur liability under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (also known as the “Superfund” law), or state counterparts, in connection with the disposal or other releases of hazardous substances and for damage to natural resources.

Our activities in connection with the operation and construction of gathering lines, pipelines, plants, storage caverns, and other facilities for gathering, processing, treatment, storing and transporting natural gas and other products are subject to environmental and safety regulation by federal and state authorities, including, without limitation, the state environmental agencies and the Environmental Protection Agency (EPA), which can increase the costs of designing, installing and operating such facilities. In most instances, the regulatory requirements relate to the discharge of substances into the environment and include measures to control water and air pollution. Environmental laws and regulations may require the acquisition of a permit or other authorization before certain activities may be conducted. These laws also include fines and penalties for non-compliance. Further, these laws and regulations may limit or prohibit activities on certain lands lying within wilderness areas, wetlands, areas providing habitat for certain species or other protected areas. We are also subject to other federal, state, and local laws covering the handling, storage or discharge of materials used in our business and laws otherwise relating to protection of the environment, safety and health. Because the requirements imposed by environmental laws and regulations frequently change, we are unable to predict the ultimate costs of compliance with such requirements or whether the incurrence of such costs would have a material adverse effect on our operations.

Remediation of Montana Manufactured Gas Plant
Energy West owns property in Montana on which we operated a manufactured gas plant from 1909 to 1928. We currently use this site as an office for field personnel and storage location for certain equipment and materials. The coal gasification process utilized in the plant resulted in the production of certain by-products that have been classified by the federal government and the State of Montana as hazardous to the environment.

We have completed our remediation of soil contaminants at the plant site. In April 2002 we received a closure letter from the Montana Department of Environmental Quality (MDEQ) approving the completion of such remediation program. We and our consultants continue to work with the MDEQ relating to the remediation plan for water contaminants.

Although we incurred considerable costs to evaluate and remediate the site, we have been permitted by the MPSC to recover the vast majority of those costs. At December 31, 2009, we had incurred cumulative costs of approximately $2.1 million in connection with our evaluation and remediation of the site and had recovered nearly all of these costs pursuant to the order. The MPSC issued its order granting recovery through February 28, 2010. The recovery is now complete. No additional recovery has been requested and the recovery surcharge has been extinguished.

We periodically conduct environmental assessments of our assets and operations. As set forth above, we continue to work with the MDEQ to address the water contamination problems associated with the former manufactured gas plant site and we believe that under EPA standards, further remediation may be technically impracticable. We are not aware of any other material environmental problems requiring remediation. For these reasons, we believe that we are in material compliance with all applicable environmental laws and regulations.

Seasonality

Our business and that of our subsidiaries in all segments is temperature-sensitive. In any given period, sales volumes reflect the impact of weather, in addition to other factors. Colder temperatures generally result in increased sales, while warmer temperatures generally result in reduced sales. Most of our gas sales revenue is generated in the first and fourth quarters of the year (January 1 to March 31 and October 1 to December 31) as we typically experience losses in the non-heating season, which occurs in the second and third quarters of the year (April 1 to September 30). We anticipate that this sensitivity to seasonal and other weather conditions will continue to be reflected in our sales volumes in future periods.

Employees

We had a total of 175 employees as of June 30, 2010. Two of these employees are employed by our marketing and production operations, 157 by our natural gas operations and 16 at the corporate office. Our natural gas operations include 13 employees represented by two labor unions, the Laborers Union and Local Union No. 41. Negotiations were completed in June 2010 with the Laborers Union, with a contract in place until June 30, 2013. A three-year contract with Local Union No. 41 expires June 30, 2013. We believe our relationship with our employees and unions is good.

Properties

Montana and Wyoming
In Great Falls, Montana, we own an 11,000 square foot office building, which serves as our headquarters, and a 3,000 square foot service and operating center (with various outbuildings), which supports day-to-day maintenance and construction operations. In West Yellowstone, Montana, we own an office building. In Cut Bank, Montana we own an office building/operating center.

In Cody, Wyoming, we lease office and service buildings under long-term lease agreements.

Our pipeline operations own two pipelines in Wyoming and Montana. One is currently being operated as a gathering system. The other pipeline is operating as a FERC regulated natural gas interstate transmission line. The pipelines extend from north of Cody, Wyoming to Warren, Montana.

Ohio and Pennsylvania
We maintain facilities for our Ohio and Pennsylvania operations located in Lancaster, Strasburg and Orwell, Ohio. These facilities for office and service space are leased under various long-term lease agreements with related parties.

In addition, we lease 4,025 square feet of office space in Mentor, Ohio that serves as the offices for our chief executive officer, chief financial officer and certain other personnel associated with our Ohio subsidiaries and our holding company operations under a three year lease agreement.

Maine
In Bangor, Maine, we lease two office buildings under long-term lease agreements.

North Carolina
Our North Carolina operations are headquartered in Elkin, North Carolina. The facility is a 16,000 square foot building that has a combination of office, shop and warehouse space. We are subject to a lease agreement through June 2011.

For information with respect to our natural gas distribution systems and production assets, please see “Our Business — Natural Gas Operations” and “Our Business — Marketing and Production Operations” at pages 21 and 25, which are incorporated by reference herein.

Legal Proceedings

On February 21, 2008, a lawsuit captioned Shelby Gas Association v. Energy West Resources, Inc., Case No. DV-08-008, was filed in the Ninth Judicial District Court of Toole County, Montana. Shelby Gas Association (Shelby) alleged a breach of contract by our subsidiary, EWR, to provide natural gas to Shelby. The trial was completed on April 27, 2010, and the jury in the case awarded Shelby damages in the amount of $523,438.62. We had an existing liability recorded of $82,000 and we have recorded the remaining liability and associated expense of $440,000 in our statement of income for the period ended June 30, 2010.

We are involved in certain other lawsuits that have arisen in the ordinary course of business. We are contesting each of these lawsuits vigorously and believe we have defenses to the allegations that have been made.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the quarters and six months ended June 30, 2010 and 2009, and years ended December 31, 2009 and 2008, was contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009, as amended. The following discussion and analysis should be read in conjunction with “Risk Factors,” “Forward-Looking Statements” and our consolidated financial statements and related notes included and incorporated by reference in this prospectus. Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future performance. However, future performance involves risks and uncertainties which may cause actual results to differ materially from those expressed in the forward-looking statements. See “Forward-Looking Statements.”

Overview

We are a natural gas utility holding company with utility operations in Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina. We distribute 29 billion cubic feet (bcf) of natural gas annually to approximately 62,000 residential, commercial and industrial customers. In addition to our core natural gas distribution business, we market approximately 2.4 bcf of natural gas annually to commercial and industrial customers in Montana and Wyoming. We also have an average 48% gross working interest (average 41% net revenue interest) in 160 natural gas producing wells and gas gathering assets that provide our marketing and production operation with a partial hedge when gas prices are greater than the cost of production. In addition, we own the Shoshone interstate and the Glacier gathering pipelines located in Montana and Wyoming. We have four reporting segments. Our primary segments are natural gas operations, marketing and production operations and pipeline operations. Our other segment is corporate and other.

Operating Results for the Quarter Ended and Six Months Ended June 30, 2010

Summary

For the quarter, our net income was $466,000 as compared to $686,000 in the same quarter of 2009, a decrease of 32%. Net income for the six months ended June 30, 2010 was $4.1 million, compared with $2.6 million for the same period in 2009, an increase of $1.5 million or 58%.

For the quarter, the natural gas segment contributed net income of $248,000 compared to $559,000 for the same period last year, a decrease of $311,000 or 56%. The Ohio Companies returned a net loss of $471,000, caused by warmer than normal weather, a correction in the allocation of corporate expenses and an increase in other tax expense. This was partially offset by an increase of $160,000 in net income from our existing operations, where we continue to add new customers and are expanding our facilities to meet strong demand. For the six months ended June 30, 2010, natural gas operations contributed net income of $4.0 million compared to $2.1 million for the same period in 2009, an increase of 90%. Net income from the Ohio companies accounted for $937,000 of the $1.9 million increase, with continued growth in our North Carolina and Maine operations accounting for the majority of the $945,000 increase from existing operations.

In our marketing and production segment, we experienced decreased sales in our gas marketing operation in 2010 compared with 2009. A favorable differential between the AECO and CIG Rockies indexes led to increased sales in 2009 that were not available in 2010. This led to a decline of 58% in earnings for the quarter to net income of $113,000 from net income of $266,000 for the same period in 2009. The trial in our lawsuit with Shelby Gas Association (“Shelby”) concluded on April 27, 2010 with the jury awarding Shelby damages in the amount of $522,000. After taking into account the existing liability of $82,000, we recorded the remaining liability and associated expense of $440,000 in the first quarter of 2010. Please refer to Note 12 in the Notes to Condensed Consolidated Financial Statements for further discussion. This event, combined with the decreased sales in our gas marketing operation resulted in net income of $34,000 for the six months ended June 30, 2010, compared with $689,000 for the same period in 2009, a decrease of $655,000 or 95%.

Our pipeline operations segment generated net income of $24,000 for the three months ended June 30, 2010 compared to $43,000 for 2009, and net income of $61,000 for the six months ended June 30, 2010, compared with $73,000 for the same period in 2009. Increased expenses for professional services related to the operation of our Shoshone interstate pipeline were the cause of the decreased earnings.

Corporate and other operations, for the fiscal quarter returned net income of $80,000 compared with a net loss of $182,000 for the same period in 2009. For the six months ended June 30, 2010, corporate and other operations returned net income of

$55,000 compared with a net loss of $211,000 for the same period in 2009. A significant decrease in expenses related to acquisition activities, a gain on the sale of marketable securities and increased dividend income accounted for the positive effect on earnings.

Results of Consolidated Operations

Quarter Ended June 30, 2010 Compared with Quarter Ended June 30, 2009

The following discussion of our financial condition and results of operations should be read in conjunction with the Condensed Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this report and our Annual Report on Form 10-K for the period ended December 31, 2009. The following gives effect to the unaudited Condensed Consolidated Financial Statements as of June 30, 2010 and for the three month period ended June 30, 2010. Results of operations for interim periods are not necessarily indicative of results to be attained for any future period.

Net Income (Loss) — Our net income for the three months ended June 30, 2010 was approximately $466,000 compared with net income of approximately $686,000 for the three months ended June 30, 2009, a decrease of $220,000 or 32%. The three months ended June 30, 2010 included a net loss of approximately $471,000 from the operations of the Ohio Companies, acquired on January 5, 2010, caused by warmer than normal weather, a correction in the allocation of corporate expenses and an increase in other tax expense. This was partially offset by an increase in net income from existing natural gas operations of $160,000. Our corporate and other segment reported an increase in earnings of $262,000 to net income of $80,000 in the three months ended June 30, 2010 from a net loss of $182,000 related primarily to acquisition related expenses in the same period of 2009. Also contributing to the quarterly results was a decrease in net income from our gas marketing and production operations of $153,000 and a decrease in net income from our pipeline operations of $19,000.

Revenues — Our revenues for the three months ended June 30, 2010 were approximately $16.7 million compared with approximately $12.2 million for the three months ended June 30, 2009, an increase of $4.5 million. The increase was primarily attributable to: (1) natural gas operations revenue increased $5.1 million, due to incremental revenue gained from our recently acquired Ohio Companies of $3.6 million and an increase in revenues from our existing operations of $1.6 million, reflecting sales growth in our North Carolina and Maine markets and (2) a decrease in our marketing and production operation’s revenue of $700,000 caused primarily by lower sales volumes in our Wyoming market, partially offset by an increase in production revenue.

Gross Margin — Gross margin increased $2.1 million, to approximately $7.3 million in the three months ended June 30, 2010 from approximately $5.2 million in the three months ended June 30, 2009. Our natural gas operation’s margins increased $2.3 million with $1.6 million coming from the recently acquired Ohio Companies, $600,000 from sales growth in our North Carolina and Maine markets and $100,000 from our recently acquired Cut Bank operation. Our marketing and production operation’s margin decreased by $217,000 due to lower sales in our marketing operation, offset by increased margin from higher prices and higher volumes produced in our production operation.

Expenses Other Than Cost of Goods Sold — Expenses other than cost of sales increased by $2.7 million to $6.4 million in the three months ended June 30, 2010 as compared with $3.7 million in the three months ended June 30, 2009. Expenses from the recently acquired Ohio Companies totaled $2.3 million and expenses from Cut Bank totaled $155,000. The remaining $245,000 increase was caused by increases in depreciation, maintenance and distribution, general and administrative expenses in our existing operations.

Other Income (Loss) — Other income increased by $433,000 to income of $348,000 in the three months ended June 30, 2010 from a loss of $85,000 in the three months ended June 30, 2009. This increase was caused by (1) other income from the Ohio Companies of $190,000, partially offset by a decrease in other income from existing natural gas operations of $29,000 and (2) a $272,000 increase in other income in our corporate and other segment to income of $57,000 in the three months ended June 30, 2010, from a loss of $215,000 in the same period of 2009, caused by a significant decrease in expenses related to acquisition activities and gains on the sale of marketable securities.

Interest Expense — Interest expense increased by $277,000 to approximately $529,000 in the three months ended June 30, 2010 from approximately $252,000 in the three months ended June 30, 2009. Interest expense from the recently acquired Ohio Companies totaled $272,000, with the remaining $5,000 increase coming from existing operations.

Income Tax Expense — Income tax expense decreased by $280,000 to $220,000 in the three months ended June 30, 2010 as compared with $500,000 in the three months ended June 30, 2009. The income tax benefit from the Ohio Companies totaled $268,000 and was related to the pre-tax loss. Income tax expense from existing operations decreased by $12,000.

Six Months Ended June 30, 2010 Compared with Six Months Ended June 30, 2009

The following gives effect to the unaudited Condensed Consolidated Financial Statements as of June 30, 2010 and for the six month period ended June 30, 2010. Results of operations for interim periods are not necessarily indicative of results to be attained for any future period.

Net Income (Loss) — Our net income for the six months ended June 30, 2010 was approximately $4.1 million compared to net income of approximately $2.6 million for the six months ended June 30, 2009, an increase of approximately $1.5 million, or 58%. The six months ended June 30, 2010 include net income of approximately $937,000 from the operations of the Ohio Companies, acquired on January 5, 2010. Net income from existing natural gas operations increased by $945,000. Our corporate and other segment reported an increase in earnings of $266,000 to net income of $55,000 in the six months ended June 30, 2010, from a net loss of $211,000 in the same period of 2009. Net income from our gas marketing and production operations decreased by $655,000 and net income from our pipeline operations decreased by $12,000.

Revenues — Our revenues for the six months ended June 30, 2010 were approximately $51.4 million compared with approximately $43.6 million for the six months ended June 30, 2009, an increase of $7.8 million. The increase was primarily attributable to: (1) natural gas operations revenue increased $10.5 million, caused by revenue from our recently acquired Ohio Companies of $14.3 and a decrease in revenues from our existing natural gas operations of $3.8 million due to lower commodity gas costs passed through to our customers, partially offset by increased sales in our North Carolina and Maine markets and (2) a decrease in our marketing and production operation’s revenue of $2.7 million caused primarily by lower sales volumes in our Wyoming market.

Gross Margin — Gross margin increased $6.8 million to approximately $19.8 million in the six months ended June 30, 2010 from approximately $13.0 million in six months ended June 30, 2009. Our natural gas operation’s margins increased $7.4 million with $5.7 million coming from the recently acquired Ohio Companies, $1.4 million from sales growth in our North Carolina and Maine markets and $400,000 from our recently acquired Cut Bank operation. Our marketing and production operation’s margin decreased by $645,000 due to lower sales in our marketing operation and lower prices received for gas produced in our production operation.

Expenses Other Than Cost of Goods Sold — Expenses other than cost of sales increased by $4.7 million to $12.6 million in the six months ended June 30, 2010 compared with $7.9 million in the six months ended June 30, 2009. Expenses from the recently acquired Ohio Companies totaled $4.1 million, and expenses from Cut Bank totaled $320,000 In our existing operations, depreciation expense in our North Carolina and Maine operations was higher by $100,000 due to the system expansion to reach new customers in those service areas. The remaining increase was due to increases in other taxes and distribution, general and administrative expenses.

Other Income (Loss) — Other income increased by $207,000 to income of $97,000 in the six months ended June 30, 2010 from a loss of $110,000 in the six months ended June 30, 2009. This increase was caused by (1) other income from the Ohio Companies of $349,000, offset by a decrease in other income from existing natural gas operations of $35,000, (2) a $353,000 increase in other income in our corporate and other segment to income of $93,000 in the six months ended June 30, 2010, from a loss of $260,000 in the same period of 2009, caused by a significant decrease in expenses related to acquisition activities increased dividend income from marketable securities, and gains on the sale of marketable securities and (3) expense of $440,000 in marketing and production related to the conclusion of the lawsuit with Shelby Gas Association and an increase in expense of $20,000 from losses on our equity investment in Kykuit.

Interest Expense — Interest expense increased by $523,000 to approximately $1.1 million in the six months ended June 30, 2010 from approximately $598,000 in the six months ended June 30, 2009. Interest expense from the recently acquired Ohio companies totaled $536,000 and was partially offset by a decrease of $13,000 from existing operations.

Income Tax Expense — Income tax expense increased by $323,000 to $2.1 million in the six months ended June 30, 2010 compared with $1.7 million in the six months ended June 30, 2009. Income tax expense from the Ohio Companies totaled $483,000. Offsetting this was a decrease in income tax expense from existing operations of $160,000, reflecting a $286,000 income tax benefit due to a change in the effective state tax rate for 2010. This was partially offset by an increase in income tax expense of $126,000 due to increased pre-tax income.

Operating Results of our Natural Gas Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Natural Gas Operations
Operating revenues	$14,682,109	$9,544,306	$46,188,269	$35,685,876
Gas Purchased	7,919,762	5,029,479	27,540,576	24,464,331

Gross Margin	6,762,347	4,514,827	18,647,693	11,221,545
Operating expenses	6,129,748	3,507,064	12,086,604	7,444,976

Operating income	632,599	1,007,763	6,561,089	3,776,569
Other income	303,306	142,488	476,197	161,821

Income before interest and taxes	935,905	1,150,251	7,037,286	3,938,390
Interest (expense)	(509,343)	(252,824)	(1,077,629)	(540,171)

Income before income taxes	426,562	897,427	5,959,657	3,398,219
Income tax (expense)	(178,583)	(338,783)	(1,980,383)	(1,300,742)

Net income	$247,979	$558,644	$3,979,274	$2,097,477

Quarter Ended June 30, 2010 Compared with Quarter Ended June 30, 2009

Natural Gas Revenues and Gross Margins — Our operating revenues in the three months ended June 30, 2010 increased by $5.2 million to approximately $14.7 million from approximately $9.5 million in the three months ended June 30, 2009. Revenues from our recently acquired Ohio Companies caused a $3.6 million increase in revenue. Revenues in our existing natural gas operations increased by $1.6 million resulting primarily from increased sales in our North Carolina and Maine markets.

Gas purchases in our natural gas operations increased by $2.9 million to approximately $7.9 million in the three months ended June 30, 2010 from approximately $5.0 million in the three months ended June 30, 2009. Gas purchases from our recently acquired Ohio Companies were $2.0 million. Gas purchases in our existing natural gas operations increased by $900,000 due primarily to increased sales in our North Carolina and Maine markets.

Gross margin was approximately $6.8 million for the three months ended June 30, 2010, compared with approximately $4.5 million for the three months ended June 30, 2009. Of this increase of $2.3 million, the recently acquired Ohio Companies accounted for $1.6 million. Sales growth in our North Carolina and Maine markets accounted for $600,000 of the increase and $100,000 was earned from our recently acquired Cut Bank operation.

Natural Gas Operating Expenses — Our operating expenses were approximately $6.1 million for the three months ended June 30, 2010, compared with approximately $3.5 million for the three months ended June 30, 2009. The $2.6 million increase was due primarily to operating expenses from our recently acquired Ohio Companies of $2.3 million, and Cut Bank of $155,000, with the remaining $145,000 due to increases in depreciation, other taxes, and distribution, general and administrative expenses in our existing operations.

Natural Gas Other Income — Other income increased by $161,000 to $303,000 in the three months ended June 30, 2010 from $142,000 in the three months ended June 30, 2009. Other income from the recently acquired Ohio Companies was $190,000, with a decrease of $29,000 in other income from existing operations.

Natural Gas Interest Expense — Interest expense increased by $256,000 to $509,000 in the three months ended June 30, 2010 from $253,000 in the three months ended June 30, 2009. Interest expense from the recently acquired Ohio Companies was $272,000. This was partially offset by a decrease in interest expense from existing operations of $16,000.

Natural Gas Income Tax Expense — Income tax expense decreased by $160,000 to approximately $179,000 in the three months ended June 30, 2010 from approximately $339,000 in the three months ended June 30, 2009. The income tax benefit of $268,000 due to the pre-tax loss from the recently acquired Ohio Companies was offset by an increase in income tax expense of $108,000 due to higher pre-tax income from existing operations

Six Months Ended June 30, 2010 Compared with Six Months Ended June 30, 2009

Natural Gas Revenues and Gross Margins — Our operating revenues in the six months ended June 30, 2010 increased by $10.5 million to approximately $46.2 million from approximately $35.7 million in the six months ended June 30, 2009. Revenues from our recently acquired Ohio Companies was $14.3 million. Revenues in our existing natural gas operations decreased by $3.8 million. Our cost of gas passed through to customers in the first three months of 2010 was significantly lower than our cost for the same period in 2009. This decrease was partially offset by increased sales in our North Carolina and Maine markets throughout the six months of 2010.

Gas purchases in our natural gas operations increased by $3.0 million to approximately $27.5 million in the six months ended June 30, 2010 from approximately $24.5 million in the six months ended June 30, 2009. Gas purchases from our recently acquired Ohio Companies were $8.6 million. Gas purchases in our existing natural gas operations decreased by approximately $5.6 million. Due to pricing, our gas costs in the first three months of 2010 were significantly lower than our costs for the same period in 2009. This decrease was partially offset by increased sales in our North Carolina and Maine markets throughout the six months of 2010.

Gross margin was approximately $18.6 million for the six months ended June 30, 2010, compared with approximately $11.2 million for the six months ended June 30, 2009. Of this increase of $7.4 million, the recently acquired Ohio companies accounted for $5.7 million. Sales growth in our North Carolina and Maine markets accounted for $1.4 million of the increase and $400,000 was earned from our recently acquired Cut Bank operation. These were offset by a slight decrease of $100,000 from our remaining operations.

Natural Gas Operating Expenses — Our operating expenses were approximately $12.1 million for the six months ended June 30, 2010, compared with approximately $7.4 million for the six months ended June 30, 2009. The $4.7 million increase was due primarily to operating expenses from our recently acquired Ohio Companies of $4.1 million, and Cut Bank of $320,000. In our existing operations, depreciation expense increased $100,000 due to investments in the expansion of the distribution systems of our North Carolina and Bangor operations. The remaining $180,000 is due to increases in other taxes and distribution, general and administrative expenses.

Natural Gas Other Income — Other income increased by $314,000 to $476,000 in the six months ended June 30, 2010 from $162,000 in the six months ended June 30, 2009. Other income from the recently acquired Ohio Companies was $349,000, with an offsetting reduction of $35,000 in other income from existing operations.

Natural Gas Interest Expense — Interest expense increased by $537,000 to approximately $1.1 million in the six months ended June 30, 2010 from $540,000 in the six months ended June 30, 2009. Interest expense from the recently acquired Ohio Companies was $536,000, with the remaining difference coming from existing operations.

Natural Gas Income Tax Expense — Income tax expense increased by $700,000 to approximately $2.0 million in the six months ended June 30, 2010 from approximately $1.3 million in the six months ended June 30, 2009. Income tax expense from the recently acquired Ohio companies was $500,000. The remaining increase of $200,000 was caused by income tax expense of $380,000 on higher pre-tax income in our existing operations, offset by a $180,000 income tax benefit due to a change in the effective state tax rate for 2010.

Operating Results of our Marketing and Production Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Energy West Resources
Operating revenues	$1,868,009	$2,582,758	$4,986,332	$7,662,345
Gas Purchased	1,462,808	1,960,833	4,054,219	6,085,727

Gross Margin	405,201	621,925	932,113	1,576,618
Operating expenses	197,896	179,440	374,652	389,945

Operating income	207,305	442,485	557,461	1,186,673
Other income (expense)	(12,108)	(12,090)	(472,060)	(12,090)

Income before interest and taxes	195,197	430,395	85,401	1,174,583
Interest (expense)	(14,717)	3,436	(34,438)	(51,907)

Income before income taxes	180,480	433,831	50,963	1,122,676
Income tax (expense)	(67,335)	(167,566)	(16,768)	(433,496)

Net income	$113,145	$266,265	$34,195	$689,180

Quarter Ended June 30, 2010 Compared with Quarter Ended June 30, 2009

Marketing and Production Revenues and Gross Margins — Our revenues decreased $700,000 to approximately $1.9 million in the three months ended June 30, 2010 from approximately $2.6 million in the three months ended June 30, 2009. Retail gas revenues decreased by $800,000 due to lower sales volumes in our Wyoming market. The three months ended June 30, 2009 included sales volumes caused by a favorable differential between the AECO and CIG Rockies indexes. This differential turned the other direction and had a negative effect in the three months ended June 30, 2010. This decrease was partially offset by an increase in production revenues of $100,000 due to higher volumes produced and higher prices received.

The gross margin in our marketing and production operations decreased $217,000 to approximately $405,000 in the three months ended June 30, 2010 from approximately $622,000 in the three months ended June 30, 2009. Gross margin from retail gas decreased by $341,000. This was due to the lower sales volumes, offset by an increase in gross margin from gas production of $124,000 due to the higher revenue from volumes produced.

Marketing and Production Operating Expenses — Our operating expenses increased approximately $19,000, to $198,000 in the three months ended June 30, 2010 from $179,000 in the three months ended June 30, 2009. Increases in expense for professional services and depreciation and depletion accounted for this change.

Marketing and Production Other Income (loss) — Losses on our equity investment in Kykuit resulted in losses of $12,000 in both the three months ended June 30, 2010 and the three months ended June 30, 2009.

Marketing and Production Interest Expense — Interest expense increased approximately $18,000 to $15,000 in the three months ended June 30, 2010 from a credit of $3,000 in the three months ended June 30, 2009.

Marketing and Production Income Tax Expense — Income tax expense decreased approximately $101,000 to $67,000 in the three months ended June 30, 2010 from $168,000 in the three months ended June 30, 2009, due to a decrease in pre-tax income.

Six Months Ended June 30, 2010 Compared with Six Months Ended June 30, 2009

Marketing and Production Revenues and Gross Margins — Our revenues decreased $2.7 million to approximately $5.0 million in the six months ended June 30, 2010 from approximately $7.7 million in the six months ended June 30, 2009. Retail gas revenues decreased by $2.6 million due primarily to lower sales volumes in our Wyoming market. The six months ended June 30, 2009 included sales volumes caused by a favorable differential between the AECO and CIG Rockies indexes. This differential turned the other direction and was unfavorable in the six months ended June 30, 2010. Production revenues decreased by $100,000 due to lower prices received for volumes produced.

The gross margin in our marketing and production operations decreased $644,000 to approximately $932,000 in the six months ended June 30, 2010 from approximately $1.6 million in the six months ended June 30, 2009. Gross margin from retail gas decreased by $579,000 due to the lower sales volumes and gross margin from gas production decreased by $65,000, due to the lower revenue from volumes produced, and partially offset by lower costs of production.

Marketing and Production Operating Expenses — Our operating expenses decreased approximately $15,000, to $375,000 in the six months ended June 30, 2010 from $390,000 in the six months ended June 30, 2009. Decreases in expenses for professional services and employee travel account for this change.

Marketing and Production Other Income (loss) — We incurred a loss of $472,000 in the six months ended June 30, 2010, $32,000 of which is attributable to a loss on our equity investment in Kykuit. The trial in our lawsuit with Shelby concluded on April 27, 2010 with the jury awarding Shelby damages in the amount of $522,000. We had an existing liability recorded of $82,000 and recorded the remaining liability and associated expense of $440,000 in the first quarter of 2010. Please refer to Note 12 in the Notes to Condensed Consolidated Financial Statements for further discussion. For the six months ended June 30, 2009, we incurred a loss of $12,000, which is attributable to our equity investment in Kykuit.

Marketing and Production Interest Expense — Interest expense decreased approximately $18,000 to $34,000 in the six months ended June 30, 2010 from $52,000 in the six months ended June 30, 2009.

Marketing and Production Income Tax Expense — Income tax expense decreased approximately $416,000 to $17,000 in the six months ended June 30, 2010 from an expense of $433,000 in the six months ended June 30, 2009, due to the tax benefit of $352,000 on the decrease in pre-tax income and a tax benefit of $64,000 due to a change in the effective state tax rate for 2010.

Operating Results of our Pipeline Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Pipeline Operations
Operating revenues	$106,355	$111,401	$214,957	$224,067
Gas Purchased	—	—	—	—

Gross Margin	106,355	111,401	214,957	224,067
Operating expenses	70,676	38,167	115,626	99,965

Operating income	35,679	73,234	99,331	124,102
Other income	—	—	—	—

Income before interest and taxes	35,679	73,234	99,331	124,102
Interest (expense)	(4,912)	(3,011)	(9,689)	(5,934)

Income before income taxes	30,767	70,223	89,642	118,168
Income tax (expense)	(6,282)	(27,005)	(28,922)	(45,442)

Net income	$24,485	$43,218	$60,720	$72,726

Net income decreased $19,000 to approximately $24,000 in the three months ended June 30, 2010 from approximately $43,000 in the three months ended June 30, 2009, due to increased expenses for professional services related to the operation of our Shoshone interstate pipeline. The overall impact of the results of our pipeline operations was not material to our results of consolidated operations.

Net income decreased $12,000 to approximately $61,000 in the six months ended June 30, 2010 from approximately $73,000 in the six months ended June 30, 2009, also due to increased expenses for professional services in our Shoshone pipeline operation. The overall impact of the results of our pipeline operations was not material to our results of consolidated operations.

Results of our Corporate and Other Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Corporate and Other
Operating revenues	$—	$—	$—	$—
Gas Purchased	—	—	—	—

Gross Margin	—	—	—	—
Operating expenses	8,843	—	11,364	—

Operating loss	(8,843)	—	(11,364)	—
Other income (expense)	57,030	(215,337)	92,676	(259,649)

Income (loss) before interest and taxes	48,187	(215,337)	81,312	(259,649)
Interest expense	—	—	—	(339)

Income (loss) before income taxes	48,187	(215,337)	81,312	(259,988)
Income tax benefit (expense)	31,986	33,295	(26,777)	49,413

Net income (loss)	$80,173	$(182,042)	$54,535	$(210,575)

Our “Corporate and Other” reporting segment is intended primarily to encompass the results of corporate acquisitions and other equity transactions, as well as certain other income and expense items associated with Gas Natural Inc’s holding company functions. Therefore, it does not have standard revenues, gas purchase costs, or gross margin.

Quarter Ended June 30, 2010 Compared with Quarter Ended June 30, 2009

Results of corporate and other operations for the three months ended June 30, 2010 include dividends from marketable securities of approximately $39,000, interest income of $2,000, and gains on the sale of marketable equity securities of $82,000 offset by administrative costs of $9,000, and costs related to acquisition activities of $66,000. After the related income tax benefit of $32,000, the result is net income of approximately $80,000.

Results of corporate and other operations for the three months ended June 30, 2009 include costs related to acquisition activities of $257,000, offset by dividends from marketable securities of approximately $42,000 and the applicable income tax benefit of approximately $33,000, for a net loss of approximately $182,000.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Results of corporate and other operations for the six months ended June 30, 2010 included dividends from marketable securities of approximately $118,000, interest income of $4,000, and gains on the sale of marketable equity securities of $82,000, offset by administrative costs of $11,000, costs related to acquisition activities of $112,000, and the related income tax expense of $27,000, resulting in net income of approximately $55,000.

Results of corporate and other operations for the six months ended June 30, 2009 included costs related to acquisition activities of $346,000, offset by dividends from marketable securities of approximately $86,000 and the applicable income tax benefit of approximately $49,000, for a net loss of approximately $211,000.

Consolidated Cash Flow Analysis for the Six Months Ended June 30, 2010 and 2009

Sources and Uses of Cash
Operating activities provide our primary source of cash. Cash provided by operating activities consists of net income (loss) adjusted for non-cash items, including depreciation, depletion, amortization, deferred income taxes and changes in working capital.

Our ability to maintain liquidity depends upon our $20.0 million credit facility with Bank of America, our $2.1 million credit facility with Citizens Bank, and our $1.5 million credit facility with Huntington National Bank N.A., shown in total as line of credit on the accompanying balance sheets. Our use of revolving lines of credit at June 30, 2010 was $9.9 million at the Bank of America, $2.1 million at Citizens Bank, and $1.5 million at Huntington National Bank, N.A. This was an increase from our $3.6 million line of credit balance at June 30, 2009. This change in our line of credit was caused primarily by the purchase of the Ohio Companies and their existing liabilities, decreased collections of recoverable costs of gas, increased purchases of natural gas to fill storage at low rates, and increased payments of accrued liabilities, accounts payable, and other borrowings.

Long-term and current debt was $27.5 million at June 30, 2010, and $13.0 million at June 30, 2009. $15.1 million of debt was purchased as part of the of the Ohio companies acquisition, and $598,000 in payments were made since the purchase date.

Cash increased by $2.5 million from December 31, 2009 to June 30, 2010, compared with the $367,000 decrease in cash for the six months ended June 30, 2009, as shown in the following table:

	June 30,
	2010	2009

Cash provided by operating activities	$9,687,754	$19,849,732
Cash provided by (used in) investing activities	136,203	(5,211,859)
Cash used in financing activities	(7,337,960)	(15,004,893)

Increase (decrease) in cash	$2,485,997	$(367,020)

Cash provided by operating activities was approximately $10.2 million lower in the six months ended June 30, 2010 than the six months ended June 30, 2009. Items affecting the use of cash included an increase in amounts paid for gas inventory of $5.4 million, a $4.8 million decrease in collections of recoverable costs of gas, a $3.2 million increase in payments for other assets and liabilities, a $2.5 million increase in accounts receivable collections, an increase in net income of $1.5 million, a $900,000 increase in payments of accounts payable, an $800,000 increase in prepayments and a $700,000 increase in depreciation and amortization expense.

Cash provided by investing activities was approximately $5.3 million higher in the six months ended June 30, 2010, than the six months ended June 30, 2009. This was primarily due to a net $3.4 million increase from marketable securities transactions. Other changes included a $1.7 million decrease in construction expenditures, a $200,000 increase in cash paid for acquired companies, a $200,000 decrease in cash paid for other investments, and $100,000 increase in cash purchased in the Ohio acquisition.

Cash used in financing activities in the six months ended June 30, 2010 was $7.3 million. This was $7.7 million less than the cash used of $15.0 million in the six months ended June 30, 2009 and was due to increased net borrowings on the credit lines of $14.6 million, increased payments of $6.3 million on long and short-term borrowings, and a $529,000 increase in dividends paid as compared to the six months ended June 30, 2009.

Liquidity and Capital Resources
We fund our operating cash needs, as well as dividend payments and capital expenditures, primarily through cash flow from operating activities and short-term borrowing. Historically, to the extent cash flow has not been sufficient to fund these expenditures, we have used working capital lines of credit. We have greater need for short-term borrowing during periods when internally generated funds are not sufficient to cover all capital and operating requirements, including costs of gas purchased and capital expenditures. In general, our short-term borrowing needs for purchases of gas inventory and capital expenditures are greatest during the summer and fall months and our short-term borrowing needs for financing customer accounts receivable are greatest during the winter months.

With the acquisition of the Ohio Companies, we now have two additional lines of credit from Citizens Bank and Huntington National Bank, N.A., which are used for working capital needs by NEO and Orwell, respectively.

Long Term Debt and Bank of America Line of Credit
Long-term Debt — $13.0 million 6.16% Senior Unsecured Notes — On June 29, 2007, we issued $13.0 million aggregate principal amount of our 6.16% Senior Unsecured Notes, due June 29, 2017. The proceeds of these notes were used to refinance our existing notes. With this refinancing, we expensed the remaining debt issue costs of $991,000 in fiscal 2007, and incurred approximately $496,000 in new debt issue costs to be amortized over the life of the new note.

Bank of America Line of Credit — On June 29, 2007, we established our five-year unsecured credit facility with Bank of America, replacing a previous $20.0 million one-year facility with Bank of America which was scheduled to expire in November 2007. The credit facility includes an annual commitment fee equal to 0.20% of the unused portion of the facility and interest on amounts outstanding at the London Interbank Offered Rate, plus 120 to 145 basis points, for interest periods selected by us. At June 30, 2010, the Company had $9.9 million in borrowings on the line of credit.

The following table represents borrowings under the Bank of America revolving line of credit for the quarter ended June 30, 2010.

Minimum borrowing	$548,000
Maximum borrowing	$3,598,000
Average borrowing	$2,799,000

Our 6.16% Senior Unsecured Notes and Bank of America credit facility agreements contain various covenants, which include, among others, limitations on total dividends and distributions made in the immediately preceding 60-month period to 75% of aggregate consolidated net income for such period, restrictions on certain indebtedness, limitations on asset sales, and maintenance of certain debt-to-capital and interest coverage ratios. At June 30, 2010 and 2009, we believe we were in compliance with the financial covenants under our debt agreements.

Citizens Bank Credit Facility

In connection with our acquisition of our Ohio operations, NEO, Great Plains and GPL each entered modifications/amendments to its credit facility with Citizens Bank (the “Citizens Credit Facility”). The Citizens Credit Facility consists of a revolving line of credit and term loan to NEO, and two other term loans to Great Plains and GPL respectively. Each amendment/modification was initially effective as of December 1, 2009, but was later modified to be effective as of January 5, 2010. Gas Natural guarantees each loan. Our chairman and chief executive officer, Richard M. Osborne, guarantees each loan both individually and as trustee of the RMO Trust, and Great Plains guarantees NEO’s revolving line of credit and term loan as well as GPL’s term note.

Long-term Debt — $10.3 million 5.00% Senior Secured Notes — NEO’s, Great Plains’ and GPL’s term loans with Citizens Bank are in the amounts of $6.8 million, $2.3 million and $783,000 respectively. Each term note has a maturity date of July 1, 2013 and bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 400 basis points with an interest rate floor of 5.00% per annum. Currently, the interest rate is 5.00% per annum. The term notes require monthly payments of approximately $102,000 in the aggregate.

Line of Credit  — NEO’s revolving credit line with Citizens Bank has a maximum credit commitment of $2.1 million. The revolving line bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 400 basis points with an interest rate floor of 5.00% per annum. Currently, the interest rate is 5.00% per annum. The revolving line requires monthly interest payments with the principal due at maturity, November 29, 2010.

The Citizens Credit Facility requires Great Plains, GPL and NEO to maintain a debt service coverage ratio of at least 1.25 to 1.0 measured quarterly on a rolling four quarter basis. The Citizens Credit Facility also requires NEO, Great Plains and GPL to maintain a minimum net worth, on a combined basis, equal to the sum of $1,815,000 plus 100% of net income less the pro-rata share of any dividend paid to Gas Natural, measured on a quarterly basis beginning with the quarter ended December 31, 2009. The Citizens Credit Facility allows NEO, Great Plains and GPL to pay dividends to Gas Natural if those entities’ combined net worth (as defined in the Citizens loan documents) after payment of any dividends would not be less than $1,815,000 on a consolidated basis as positively increased by 100% of net income as of the end of each fiscal quarter and fiscal year.

At June 30, 2010, $2.1 million has been borrowed under the revolving line of credit, $6.8 million under the NEO term loan, $2.3 million under the Great Plains term loan and $783,000 under the GPL term loan.

Huntington Credit Facility

On December 31, 2009, Orwell entered into an amended and restated short-term credit facility with The Huntington National Bank, N.A. (the “Huntington Credit Facility”). The Huntington Credit Facility amends and restates the previous credit facility that matured on November 30, 2009. The loan is secured by all of the assets of Orwell. The Huntington Credit Facility is guaranteed by Gas Natural, Lightning Pipeline, Mr. Osborne individually and as Trustee of the RMO Trust, and certain entities owned and controlled by Mr. Osborne.

Long-term Debt — $4.6 Million Senior Secured Note — The Huntington Credit Facility includes a $4.6 million term note that bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 300 basis points with LIBOR floor of 1% per annum. Currently, the interest rate is 4.00% per annum. The term note requires monthly payments of approximately $33,000 and matures on November 28, 2010.

Line of Credit — The Huntington Credit Facility also includes a $1.5 million line of credit. The credit line bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 300 basis points with LIBOR floor of 1% per annum. Currently, the interest rate is 4.00% per annum. The credit line requires monthly interest payments with the principal due at maturity, November 28, 2010.

The Huntington Credit Facility requires Orwell to maintain a fixed charge coverage ratio of at least 1 to 1 of EBITDA to the sum of (i) scheduled principal payments on debt and capital leases, plus (ii) interest expense, plus (iii) federal, state and local income tax expense, plus (iv) dividends and distributions, measured on a rolling four quarter basis. The Huntington Credit Facility allows Orwell to pay dividends to Gas Natural as long as the aggregate amount of all dividends, distributions, redemptions and repurchases in any fiscal year do not exceed 60% of net income (as defined in the Huntington Credit Facility) of Orwell for each fiscal year. At June 30, 2010, $1.5 million has been borrowed under the credit line and $4.2 million under the term note. The Huntington Credit Facility is also secured by a pledge of 300,000 shares of Gas Natural stock by the RMO Trust.

Combined Term Loans and Credit Facilities

At June 30, 2010, the Company had approximately $5.2 million in cash ($4.6 million net of bank overdrafts). In addition, at June 30, 2010, Gas Natural had $13.5 million in borrowings under its lines of credit and our net available borrowing capacity at June 30 was $10.1 million.

The total amount outstanding under all Gas Natural’s long-term debt obligations was $27.5 million and $13.0 million at June 30, 2010 and 2009 respectively. The portion of such obligations due within one year was $5.1 million, and $0 at June 30, 2010, and 2009, respectively.

Our debt service requirements have increased significantly as a result of acquiring the Ohio Companies, making us more leveraged on a consolidated basis. As stated above, our debts under the Huntington Credit Facility and the Citizens revolving credit line, which totaled approximately $7.8 million as of June 30, 2010, will mature in November 2010. We are seeking to extend or refinance this debt, but there can be no assurance we will be able to do so. Our failure to extend, refinance, or repay this debt by the end of November may result in an event of default which, if not cured or waived, could result in the acceleration of the debt under all of our credit facilities or other agreements that we may enter into from time to time that contain cross-acceleration or cross-default provisions. If this occurs, there can be no assurance that we would be able to refinance or otherwise repay such debt, which could result in a material adverse effect on our business, earnings, cash flow, liquidity and financial condition.

Capital Expenditures
We conduct ongoing construction activities in all of our utility service areas in order to support expansion, maintenance, and enhancement of our gas pipeline systems. We are actively expanding our systems in Ohio, North Carolina and Maine to meet the high customer interest in natural gas service in those three service areas. For the twelve months ended December 31, 2009, our total capital expenditures were approximately $8.9 million. During the six months ended June 30, 2010 and 2009 capital expenditures were $2.2 million and $3.9 million, respectively. We estimate future cash requirements for capital expenditures will be as follows:

Estimated
Future Cash
Requirements
through 12/31/10
(In thousands)

Natural Gas Operations	$7,957
Energy West Resources	—
Pipeline Operations	104

Total capital expenditures	$8,061

Off-Balance Sheet Arrangements

We do not have any off-balance-sheet arrangements, other than those currently disclosed, that have or are reasonably likely to have a current or future effect on financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Year Ended December 31, 2009 Compared With the Year Ended December 31, 2008

Executive Overview

Our primary source of revenue and operating margin has been the distribution of natural gas to end-use residential, commercial, and industrial customers. We have natural gas distribution operations in Montana, Wyoming, and we recently acquired distribution operations in North Carolina and Maine. We also market and distribute natural gas in Montana and Wyoming and conduct interstate pipeline operations in Montana and Wyoming. Formerly, we conducted propane operations in Arizona, but those operations were sold in 2007.

We have five reporting segments: natural gas operations, marketing and production operations, pipeline operations, discontinued operations and corporate and other. Information regarding our Arizona propane operations is reported under discontinued operations. Our corporate and other reporting segment was recently established to report various income and expense items associated with corporate acquisitions and other equity transactions, including a deferred tax asset we received in connection with the acquisitions of our North Carolina and Maine distribution operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operation are based upon consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities, if any, at the date of the financial statements. We analyze our estimates, including those related to regulatory assets and liabilities, income taxes and contingencies and litigation. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. See a complete list of significant accounting policies in Note 1 of the notes to the consolidated financial statements included herein.

Regulatory Accounting
Our accounting policies historically reflect the effects of the rate-making process in accordance with ASC 980 Regulated Operations. Our regulated natural gas segment continues to be cost-of-service rate regulated, and we believe the application of ASC 980 to that segment continues to be appropriate. We must reaffirm this conclusion at each balance sheet date. If, as a result of a change in circumstances, we determine that the regulated natural gas segment no longer meets the criteria of regulatory accounting under ASC 980, that segment will have to discontinue regulatory accounting and write off the respective regulatory assets and liabilities.

The application of ASC 980 results in recording regulatory assets and liabilities. Regulatory assets represent the deferral of incurred costs that are probable of future recovery in customer rates. In some cases, we record regulatory assets before we have received approval for recovery from the state regulatory agencies. We must use judgment to conclude that costs deferred as regulatory assets are probable of future recovery. We base this conclusion on certain factors, including changes in the regulatory environment, recent rate orders issued by regulatory agencies, and the status of any potential new legislation. Regulatory liabilities represent revenue received from customers to fund expected costs that have not yet been incurred or for probable future refunds to customers. At December 31, 2009, our total regulatory assets were $2.4 million and our total regulatory liabilities were $1.7 million. A write-off of the regulatory assets and liabilities could have a material impact on our consolidated financial statements.

Our natural gas segment contains regulated utility businesses in the states of Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina and the regulation varies from state to state. If future recovery of costs, in any such jurisdiction, ceases to be probable, we would be required to charge these assets to current earnings. However, there are no current or expected proposals or changes in the regulatory environment that impact the probability of future recovery of these assets. In addition, deregulation would be a change that occurs over time, due to legal processes and procedures, which could moderate the impact to our consolidated financial statements.

Our most significant regulatory asset/liability relates to the recoverable/refundable costs of gas purchases. We account for purchased gas costs in accordance with procedures authorized by the state regulatory agencies, under which purchased gas costs that are different from those provided for in present rates are accumulated and recovered or credited through future rate changes.

Our gas cost recoveries are monitored closely by the regulatory commissions in all of the states in which we operate. In addition, MPUC, NCUC, MPSC AND WPSC require us to submit gas procurement plans, which we follow closely. These plans are reviewed annually by each of the regulatory commissions. In Ohio and Pennsylvania, gas procurement audits are performed annually. The adjustment of gas cost recoveries and the gas procurement plans reduce the risk of disallowance of recoverable gas costs. The regulatory commissions have not disallowed any of our recoverable gas costs or other costs included in our regulatory assets in the last three years. Therefore, we believe it is highly probable that we will recover the regulatory assets that have been recorded.

We use our best judgment when recording regulatory assets and liabilities. Regulatory commissions, however, can reach different conclusions about the recovery of costs and those conclusions could have a material impact on our consolidated financial statements.

Accumulated Provisions for Doubtful Accounts
We encounter risks associated with the collection of our accounts receivable. As such, we record a provision for those accounts receivable that are considered to be uncollectible. In order to calculate the appropriate provision, we primarily utilize the historical accounts receivable write-off amounts. The underlying assumptions used for the provision can change from period to period and the provision could potentially cause a material impact to our income statement and working capital. The actual weather, commodity prices, and other internal and external economic conditions, such as the mix of the customer base between residential, commercial and industrial, may vary significantly from our assumptions and may impact our operating income.

Unbilled Revenue and Gas Costs
We estimate the gas service that has been rendered from the latest date of each meter reading cycle to the month end. This estimate of unbilled usage is based on projected base load usage for each day unbilled plus projected weather sensitive usage for each degree day during the unbilled period. Unbilled revenue and gas costs are calculated from the estimate of unbilled usage multiplied by the rates in effect at month end. Each month the estimated unbilled revenue amounts are recorded as revenue and a receivable, and the prior month’s estimate is reversed. Likewise, the associated gas costs are recorded as cost of revenue and a payable and the prior month’s estimate is reversed. Actual price and usage patterns may vary from these assumptions and may impact revenue recognized and costs recorded. The critical component of calculating unbilled revenue is estimating the usage on a calendar month basis. Our estimated volumes used in the unbilled revenue calculation have varied from our actual monthly metered volumes by no more than plus or minus 10% on December 31, 2009, December 31, 2008 and on June 30 of each of the last three fiscal years. A variance of 10% on our gross margin at December 31, 2009 would have been ($114,000).

Fair Value of Financial Instruments
Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and bank borrowings. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the highly liquid nature of these short-term instruments. The allowance for doubtful accounts receivable is assessed quarterly based on sales and the breakout of aged receivables. In June, when the revenue cycle is low, specific customer accounts are chosen for write off. After this adjustment is made, the adequacy of the allowance is considered once again, based on the aging of total accounts receivable and is adjusted if needed. The fair values of the bank borrowings approximate the carrying amounts as of December 31, 2009, December 31, 2008 and at June 30, 2008 and 2007, and were determined based upon variable interest rates currently available to us for borrowings with similar terms.

Recoverable/Refundable Costs of Gas
We account for purchased gas costs in accordance with procedures authorized by the state regulatory agencies, under which purchased gas costs that are different from those provided for in present rates are accumulated and recovered or credited through future rate changes.

Deferred Tax Asset and Income Tax Accruals
Judgment, uncertainty, and estimates are a significant aspect of the income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and the outcomes of tax audits and appeals require that judgment and estimates be made in the accrual process and in the calculation of effective tax rates.

Effective tax rates (ETR) are also highly impacted by assumptions. ETR calculations are revised every quarter based on best available year-end tax assumptions (income levels, deductions, credits, etc.) by legal entity; adjusted in the following year after returns are filed, with the tax accrual estimates being trued-up to the actual amounts claimed on the tax returns; and further adjusted after examinations by taxing authorities have been completed.

In accordance with the interim reporting rules under ASC 740, a tax expense or benefit is recorded every quarter to adjust our tax expense to the estimated annual effective rate.

We have a net deferred tax asset of $14.0 million. The net deferred tax asset is the result of our recent acquisitions of Frontier Natural Gas and Bangor Gas Company. We may continue to depreciate approximately $82.0 million of their capital assets using the useful lives and rates employed by those companies, resulting in a potential future federal and state income tax benefit of approximately $19.1 million over the 20 year period using applicable federal and state income tax rates. Under Internal Revenue Code Section 382, our ability to recognize tax deductions as a result of this tax benefit will be limited during the first five years following the acquisitions.

Following ASC 740, our balance sheet at December 31, 2008 reflects a gross deferred tax asset of approximately $19.0 million, offset by a valuation allowance of approximately $7.5 million, resulting in a net deferred tax asset associated with the acquisition of approximately $11.5 million. The excess of the net deferred tax assets received in the transactions over their respective purchase prices has been reflected as an extraordinary gain of approximately $6.8 million on our income statement for the twelve months ended June 30, 2008 in accordance with the provisions of ASC 805.

During the year ended December 31, 2009, we conducted a study of the deferred tax asset and valuation allowance, and based on our updated earnings projections and more complete data from the seller’s tax returns, we determined that $2.8 million of the valuation allowance related to federal taxes is no longer needed but that the state portion should be increased by $400,000. Accordingly, we reduced the valuation allowance to approximately $5.1 million. In addition, we increased the gross deferred tax asset to $19.1 million. As a result, the net deferred tax asset increased to approximately $14.0 million at December 31, 2009. Included in the results of our corporate and other segment for the year ended December 31, 2009 is the income tax benefit of approximately $2.8 million related to the elimination of the federal portion of the valuation allowance. An income tax expense of $300,000 resulting from the increase in the state portion of the valuation allowance partially offset by the increase in the gross deferred tax asset is included in the results of the Natural Gas Operations segment.

We cannot guarantee that we will be able to generate sufficient future taxable income to realize the $14.0 million net deferred tax asset over the next 20 years. Management will reevaluate the valuation allowance each year on completion of updated estimates of taxable income for future periods, and will reduce the deferred tax asset by the new valuation allowance if, based on the weight of available evidence, it is more likely than not that we will not realize some portion or all of the deferred tax assets. If the estimates indicate that we are unable to use all or a portion of the net deferred tax asset balance, we will record and charge a greater valuation allowance to income tax expense. Our calculation of the valuation allowance is based on projections of our taxable income in future years. Based on these projections, we estimate that the state tax portion of the benefit will result in large net operating losses that may not be recoverable. Accordingly, we have placed the valuation allowance of approximately $5.1 million on this portion.

For the federal tax portion, there are three years remaining of the five year Internal Revenue Code limitation period discussed above. We estimate that approximately 7% of the tax benefit will be available to us during this three year period. Based on our estimates of taxable income, we project that we will recover approximately 92% of the benefit in the following nine years, with 1% recovered in small increments in the remaining years. Based on this analysis, we believe that a valuation allowance on the federal portion of the benefit is not necessary. Failure to achieve projected levels of profitability could lead to a write-down in the deferred tax asset if the recovery period becomes uncertain or longer than expected and could also lead to the expiration of the deferred tax asset between now and 2029, either of which would adversely affect our operating results and financial position.

Goodwill
Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in a business combination. Goodwill is required to be tested for impairment annually, which is completed in the fourth quarter, or more frequently if events or changes in circumstances indicate that goodwill may be impaired.

Annual Results of Consolidated Operations

The following discussion of financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Annual Report. Effective December 31, 2008, we changed our fiscal year end from June 30 to December 31. This change was made in order to align our fiscal year end with other companies within the industry. In order to provide a meaningful comparison with the calendar year 2009 results, the tables and discussion that follow compare the results for the twelve months ended December 31 2009 with the unaudited results of the twelve months ended December 31, 2008.

	Years Ended
	December 31,
	2009	2008
		(unaudited)
	(in thousands)

Consolidated Operations
Operating revenue	$71,454	$87,278
Gas Purchased	46,699	63,506

Gross Margin	24,755	23,772
Operating expenses	15,692	16,922

Operating income	9,063	6,850
Other income (expense)	(976)	(295)

Income before interest and taxes	8,087	6,555
Interest (expense)	(1,241)	(1,224)

Income before income taxes	6,846	5,331
Income tax (expense)	(27)	(1,985)

Income from continuing operations	6,819	3,346

Discontinued operations:
Gain from disposal of operations	—	—
Income from discontinued operations	—	—
Income tax (expense)	—	—

Income from discontinued operations	—	—

Income before extraordinary item	6,819	3,346
Extraordinary gain	—	—

Net income	$6,819	$3,346

Net Income — Our net income for the year ended December 31, 2009 was approximately $6.8 million, compared with net income of approximately $3.3 million for the year ended December 31, 2008, an increase of $3.5 million, or 106%. This increase was primarily the result of an increase in the net income from our natural gas operations of $1.6 million and from our corporate and other operations segment of $2.8 million, offset by a decrease in net income from our gas marketing and production operation of $950,000. The increase in income in our corporate and other operations segment was due primarily to the tax benefit realized from the reduction of the valuation allowance on our deferred tax asset. (See Note 3 to our Consolidated Financial Statements for further discussion of the deferred tax asset). The principal changes that contributed to the improvement in net income are explained below.

Revenue — Our revenue for the year ended December 31, 2009 was approximately $71.5 million compared with $87.3 million in the year ended December 31, 2008, a decrease of $15.8 million or 18%. The decrease was primarily attributable to: (1) a natural gas revenue decrease of $8.3 million, due to the significantly lower index price of natural gas passed through to our customers in 2009 and partially offset by increased sales in our Maine market and (2) a decrease in our marketing and production operation’s revenue of $7.6 million, due also to significantly lower prices for natural gas and to lower volumes produced from our production operation.

Gross Margin — Gross margin was approximately $24.8 million in the year ended December 31, 2009 compared with $23.8 million in the year ended December 31, 2008, an increase of $983,000, or 4%. Our natural gas operation’s margins increased $1.5 million, of which $1.2 million was due to sales growth in our Maine market, and $194,000 was earned from two months of operations from our Cut Bank acquisition. Gross margin from our marketing and production operations decreased $500,000, due to a $1.1 million decrease in margin from gas production, a $100,000 decrease in mark to market revenue, partially offset by a $700,000 increase in margin from gas marketing.

Expenses Other Than Cost of Sales — Expenses other than cost of sales decreased by $1.2 million to $15.7 million in the year ended December 31, 2009 from $16.9 million in the year ended December 31, 2008. The year ended December 31, 2008 included $441,000 of costs related to an equity offering that was not completed. In addition, the year ended December 31, 2008 included an increase in expense for vacation accrual of approximately $401,000 because of the accrual needed for vacation that would accrue on January 1, 2009. In 2009, we changed our vacation plan so that employees accrue vacation on a monthly basis, resulting in a decrease in the accrual at December 31, 2009 of approximately $409,000. The end result was a decrease in vacation accrual expense of approximately $810,000 when comparing the year ended December 31, 2009 with the year ended December 31, 2008.

Other Income (Expense) — Other expense increased by $681,000 to a loss of $976,000 in the year ended December 31, 2009 from a loss of $295,000 in the year ended December 31, 2008. The increase was caused by (1) an increased loss in our marketing and production operation’s equity investment in Kykuit of approximately $650,000 due to the write off of drilling costs related to dry holes, (2) an increase in costs from our corporate and other segment of $69,000, and (3) an offsetting increase in other income in our natural gas operations of $38,000.

Interest Expense — Interest expense remained constant at approximately $1.2 million for the years ended December 31, 2009 and 2008.

Income Tax Expense — Income tax expense decreased by approximately $2.0 million to approximately $27,000 in the year ended December 31, 2009 from approximately $2.0 million in the year ended December 31, 2008. During 2009, we performed a study of our deferred tax asset related to the purchase of Frontier Natural Gas and Penobscot Natural Gas. As discussed in Note 3 to our Consolidated Financial Statements, we increased the gross amount of the deferred tax asset by $100,000, reduced the valuation allowance related to the federal portion of the deferred tax asset by $2.8 million to zero and increased the state portion of the valuation allowance by $400,000. The net result was an income tax benefit of approximately $2.5 million. Offsetting this was an increase due to increased pre-tax income.

Annual Results of our Natural Gas Operations

	Year Ended
	December 31,
	2009	2008
		(unaudited)
	(in thousands)

Natural Gas Operations
Operating revenue	$58,766	$67,061
Gas Purchased	37,052	46,825

Gross Margin	21,714	20,236
Operating expenses	14,663	15,585

Operating income	7,051	4,651
Other income (expense)	254	216

Income before interest and taxes	7,305	4,867
Interest (expense)	(1,135)	(1,057)

Income before income and taxes	6,170	3,810
Income tax (expense)	(2,281)	(1,491)

Net income	$3,889	$2,319

Natural Gas Revenue and Gross Margin — Operating revenue for the year ended December 31, 2009 decreased to approximately $58.8 million from approximately $67.1 million in the year ended December 31, 2008. This $8.3 million decrease was due to the significantly lower index price of natural gas passed through to our customers in 2009, partially offset by revenue from increased sales volumes in our Maine market.

Gas purchases in natural gas operations decreased to approximately $37.1 million for the year ended December 31, 2009 from approximately $46.8 million for the year ended December 31, 2008. This $9.7 million decrease reflects the significantly lower index price of natural gas.

Gross margin increased to approximately $21.7 million for the year ended December 31, 2009 from approximately $20.2 million for the year ended December 31, 2008, an increase of $1.5 million. Sales growth in our Maine market contributed an increase in margin of approximately $1.2 million, with our Great Falls, Montana and North Carolina markets contributing the remainder of the increase. Two months of operations from our Cut Bank Gas acquisition contributed $194,000 of gross margin in 2009.

Natural Gas Operating Expenses — Operating expenses decreased to approximately $14.7 million for the year ended December 31, 2009 from $15.6 million for the year ended December 31, 2008, a decrease of approximately $900,000. Of the $810,000 decrease in expense related to vacation accrual discussed above in consolidated operations, approximately $805,000 was attributable to natural gas operations. The remaining decrease was due to lower costs for maintenance and taxes other than income taxes, partially offset by an increase in depreciation expense.

Natural Gas Other Income — Other income increased by $38,000 to approximately $254,000 in the year ended December 31, 2009 from $216,000 for the year ended December 31, 2008.

Natural Gas Interest Expense — Interest expense increased by $78,000 to approximately $1.1 million for the year ended December 31, 2009 from $1.1 million for the year ended December 31, 2008.

Natural Gas Income Tax Benefit (Expense) — Income tax expense increased by approximately $800,000 to approximately $2.3 million for the year ended December 31, 2009 from $1.5 million for the year ended December 31, 2008, due to higher pre-tax income, and the $400,000 increase to the state portion of the deferred tax asset valuation allowance, offset by the $100,000 increase in the gross deferred tax asset, discussed in Note 3 to our Consolidated Financial Statements.

Annual Results of our Marketing and Production Operations

	Years Ended
	December 31,
	2009	2008
		(unaudited)
	(in thousands)

Energy West Resources
Operating revenue	$12,239	$19,808
Gas Purchased	9,648	16,681

Gross Margin	2,591	3,127
Operating expenses	844	679

Operating income	1,747	2,448
Other income (expense)	(687)	(37)

Income before interest and taxes	1,060	2,411
Interest (expense)	(89)	(149)

Income before income taxes	971	2,262
Income tax (expense)	(413)	(758)

Net income	$558	$1,504

With the sale of our Arizona propane assets, we have reclassified our former propane operation, Missouri River Propane, into our marketing and production operations. This is a small unregulated propane supply operation that provides propane to our affiliated regulated company accounted for in our natural gas operations. Results from this operation include a net loss of $25,000 and net income of $4,000 for the years ended December 31, 2009 and 2008, respectively.

Marketing and Production Revenue and Gross Margins — Revenue in EWR decreased $7.6 million to $12.2 million for the year ended December 31, 2009 from approximately $19.8 million for the year ended December 31, 2008. Retail gas and propane revenue decreased by approximately $5.9 million, due to significantly lower index prices for natural gas in 2009. Production revenue also decreased by $1.3 million due to the significantly lower index prices received for volumes produced and less volumes produced in 2009. Our marketing and production operations’ gross margin of approximately $2.6 million for the year ended December 31, 2009 represents a decrease of approximately $500,000 from gross margin of approximately $3.1 million earned in the year ended December 31, 2008. Gross margin from gas production decreased by $1.1 million due to the significantly lower index prices received for volumes produced and lower production volumes, and a decrease of $100,000 in mark to market revenue. Gross margin from gas marketing increased by $700,000, due to a more favorable cost of supply relative to our sales contracts.

Marketing and Production Operating Expenses — Operating expenses increased approximately $165,000 to $844,000 for the year ended December 31, 2009 from $679,000 for the year ended December 31, 2008. This change was caused by a one-time payment made to the pipeline company that delivers much of our gas supply for facilities improvements , along with increases in salaries and employee benefits expense, employee travel expenses, professional services, and depreciation and depletion expense.

Marketing and Production Other Income (expense) — Other expense increased approximately $650,000 to approximately $687,000 in the year ended December 31, 2009 from $37,000 for the year ended December 31, 2008. Our loss on equity investment in Kykuit totaled $687,000 in 2009 due to the write-off of drilling costs relating to dry holes, compared with $37,000 in 2008.

Marketing and Production Interest Expense — Interest expense decreased by $60,000 to $89,000 in the year ended December 31, 2009 from $149,000 in the year ended December 31, 2008, due primarily to a decrease in short term interest due to lower costs for gas placed in storage.

Marketing and Production Income Tax Expense — Income tax expense decreased to $413,000 in the year ended December 31, 2009 from $758,000 in the year ended December 31, 2008, due to lower taxable income.

Annual Results of our Pipeline Operations

	Years Ended
	December 31,
	2009	2008
		(unaudited)
	(in thousands)

Pipeline Operations
Operating revenue	$450	$409
Gas Purchased	—	—

Gross Margin	450	409
Operating expenses	177	217

Operating income	273	192
Other income	—	—

Income before interest and taxes	273	192
Interest (expense)	(17)	(18)

Income before income taxes	256	174
Income tax (expense)	(99)	(67)

Net income	$157	$107

There were no material changes in pipeline operations during the year ended December 31, 2009 compared with the year ended December 31, 2008, as illustrated in the table above.

Annual Results of our Corporate and Other Operations

	Years Ended
	December 31,
	2009	2008
		(unaudited)
	(in thousands)

Corporate and Other
Operating revenue	$—	$—
Gas Purchased	—	—

Gross Margin	—	—
Operating expenses	8	441

Operating income	(8)	(441)
Other income (expense)	(543)	(474)

Income before interest and taxes	(551)	(915)
Interest expense	—	—

Income before income taxes	(551)	(915)
Income tax benefit (expense)	2,766	331

Income before extraordinary item	2,215	(584)

Extraordinary gain	—	—

Net income	$2,215	$(584)

During fiscal 2008, corporate and other operations was created to accumulate revenue and expenses that were not allocable to our utilities or other operations. Therefore, it does not have standard revenue, gas purchase costs, or gross margin.

For the year ended December 31, 2009, corporate and other operations included administrative expenses of $8,000, acquisition expenses of $830,000, related primarily to the acquisition of Cut Bank Gas and the Ohio companies, offset by interest and dividend income of $190,000 and a recognized gain on the sale of marketable securities of $97,000 for a total loss before income taxes of $551,000. Also included in the year ended December 31, 2009 is the income tax benefit applicable to the above items of $30,000. In addition, during 2009, we performed a study of our deferred tax asset related to the purchase of Frontier Natural Gas and Bangor Gas Company and determined that the valuation allowance related to the federal portion of the deferred tax asset was no longer needed. This resulted in an income tax benefit of approximately $2.8 million. Please see Note 3 to our Consolidated Financial Statements for further discussion.

For the year ended December 31, 2008, results of corporate and other operations included $441,000 from an equity offering that did not occur, acquisition expenses of $585,000 written off as part of the transition to ASC 805, and offset by $50,000 of interest and dividend income and $61,000 from recognized gains on the sale of marketable securities, and the applicable income tax benefit of $331,000.

Consolidated Cash Flow Analysis for the Years Ended December 31, 2009 and 2008

Sources and Uses of Cash at December 31, 2009 and 2008
Operating activities provide our primary source of cash. Cash provided by operating activities consists of net income (loss) adjusted for non-cash items, including depreciation, depletion, amortization, deferred income taxes, and changes in working capital.

Our ability to maintain liquidity depends upon our $20.0 million credit facility with Bank of America, shown as line of credit on the accompanying balance sheets. Our use of the Bank of America revolving line of credit was $14.7 million and $17.6 million at December 31, 2009 and 2008, respectively. This change in our cash position is primarily due to decreased costs for gas put in storage, offset by increases in our capital expenditures due to expansion in our North Carolina and Maine markets.

We made capital expenditures for continuing operations of $8.9 million and $7.0 million for the years ended December 31, 2009 and 2008, respectively. We finance our capital expenditures on an interim basis by the use of our operating cash flow and use of the Bank of America revolving line of credit.

We periodically repay our short-term borrowings under the Bank of America revolving line of credit by using the net proceeds from the sale of long-term debt and equity securities. Long-term debt was $13.0 million at December 31, 2009, and 2008.

Cash increased to $2,752,000 at December 31, 2009, compared with $1,065,000 at December 31, 2008. This $1.7 million increase in cash for the year ended December 31, 2009 is compared with the $840,000 decrease for the year ended December 31, 2008, as shown in the following table:

	Year Ended December 31,
	2009	2008
		(unaudited)

Cash provided by (used in) operating activities	$16,301,000	$1,644,000

Cash (used in) provided by investing activities	(9,185,000)	(11,149,000)

Cash (used in) provided by financing activities	(5,429,000)	8,665,000

Increase (decrease) in cash	$1,687,000	$(840,000)

For the year ended December 31, 2009, cash provided by operating activities increased $14.7 million as compared with the year ended December 31, 2008. Items affecting the use of cash included a decrease in amounts paid for gas inventory of $6.5 million, a $1.0 million decrease in payments of accrued and other liabilities, an increase in accounts receivable collections of $3.3 million, an increase in net income of $3.5 million, a $2.4 million increase in collections of recoverable costs of gas, and $600,000 in investment impairments, partially offset by a $2.7 million increase in net deferred tax assets.

For the year ended December 31, 2009, cash used in investing activities decreased by $2.0 million as compared with the year ended December 31, 2008, primarily due to a decrease of $2.9 million in the purchase of marketable securities. Other changes include increased construction expenditures of $1.8 million and an increase of $800,000 in sales of marketable securities.

For the year ended December 31, 2009, cash used by financing activities decreased by $14.1 million as compared with the year ended December 31, 2008. Line of credit proceeds decreased by $8.2 million, while payments increased by $5.9 million. Other offsetting changes included a decrease in stock repurchases of $400,000 and an increase of $300,000 in dividends paid.

Liquidity and Capital Resources at December 31, 2009
We fund our operating cash needs, as well as dividend payments and capital expenditures, primarily through cash flow from operating activities and short-term borrowing. Historically, to the extent cash flow has not been sufficient to fund these expenditures; we have used our working capital line of credit. We have greater need for short-term borrowing during periods when internally generated funds are not sufficient to cover all capital and operating requirements, including costs of gas purchased and capital expenditures. In general, our short-term borrowing needs for purchases of gas inventory and capital expenditures are greatest during the summer and fall months and our short-term borrowing needs for financing customer accounts receivable are greatest during the winter months.

Bank of America Term Loans and Credit Facility

On June 29, 2007, we replaced our existing credit facility and long-term notes with a new $20.0 million revolving credit facility, and issued $13.0 million of 6.16% senior unsecured notes. The prior Bank of America credit facility had been secured, on an equal and ratable basis with our previously outstanding long-term debt, by substantially all of our assets.

Long-term Debt — $13.0 million 6.16% Senior Unsecured Notes— On June 29, 2007, we issued $13.0 million aggregate principal amount of our 6.16% Senior Unsecured Notes, due June 29, 2017. The proceeds of these notes were used to refinance our existing notes. With this refinancing, we expensed the remaining debt issue costs of $991,000 in fiscal 2007, and incurred approximately $496,000 in new debt issue costs to be amortized over the life of the new note.

Line of Credit — On June 29, 2007, we established our new five-year unsecured credit facility with Bank of America for $20.0 million which replaced a previous one-year facility with Bank of America for the same. The current credit facility includes an annual commitment fee equal to 0.20% of the unused portion of the facility and interest on amounts outstanding at the London Interbank Offered Rate, plus 120 to 145 basis points, for interest periods selected by us.

The following table represents borrowings under the Bank of America revolving line of credit for each of the fiscal quarters in the year ended December 31, 2009.

	Year Ended December 31, 2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Minimum borrowing	$5,595,000	$—	$3,600,000	$9,950,000
Maximum borrowing	$18,095,000	$5,045,000	$10,250,000	$15,250,000
Average borrowing	$11,987,000	$2,002,000	$7,654,000	$12,351,000

Our 6.16% Senior Unsecured Note and Bank of America credit facility agreements contain various covenants, which include, among others, limitations on total dividends and distributions made in the immediately preceding 60-month period to 75% of aggregate consolidated net income for such period, restrictions on certain indebtedness, limitations on asset sales, and maintenance of certain debt-to-capital and interest coverage ratios. At December 31, 2009 and 2008, we believe we are in compliance with the financial covenants under our debt agreements or have received waivers for any defaults.

At December 31, 2009, we had approximately $2.8 million of cash on hand. In addition, at December 31, 2009, we had $14.7 million of borrowings under the $20.0 million Bank of America revolving line of credit. Our short-term borrowings under our line of credit during the year ended December 31, 2009 had a daily weighted average interest rate of 3.25% per annum.

Our 6.16% Senior Unsecured Note and Bank of America credit facility agreements contain various covenants, which include, among others, limitations on total dividends and distributions made in the immediately preceding 60-month period to 75% of aggregate consolidated net income for such period, restrictions on certain indebtedness, limitations on asset sales, and maintenance of certain debt-to-capital and interest coverage ratios. At December 31, 2009 and 2008, we believe we are in compliance with the financial covenants under our debt agreements or have received waivers for any defaults.

Citizens Bank Credit Facility

In connection with our acquisition of our Ohio operations, NEO, Great Plains and GPL each entered modifications/amendments to its credit facility with Citizens Bank (the “Citizens Credit Facility”). The Citizens Credit Facility consists of a revolving line of credit and term loan to NEO, and two other term loans to Great Plains and GPL respectively. Each amendment/modification was initially effective as of December 1, 2009, but was later modified to be effective as of January 5, 2010. Gas Natural guarantees each loan. Our chairman and chief executive officer, Richard M. Osborne, guarantees each loan both individually and as trustee of the RMO Trust, and Great Plains guarantees NEO’s revolving line of credit and term loan as well as GPL’s term note.

Long-term Debt — $10.3 million 5.00% Senior Secured Notes — NEO’s, Great Plains’ and GPL’s term loans with Citizens Bank are in the amounts of $7.8 million, $2.4 million and $823,000 respectively. Each term note has a maturity date of July 1, 2013 and bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 400 basis points with an interest rate floor of 5.00% per annum. Currently, the interest rate is 5.00% per annum. The term notes require monthly payments of approximately $63,000 in the aggregate.

Line of Credit — NEO’s revolving credit line with Citizens Bank has a maximum credit commitment of $2.1 million. The revolving line bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 400 basis points with an interest rate floor of 5.00% per annum. Currently, the interest rate is 5.00% per annum. The revolving line requires monthly interest payments with the principal due at maturity, November 29, 2010.

The Citizens Credit Facility requires Great Plains, GPL and NEO to maintain a debt service coverage ratio of at least 1.25 to 1.0 measured quarterly on a rolling four quarter basis. The Citizens Credit Facility also requires NEO, Great Plains and GPL to maintain a minimum net worth, on a combined basis, equal to the sum of $1,815,000 plus 100% of net income less the pro-rata share of any dividend paid to Gas Natural, measured on a quarterly basis beginning with the quarter ended December 31, 2009. The Citizens Credit Facility allows NEO, Great Plains and GPL Ohio Companies a party thereto to pay dividends to Gas Natural if those entities’ combined net worth (as defined in the Citizens loan documents) after payment of any dividends would not be less than $1,815,000 on a consolidated basis as positively increased by 100% of net income as of the end of each fiscal quarter and fiscal year.

At December 31, 2009, $2.1 million has been borrowed under the revolving line of credit, $7.1 million under the NEO term loan, $2.4 million under the Great Plains term loan and $813,000 under the GPL term loan.

Huntington Credit Facility

On December 31, 2009, Orwell entered into an amended and restated short-term credit facility with The Huntington National Bank, N.A. (the “Huntington Credit Facility”). The Huntington Credit Facility amends and restates the previous credit facility that matured on November 30, 2009. The loan is secured by all of the assets of Orwell. The Huntington Credit Facility is guaranteed by Gas Natural, Lightning Pipeline, Mr. Osborne individually and as Trustee of the RMO Trust, and certain entities owned and controlled by Mr. Osborne.

Long-term Debt — $4.6 Million Senior Secured Note — The Huntington Credit Facility includes a $4.6 million term note that bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 300 basis points with LIBOR floor of 1% per annum. Currently, the interest rate is 4.00% per annum. The term note requires monthly payments of approximately $35,000 and matures on November 28, 2010.

Line of Credit  — The Huntington Credit Facility also includes a $1.5 million line of credit. The credit line bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 300 basis points with LIBOR floor of 1% per annum. Currently, the interest rate is 4.00% per annum. The credit line requires monthly interest payments with the principal due at maturity, November 28, 2010.

The Huntington Credit Facility requires Orwell to maintain a fixed charge coverage ratio of at least 1 to 1 of EBITDA to the sum of (i) scheduled principal payments on debt and capital leases, plus (ii) interest expense, plus (iii) federal, state and local income tax expense, plus (iv) dividends and distributions, measured on a rolling four quarter basis. The Huntington Credit Facility allows Orwell to pay dividends to Gas Natural as long as the aggregate amount of all dividends, distributions, redemptions and repurchases in any fiscal year do not exceed 60% of net income (as defined in the Huntington Credit Facility) of Orwell for each fiscal year. At December 31, 2009, $1.5 million has been borrowed under the credit line and $4.3 million under the term note. The Huntington Credit Facility is also secured by a pledge of $3.0 million in market value of Gas Natural stock by the RMO Trust.

Combined Term Loans and Credit Facilities

The $14.7 million of borrowings at December 31, 2009, leaves our borrowing capacity at $5.3 million. Including the amounts related to the Ohio companies, we have $18.3 million of borrowings and borrowing capacity of $5.3 million. As discussed above, this level of borrowings is due primarily to increased costs for gas put in storage, increases in our capital expenditures due to expansion in our North Carolina and Maine markets, and the acquisition of the Ohio Companies.

As explained above, the cash flow from our business is seasonal and the line of credit balance in December normally represents the high point of borrowings in our annual cash flow cycle. Our cash flow increases and our borrowings decrease, beginning in January, as monthly heating bills are paid and the gas we paid for and placed in storage in the summer months is used to supply our customers.

The total amount outstanding under all of our long term debt obligations was approximately $13.0 million at December 31, 2009, with none being due within one year. Including the amounts related to the Ohio companies, the total amount is approximately $27.6 million, with approximately $5.1 million due within one year.

Capital Expenditures at December 31, 2009
We conduct ongoing construction activities in all of our utility service areas in order to support expansion, maintenance, and enhancement of our gas pipeline systems. We are actively expanding our systems in North Carolina and Maine to meet the high customer interest in natural gas service in those two service areas. As indicated in the table below, for the years ended December 31, 2009 and 2008, our total capital expenditures were approximately $8.9 million and $7.0 million, respectively.

	Year Ended December 31,
	2009	2008
		(unaudited)
	(In thousands)

Natural Gas Operations	$8,649	$6,894
Energy West Resources	191	122
Pipeline Operations	—	4
Corporate and Other	14	—

Total capital expenditures	$8,854	$7,020

We fund our operating cash needs, as well as dividend payments and capital expenditures, primarily though cash flow from operating activities and short-term borrowings. Historically, to the extent cash flow has not been sufficient to fund these expenditures, we have used our working capital line of credit.

Off-Balance-Sheet Arrangements at December 31, 2009

We do not have any off-balance-sheet arrangements, other than those currently disclosed that have or are reasonably likely to have a current or future effect on financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

New Accounting Pronouncements

Recently Adopted

Fair Value Measurements — In September 2006, the FASB issued guidance that defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. This guidance was effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. On January 1, 2008 we elected to implement this guidance with the one-year deferral and the adoption did not have a material impact on our financial position, results of operations or cash flows. Beginning January 1, 2009, we have adopted the provisions for non-financial assets and nonfinancial liabilities that are not required or permitted to be measured at fair value on a recurring basis.

Business Combinations — In December 2007, the FASB issued new guidance on business combinations which requires an acquirer to recognize and measure the assets acquired, liabilities assumed and any non-controlling interests in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exception. In addition, the new guidance requires that acquisition-related costs will be generally expensed as incurred and also expands the disclosure requirements for business combinations. The effective date of this new guidance is for years beginning after December 15, 2008 and we have adopted it on our consolidated financial statements, effective January 1, 2009. In addition, we have recorded as expense in the year ending December 31, 2009, and the six months ending December 31, 2008 $662,000 and $585,000, respectively of acquisition costs related to acquisitions in progress as part of the transition to the new guidance.

Non-controlling Interests — In December 2007, the FASB issued new guidance establishing standards of accounting and reporting on non-controlling interests in consolidated financial statements. Also provided is guidance on accounting for changes in the parent’s ownership interest in a subsidiary, and standards of accounting of the deconsolidation of a subsidiary due to the loss of control. The effective date of this guidance is for fiscal years beginning after December 15, 2008. We have adopted the guidance on our consolidated financial statements, effective January 1, 2009, and the implementation did not have a material impact on our consolidated financial statements.

Derivative Instruments and Hedging Activities — In March 2008, the FASB released new guidance which amends and expands previous disclosure requirements for derivative instruments and hedging activities and requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The new guidance is effective for financial statements issued for fiscal periods beginning after November 15, 2008. We implemented the guidance on January 1, 2009, and the implementation did not have a material impact on our consolidated financial statements.

Interim Fair Value Disclosures — In April 2009, the FASB issued new guidance on interim disclosures about fair value of financial instruments which requires that disclosures regarding the fair value of financial instruments be included in interim financial statements. This new guidance was effective for interim periods ending after June 15, 2009. We adopted this guidance for the period ending June 30, 2009.

Other-Than-Temporary Impairments — In April 2009, the FASB also issued released new guidance on presentation of other-than-temporary impairments which changes the method for determining whether an other-than-temporary impairment exists for debt securities, and also requires additional disclosures regarding other-than-temporary impairments. This new guidance is effective for interim and annual periods ending after June 15, 2009. We implemented the guidance on July 1, 2009, and the implementation did not have a material impact on our consolidated financial statements.

Accounting Standards Codification (Codification) — In June 2009, the FASB established the Codification as the source of authoritative generally accepted accounting principles recognized by the FASB. All existing accounting standards are superseded, aside from those issued by the SEC. All other accounting literature not included in the Codification is considered non-authoritative. We adopted the Codification as of September 30, 2009, which is reflected in our disclosures and references to accounting standards, with no impact to our financial position or results of operations.

Earnings Per Share — In September 2009, the FASB issued guidance that provided corrections to various parts of the Codification regarding EPS. The guidance is effective immediately upon being issued. The initial adoption of this guidance did not have an impact on the consolidated earnings or financial position of the Company as the update amended the reference between the Codification and pre-Codification references.

Subsequent Events — In May 2009, the FASB issued subsequent events guidance which establishes standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In addition it requires disclosure of the date through which the Company has evaluated subsequent events and whether it represents the date the financial statements were issued or were available to be issued. This guidance was effective for the Company on June 30, 2009. The adoption of the subsequent events guidance did not have a material effect on the Company’s financial position or results of operations.

Recently Issued
Consolidation of Variable Interest Entities — In June 2009, the FASB issued new guidance on consolidation of variable interest entities. The guidance will significantly affect various elements of consolidation under existing accounting standards, including the determination of whether an entity is a variable interest entity and whether an enterprise is a variable interest entity’s primary beneficiary. This new guidance is effective for interim and annual periods beginning after November 15, 2009. We do not expect the implementation of the guidance to have a material impact on our consolidated financial statements.

Fair Value Measurement Disclosures — In January 2010, the FASB issued Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements (ASU No. 2010-06), which will update the Codification to require new disclosures for assets and liabilities measured at fair value. The requirements include expanded disclosure of valuation methodologies for Level 2 and Level 3 fair value measurements, transfers in and out of Levels 1 and 2, and gross rather than net presentation of certain changes in Level 3 fair value measurements. The updates to the Codification contained in ASU No. 2010-06 are effective for interim and annual periods beginning after December 15, 2009, except for requirements related to gross presentation of certain changes in Level 3 fair value measurements, which are effective for interim and annual periods beginning after December 15, 2010. We do not expect the implementation of the guidance to have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to certain market risks, including commodity price risk (i.e., natural gas and propane prices) and interest rate risk. The adverse effects of potential changes in these market risks are discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions management may take to mitigate our exposure to such changes. Actual results may differ. See the notes to the financial statements for a description of our accounting policies and other information related to these financial instruments.

Commodity Price Risk
We seek to protect ourselves against natural gas price fluctuations by limiting the aggregate level of net open positions that are exposed to market price changes. We manage open positions with policies designed to limit the exposure to market risk, with regular reporting to management of potential financial exposure. Our Risk Management Committee has limited the types of contracts we will consider to those related to physical natural gas deliveries. Therefore, management believes that our results of operations are not significantly exposed to changes in natural gas prices.

Interest Rate Risk
Our results of operations are affected by fluctuations in interest rates (e.g. interest expense on debt). We mitigate this risk by entering into long-term debt agreements with fixed interest rates. Some of our notes payable, however, may be subject to variable interest rates that we may mitigate by entering into interest rate swaps. A hypothetical 100 basis point change in market rates applied to the balance of the notes payable would change our interest expense by approximately $181,000 annually.

Credit Risk
Credit risk relates to the risk of loss that we would incur as a result of non-performance by counterparties of their contractual obligations under various instruments with us. Credit risk may be concentrated to the extent that one or more groups of counterparties have similar economic, industry or other characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in market or other conditions. In addition, credit risk includes not only the risk that a counterparty may default due to circumstances relating directly to it, but also the risk that a counterparty may default due to circumstances which relate to other market participants that have a direct or indirect relationship with such counterparty. We seek to mitigate credit risk by evaluating the financial strength of potential counterparties. However, despite mitigation efforts, defaults by counterparties may occur from time to time. To date, no such default has occurred.

Equity Price Risk
Equity securities are subject to equity price risk, which is defined as the potential for loss in market value due to a decline in equity prices. The value of common stock equity investments is dependent upon the general conditions in the securities markets and the business and financial performance of the individual companies in the portfolio. Values are typically based on future economic prospects as perceived by investors in the equity markets. We regularly review the carrying value of our investments and identify and record losses when events and circumstances indicate that such declines in the fair value of such assets below our accounting basis are other-than-temporary. For additional discussion of our equity securities, see Note 2 to the unaudited financial statements included herein.

MANAGEMENT

The following table sets forth the names, ages and positions of our directors, executive officers and significant employees.

Name	Age	Position	Director or Officer Since

W.E. ‘Gene’ Argo	68	Director	2002
Wade F. Brooksby	64	Director	2010
Nicholas U. Fedeli	24	Director	2010
John R. Male	62	Director	2010
Gregory J. Osborne	31	Director	2009
Richard M. Osborne	64	Chief Executive Officer, Chairman of the Board and Director	2003
Thomas J. Smith	66	Chief Financial Officer and Director	2003
Michael T. Victor	48	Director	2008
Kevin J. Degenstein	51	President and Chief Operating Officer	2007
Glenn D. Hemminger	36	Director of Finance and Treasurer	2008
Jed D. Henthorne	50	Vice President of Administration	1998
David C. Shipley	49	Vice President of Operations	2007

Directors

W. E. ‘Gene’ Argo has been a director since 2002. He retired in 2004 as the president and general manager of Midwest Energy, Inc., a gas and electric cooperative in Hays, Kansas, in which capacity he had served since 1992. Over the course of Mr. Argo’s long tenure on our board, he has developed a detailed knowledge and understanding of Gas Natural and he provides our board with continuity that contributes to our long term success. His past experience in energy and utility related industries also imparts insight into our industry.

Wade F. Brooksby joined the board in 2010. His extensive background includes various executive management positions in public and private companies with his career initiating as a public accountant with the then PriceWaterhouse & Co. Mr. Brooksby later served as an operating and financial consultant to exploration, production and energy marketing companies, and from 2004 through 2006 he served as CFO of Gas Natural’s wholly-owned and largest subsidiary, Energy West, Incorporated. From 2006 through 2009 he served as vice president, chief financial officer and a director of InNexus Biotechnology Inc., a Toronto Stock Exchange traded drug development company. In 2008 and 2009 he also served as a director of Zila, Inc., a Nasdaq traded biotechnology company specializing in dental diagnostic equipment. We believe Mr. Brooksby’s financial expertise and extensive industry experience enable him to make consistently strong and dependable contributions to the board.

Nicholas U. Fedeli joined the board in 2010. He is currently Vice President of The Fedeli Group, an insurance brokerage and consulting services company, where he manages client relationships and leads new business development. He holds a business degree in Finance from John Carroll University and is actively involved in many charitable, political, and community organizations in Northeast Ohio. We believe that his knowledge of finance provides our board with critical expertise, and that as a newcomer to our board, he introduces a fresh dynamic and perspective to board discussions.

John R. Male joined the board in 2010. He previously served as Chairman and CEO of PVF Capital Corp, a Nasdaq-traded bank holding company for Park View Federal Savings Bank, where he had worked since 1971. He was named President and Chief Executive Officer of the bank in 1986 and President and CEO of PVF Capital Corp upon its organization in 1994. He was named Chairman of the Board of Directors and CEO of the company and the bank in October 2000, and retired in 2009. He currently serves on the Board of Trustees of University Hospital’s Extended Care Campus, formerly known as Heather Hill Hospital, and has served as a trustee for various charitable organizations. He holds a BA in economics from Tufts University and an MBA from Case Western Reserve University. Mr. Male’s substantial experience in finance and accounting as chairman and CEO of a publicly-traded bank holding company are highly beneficial to Gas Natural.

Gregory J. Osborne has served as a director since September 2009. He has been president and chief operating officer of John D. Oil and Gas Company, a publicly-held oil and gas exploration company, since April 2006 and a director of John D. Oil and Gas Company since February 2006. From 2003 until joining John D. Oil and Gas Company, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a regulated gas public utility company operating in Ohio that we acquired in January, 2010. He is a director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York, and a trustee of the Ohio Oil and Gas Association. He is the son of Richard Osborne, our chairman and chief executive officer. Gregory Osborne’s managerial experience and service on the board of various energy related companies provides our board with a wide range of industry specific knowledge.

Richard M. Osborne has been a director since 2003, chairman of the board since 2005 and chief executive officer since November 2007. He is the president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery, and chairman of each of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, natural gas distribution companies acquired by us in January 2010. Since 1998, Mr. Osborne has been chairman of the board, chief executive officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. From 2006 to February 2009 he was a director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York and from September 2008 to January 2009 he was a director of PVF Capital Corp., a publicly held holding company for Park View Federal Savings Bank in Solon, Ohio. Richard Osborne’s background as chairman and chief executive officer of various public companies and many years of experience owning and managing companies in energy and utility related industries provides our board with invaluable management and operational direction as well as a unique insight in considering growth opportunities for the Company.

Thomas J. Smith has served as a director since December 2003 and was appointed our vice president and chief financial officer in November 2007. He also served as our interim president from August 2007 to November 2007. From 1998 to 2006, he was the president, chief operating officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio, of which he remains a director. Since 2003, he has been president, treasurer, and secretary of NEO, and since 2002 he has been president, treasurer and secretary of Orwell, natural gas distribution companies acquired by us in January 2010. He is also a director of Corning Natural Gas Corporation, a public utility company in Corning, New York. From November 2009 to April 2010, he was a director of PVF Capital Corp., a publicly-held holding company for Park View Federal Savings Bank in Solon, Ohio. Mr. Smith’s financial and disclosure experience gained as the chief financial officer of publicly-held companies, including Gas Natural, as well as his experience as a director of energy and utility related companies provides extensive specialized knowledge and expertise to our board.

Michael T. Victor has served as a director since December 2008. Since 2006, he has been the president of Lake Erie College, a private liberal arts college located in Painesville, Ohio. From 2002 through 2005, he served as dean of the Walker School of Business, Communication and Hotel, Restaurant and Institutional Management at Mercyhurst College, a private liberal arts college located in Erie, Pennsylvania. Mr. Victor also serves as a trustee of the Ohio Foundation of Independent Colleges and Universities. Mr. Victor’s executive and managerial roles in academia enable him to add a unique perspective and insight to our board’s discussions.

Executive Officers and Significant Employees

Kevin J. Degenstein was appointed our president and chief operating officer in June 2008. Previously, he served as our senior vice president of operations since 2006. Prior to joining us, Mr. Degenstein was employed by EN Engineering, an engineering consulting firm, as vice president of distribution from 2002 until 2003 and vice president of technology from 2004 until 2006. From 1982 through 2001 Mr. Degenstein held various operating positions at Nicor Gas, a natural gas utility in Illinois, including Chief Engineer. He is a Registered Professional Engineer.

Glenn D. Hemminger was appointed Director of Finance in 2008 and Treasurer in 2010. Prior to joining Gas Natural he served in professional capacities relating to energy investment banking, with a focus on utilities, at KeyBanc Capital Markets Inc., a subsidiary of the NYSE-traded bank holding company KeyCorp. He is also a former U.S. Army Officer.

Jed D. Henthorne was appointed vice president of administration in 2006. He has been employed by us since 1988 and has served in professional and management capacities related to customer service, information technology and accounting.

David C. Shipley has served as our vice president of eastern operations since May 2007. He also serves as president of our east coast companies in Maine and North Carolina. Prior to joining us, Mr. Shipley was employed by Nicor Gas, a natural gas utility in Illinois, from 1985 to 2007 serving in various management capacities including management and supervision of underground natural gas storage, construction and maintenance, customer service field operations, research and development, quality control, workload management, alliance development and procurement.

Director Independence

The board of directors has determined and confirmed that each of Mr. Argo, Mr. Brooksby, Mr. Fedeli and Mr. Victor do not have a material relationship with Gas Natural that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of the NYSE Amex.

Incorporation by Reference

Information regarding executive compensation, director compensation, board matters and transactions with related persons required by Item 11 of Form S-1 is incorporated by reference to our Proxy Statement on Schedule 14A filed by us with the SEC on May 27, 2010 . See “Incorporation of Certain Information By Reference” beginning at page 66.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of October 25, 2010, information regarding the beneficial ownership of our common stock by

•	each shareholder known by us to be the beneficial owner of more than 5% of the stock,

•	each director and director nominee,

•	the Selling Shareholders,

•	each executive officer listed in the summary compensation table of our proxy statement,

•	all our current directors and officers as a group.

The information contained in this table does not include 276,000 shares of our common stock issuable pursuant to the underwriters’ over-allotment and 130,500 shares reserved for issuance under our stock options plans.

	Beneficial Ownership(1)
			Total Shares	Percentage			Shares	Percentage
	Common	Stock	Owned Prior to	Prior to		Shares	Owned After	After
Names and Address(2)	Stock	Options(3)	the Offering	Offering		Offered(7)	Offering(7)	Offering(7)

Richard M. Osborne(4)	2,372,271	—	2,372,271	39.1%		300,000	2,072,271	27.4%
Thomas J. Smith	90,494	—	90,494	1.5%		40,000	50,494		*
Michael T. Victor(5)	5,800	—	5,800		*	—	5,800		*
W.E. ‘Gene’ Argo	1,275	—	1,275		*	—	1,275		*
Kevin J. Degenstein(6)	370	7,500	7,870		*	—	7,870		*
David C. Shipley(6)	118	—	118		*	—	118		*
Gregory J. Osborne	—	—	—	—		—	—	—
Wade F. Brooksby	—	—	—	—		—	—	—
Nicholas U. Fedeli	—	—	—	—		—	—	—
John R. Male	—	—	—	—		—	—	—
All directors, nominees and executive officers as a group (12 individuals)	2,484,822	7,500	2,492,322	41.0%		340,000	2,152,322	28.4%

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gas Natural Inc., 1 First Avenue South, Great Falls, Montana 59401.

(3)	Shares of common stock the beneficial owners have the right to acquire through stock options that are or will become exercisable within 60 days.

(4)	Shares owned by Richard M. Osborne, Trustee.

(5)	Shares are held by Michael T. Victor Revocable Trust HDI U/A DTD 12/15/2000.

(6)	Shares of common stock are held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.

(7)	The Selling Shareholders will sell 340,000 shares in this offering. The numbers below assume the sale of 340,000 shares by the Selling Shareholders.

For information on the relationship of the Selling Shareholders to the Company, please refer to “Management” at page 57 of this prospectus.

DESCRIPTION OF CAPITAL STOCK

Common Stock

General
Our articles of incorporation provide that we are authorized to issue 15.0 million shares of common stock, par value $0.15 per share, and 1.5 million shares of preferred stock, par value $0.15 per share.

Voting Rights
The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders, including the election of directors. Cumulative voting is not permitted in the election of directors.

Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine.

Liquidation Rights
In the event of our liquidation, dissolution, or winding up, our common shareholders receive ratably any net assets that remain after the payment of all of our debts and other liabilities, subject to the senior rights of any preferred stock then outstanding.

Other
Our shares of common stock are not convertible into any other security and do not have any preemptive rights, conversion rights, redemption rights or sinking fund provisions. The rights, preferences and privileges, including voting rights, of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that the board may designate and issue in the future. There are currently no preferred shares outstanding. All of our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 1.5 million shares of preferred stock, in one or more series with such designations, relative rights, preferences, voting rights, limitations, dividend rates, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the board may fix or determine. Any series of preferred stock may have rights and privileges superior to those of common stock.

No shares of preferred stock have been issued to date, nor do we have any currently designated shares of preferred stock. We currently have no plans to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation, Code of Regulations and the Ohio General Corporation Law

The provisions of our articles of incorporation and code of regulations and of Ohio law summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in the control or management of our company.

Articles of Incorporation and Code of Regulations

No Cumulative Voting.  Where cumulative voting is permitted in the election of directors, each share is entitled to as many votes as there are directors to be elected and each shareholder may cast all of its votes for a single director nominee or distribute them among two or more director nominees. Thus, cumulative voting makes it easier for a minority shareholder to elect a director. Our articles of incorporation deny shareholders the right to vote cumulatively.

Authorized But Unissued Shares.  Our articles of incorporation permit the board to authorize the issuance of preferred stock, and to designate the rights and preferences of our preferred stock, without obtaining shareholder approval. One of the effects of undesignated preferred stock may be to enable the board to render more difficult or to discourage a third party’s attempt to obtain control of Gas Natural by means of a tender offer, proxy contest, merger, or otherwise. The issuance of shares of preferred stock also may discourage a party from making a bid for the common stock because the issuance may adversely affect the rights of the holders of common stock. For example, preferred stock that we issue may rank prior to the common stock as to dividend rights, liquidation preference, or both, may have special voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.  Our code of regulations provides that shareholders seeking to bring business before, or nominate candidates for election as directors at, meetings of shareholders must provide timely notice to us in writing. To be timely for an annual meeting, a shareholder’s notice must be received at our principal office not less than 60 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our code of regulations also prescribes the information required in a shareholder’s notice. These provisions may preclude shareholders from bringing business before, or making nominations for directors at, meetings of shareholders.

Ohio Law

Merger Moratorium Statute.  Chapter 1704 of the Ohio Revised Code, entitled “Interested Shareholder Transactions Law” and more commonly known as the Merger Moratorium Statute, generally prohibits a wide range of business combinations and other transactions between a publicly-traded Ohio corporation and any person that owns shares representing at least 10% of the voting shares outstanding for three years after the person crosses the 10% threshold, unless prior to crossing the threshold:

1)	the board approved for purposes of Chapter 1704 the acquisition that resulted in the interested shareholder crossing the 10% threshold; or

2)	the board approved the business combination or other affected transaction.

The Merger Moratorium Statute was designed to prevent many of the self-dealing activities that often accompany highly leveraged acquisitions by preventing an interested shareholder from using the Ohio corporation or its assets or shares for its special benefit without prior board approval. In adopting this statute, Ohio intended to encourage potential acquirers to negotiate with the board of directors of any Ohio corporation to ensure that the shareholders receive fair and equitable consideration for their shares. However, because of (1) the three year moratorium and the requirement for the approval of the business combination or other affected transaction even after the moratorium period, and the fact that (2) the moratorium may not be lifted regardless of the amount of voting stock acquired and regardless of whether a significant percentage of the shareholders approve of the business combination or other transaction, the Merger Moratorium Statute could deter a potential acquirer from making a takeover offer, particularly a hostile offer.

Control Share Acquisition Statute.  In addition to the Merger Moratorium Statute, Ohio has adopted Ohio Revised Code Section 1701.831, known as the Control Share Acquisition Statute. The Control Share Acquisition Statute requires shareholder approval of any acquisition, directly or indirectly, by any person, of shares that, together with shares already owned, would entitle the person to exercise more than 20%, 33 1/3% or 50% of the total voting shares outstanding. The control share acquisition must be approved in advance by the holders of:

1)	at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present; and

2)	the holders of a majority of the portion of the voting shares outstanding represented at the meeting, excluding voting shares:

a)	owned by the acquiring shareholder,

b)	owned by officers and employee-directors of the corporation, or

c)	that are acquired between the date of the first public disclosure of the proposed control share acquisition and the record date of the meeting to approve the proposed control share acquisition if (1) the owner of such shares paid consideration that exceeds $250,000 or (2) the number of shares acquired exceeds 0.5% of the voting shares outstanding.

The stated purpose of Ohio’s Control Share Acquisition Statute is to give shareholders of an Ohio public corporation a reasonable opportunity to express their views on a proposed shift in control and in that way to reduce the coercion inherent in an unfriendly takeover. However, because of the shareholder vote requirement and the potential difficulties in obtaining the required vote, the Control Share Acquisition Statute could deter a potential acquirer from making a takeover offer.

Ohio Natural Gas Utility Control Bid Statute.  Another control bid statute (apart from the Control Share Acquisition Statute) applies only to hostile control bids for securities of natural gas companies or their parent holding companies. Section 4905.403 of the Ohio Revised Code, applies to any offer to purchase from an Ohio resident, by a tender offer or otherwise, equity securities of a natural gas company in Ohio that is a public utility, or equity securities of a holding company that controls such a gas company, if after the purchase the offeror would be the direct or indirect beneficial owner of over 10% of a class of equity securities of the gas company or parent holding company. Section 4905.403 only applies to hostile bids. It does not apply to acquisitions if the target company’s directors approved the acquisition before the bidder became the owner of more than 10% of any class of the target’s equity securities.

If a control bid is covered by the statute, the offeror must file the bid with the PUCO at the time it is made. Within three days of the filing, the PUCO must fix a time for a hearing on whether the acquisition will promote public convenience in Ohio and will result in adequate natural gas service in Ohio by the company at a reasonable rate. Within 20 days of the filing (or a later date agreed to by both the bidder and the target), the PUCO is to issue a public report on its findings. The statute does not permit the PUCO to suspend the control bid. Essentially the legislation require companies to explain on the record how their hostile takeover bids would benefit Ohio consumers, businesses and communities. Section 4905.403 attempts to protect Ohio consumers through disclosure and public awareness of the control bid’s impact.

Other Provisions of Ohio Law.  Section 1707.043 of the Ohio Revised Code provides a corporation, or in certain instances the shareholders of the corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of the corporation within 18 months after proposing to acquire the corporation. Also, Section 1707.041 of the Ohio Revised Code imposes advance filing and notice requirements for tender offers for more than 10% of certain Ohio corporations.

UNDERWRITING

Janney Montgomery Scott LLC,            and            are the underwriters. Subject to the terms and conditions of the underwriting agreement dated           , 2010, the underwriters have agreed to purchase, and we and the Selling Shareholders have agreed to sell to the underwriters, the number of shares of common stock set forth opposite their respective names below at the public offering price less the underwriting discount on the cover page of this prospectus.

Underwriters	Number of Shares

Janney Montgomery Scott LLC

Total	1,800,000

The underwriting agreement provides that obligations of the underwriters to purchase the shares of common stock that are being offered are subject to the approval of certain legal matters by counsel to the underwriters and to certain other conditions. Each underwriter is obligated to purchase all of the shares of common stock being offered by this prospectus (other than shares of common stock covered by the over-allotment option described below) if it purchases any of the shares of common stock.

The underwriters propose to offer some of the shares of common stock to the public initially at the offering price per share shown on the cover page of this prospectus and may offer shares to certain dealers at such price less a concession not in excess of $      per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $      per share to certain other dealers. After the public offering of the shares of common stock, the public offering price and the concessions may be changed by the underwriters.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us and the Selling Shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase the over allotment shares:

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting discounts and commissions to be paid by us	$	$	$	$

Underwriting discounts and commissions to be paid by the Selling Shareholders	$	$	$	$

We estimate that our out-of-pocket expenses for this offering, including the non-accountable expense allowance equal to $50,000 to be paid to the underwriters, will be approximately $     .

We have granted to the underwriters an option, exercisable for up to 30 days after the date of this prospectus, to purchase up to 276,000 additional shares of common stock, at the same price per share as the public offering price, less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise such option in whole or in part only to cover over-allotments in the sale of shares of common stock offered by this prospectus. To the extent the underwriters exercise this option, each of the underwriters has a firm commitment, subject to certain conditions, to purchase a number of the additional shares of common stock proportionate to such underwriter’s initial commitment as indicated in the table above that lists the underwriters.

In connection with this offering and in compliance with applicable securities laws, the underwriters may over-allot (i.e., sell more shares of common stock than is shown on the cover page of this prospectus) and may effect transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock at levels above those which might otherwise prevail in the open market. Such transactions may include making short sales and placing bids for the shares of common stock or effecting purchases of the shares of common stock for the purpose of pegging, fixing or maintaining the price of the shares of common stock or for the purpose of reducing a short position created in connection with the offering. A short position may be covered by exercise of the over-allotment option described above in place of or in addition to open market purchases.

Additionally, the underwriters may engage in syndicate covering transactions, which involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared with the price available under the over-allotment option.

The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. The imposition of a penalty bid may have an effect on the price of the common stock to the extent that it may discourage re-sales of the shares of common stock.

In connection with this offering, the underwriters, selling group members or their respective affiliates who are qualified market makers on the NYSE Amex Equities may engage in passive market making transactions in our common stock on the NYSE Amex Equities in accordance with Rule 103 of Regulation M under the Exchange Act during the five business days prior to the pricing of the offering before the commencement of offers and sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

We, the Selling Shareholders and the underwriters make no representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of the common stock. In addition, we, the Selling Shareholders and the underwriters make no representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Each underwriter does not intend to confirm sales of the common stock to any accounts over which it exercises discretionary authority.

The underwriting agreement provides that the Selling Shareholders and our directors and executive officers will agree not to, directly or indirectly, sell or otherwise dispose of any of our shares of common stock for a period of 90 days after the completion of this offering, without the prior written consent of Janney Montgomery Scott LLC, on behalf of the underwriters. Together, this group owns, prior to the offering, 41.0% of the outstanding shares of common stock on October 25, 2010. We have also agreed to make no such sales during this period except in connection with the issuance of shares pursuant to our stock incentive plans for eligible employees, non-employee director stock plan, 401(k) plan and common share purchase and dividend reinvestment plan.

We and the Selling Shareholders have agreed to indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act.

The underwriters and their affiliates may from time to time in the future provide investment banking and other services to us for which they are expected to receive customary fees and commissions.

The common shares are listed on the NYSE Amex Equities stock exchange under the symbol “EGAS.”

This prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute this prospectus electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or selling group member is not part of this prospectus supplement or the accompanying prospectus.

EXPERTS

The consolidated financial statements and accompanying notes of Gas Natural for the year ended December 31, 2009, for the transition period ending December 31, 2008 and for the fiscal year ended June 30, 2008 included in this prospectus and the related registration statement have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report on the financials appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of Hein & Associates LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to our shares of common stock to be sold in this offering will be passed upon for us by Kohrman Jackson & Krantz P.L.L., Cleveland, Ohio. Certain legal matters will be passed upon for the underwriters by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC upon payment of fees prescribed by the SEC and paying a fee for the copying cost. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement. We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 as filed on March 31, 2010 (File No. 001-34585) and as amended,

•	our Proxy Statement on Schedule 14A for our 2010 Annual Meeting of Shareholders as filed on May 27, 2010 (File No. 001-34585),

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 as filed on May 14, 2010 (File No. 001-34585),

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 as filed on August 16, 2010 (File No. 001-34585), and

•	our Current Reports on Form 8-K filed on October 6, 2010 August 31, 2010, August 30, 2010, August 25, 2010, August 17, 2010, August 5, 2010, July 29, 2010, July 2, 2010, May 17, 2010, April 12, 2010, April 6, 2010, February 24, 2010, January 20, 2010 and January 11, 2010 (each, File No. 001-34585).

You may request copies of these filings, at no cost, by writing or calling us at:

Gas Natural Inc.
1 First Avenue South
Great Falls, Montana 59401
Attn: Jed Henthorne, Vice President of Administration
Telephone: (406) 791-4500
Fax: (936) 566-4630

Our SEC filings also are available on our website at www.ewst.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

OF GAS NATURAL INC.
(formerly Energy, Inc.)*

*	On July 9, 2010 the registrant reincorporated under the laws of the State of Ohio and changed its name from Energy, Inc. to Gas Natural Inc.

GAS NATURAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,		December 31,
	2010	2009	2009

ASSETS
Current Assets:
Cash	$5,238,165	$698,509	$2,752,168
Marketable securities	2,082,792	5,702,732	4,411,171
Accounts and notes receivable less $455,224, $191,990, and $233,332, respectively, allowance for bad debt	4,891,001	3,031,605	7,579,974
Accounts and notes receivable — related parties	916,794	—	—
Unbilled gas	1,352,227	825,951	2,869,826
Natural gas and propane inventories	3,990,424	2,551,005	5,251,942
Materials and supplies	1,542,027	1,111,688	1,018,673
Prepayments and other	1,369,538	147,288	552,641
Income tax receivable	217,068	—	—
Recoverable cost of gas purchases	1,560,975	467,866	641,755
Deferred tax asset	540,255	971,850	562,936

Total current assets	23,701,266	15,508,494	25,641,086
Property, Plant and Equipment, Net	71,721,232	37,761,796	41,203,668
Deferred Tax Assets — Long-Term	4,864,987	5,272,114	7,550,970
Deferred Charges	1,899,571	2,312,255	2,094,468
Other Investments	809,637	1,311,208	784,363
Goodwill	13,813,626	—	1,056,771
Customer Relationships	673,583	—	—
Note Receivable — Related Party	50,531	—	—
Other Assets	449,077	83,123	294,356

TOTAL ASSETS	$117,983,510	$62,248,990	$78,625,682

LIABILITIES AND CAPITALIZATION
Current Liabilities:
Checks issued in excess of amounts on deposit	$604,300	$421,934	$663,777
Accounts payable	8,073,046	3,749,995	5,530,645
Accounts payable — related parties	294,187	—	—
Line of credit	13,548,337	3,600,000	14,651,265
Notes payable	5,117,266	—	—
Notes payable — related parties	1,704,346	—	—
Accrued taxes	89,298	300,408	534,710
Accrued and other current liabilities	6,773,430	3,939,497	4,594,883
Overrecovered gas purchases	1,049,578	2,205,472	1,452,580

Total current liabilities	37,253,788	14,217,306	27,427,860

Other Obligations:
Deferred investment tax credits	207,972	229,034	218,503
Other long-term liabilities	3,031,998	2,379,342	2,291,511

Total	3,239,970	2,608,376	2,510,014

Long-Term Debt	22,378,677	13,000,000	13,000,000

Commitments and Contingencies (see note 12)
Stockholders’ Equity:
Preferred stock; $.15 par value, 1,500,000 shares authorized, no shares outstanding	—	—	—
Common stock; $.15 par value, 15,000,000 shares authorized, 6,072,551, 4,354,785, and 4,361,869 shares outstanding at June 30, 2010 and 2009, and December 31, 2009, respectively	910,883	653,218	654,280
Treasury stock	—	(8,012)	—
Capital in excess of par value	23,376,994	5,975,868	6,514,851
Capital in excess of par value — noncontrolling interest	—	—	100,989
Accumulated other comprehensive income	62,706	454,491	146,701
Retained earnings	30,760,492	25,347,743	28,270,987

Total stockholders’ equity	55,111,075	32,423,308	35,687,808

TOTAL CAPITALIZATION	77,489,752	45,423,308	48,687,808

TOTAL LIABILITIES AND CAPITALIZATION	$117,983,510	$62,248,990	$78,625,682

The accompanying notes are an integral part of these condensed financial statements.

GAS NATURAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

REVENUES:
Natural gas operations	$14,682,109	$9,544,306	$46,188,269	$35,685,876
Gas — wholesale	1,868,009	2,582,758	4,986,332	7,662,345
Pipeline operations	106,355	111,401	214,957	224,067

Total revenues	16,656,473	12,238,465	51,389,558	43,572,288

COST OF SALES:
Gas purchased	7,919,762	5,029,479	27,540,576	24,464,331
Gas — wholesale	1,462,808	1,960,833	4,054,219	6,085,727

Total cost of sales	9,382,570	6,990,312	31,594,795	30,550,058

GROSS MARGIN	7,273,903	5,248,153	19,794,763	13,022,230
EXPENSES:
Distribution, general, and administrative	4,374,029	2,525,331	8,289,471	5,420,885
Maintenance	245,153	185,183	536,482	356,590
Depreciation and amortization	1,035,029	531,471	2,003,058	1,045,145
Taxes other than income	752,952	482,686	1,759,235	1,112,266

Total expenses	6,407,163	3,724,671	12,588,246	7,934,886

OPERATING INCOME	866,740	1,523,482	7,206,517	5,087,344
OTHER INCOME (LOSS)	348,228	(84,939)	96,813	(109,918)
INTEREST EXPENSE	(528,972)	(252,399)	(1,121,756)	(598,351)

INCOME FROM OPERATIONS BEFORE INCOME TAX EXPENSE	685,996	1,186,144	6,181,574	4,379,075
INCOME TAX EXPENSE	(220,214)	(500,059)	(2,052,850)	(1,730,267)

NET INCOME	$465,782	$686,085	$4,128,724	$2,648,808

BASIC INCOME PER COMMON SHARE:
Income from operations	$0.08	$0.16	$0.68	$0.62
DILUTED INCOME PER COMMON SHARE:
Income from operations	$0.08	$0.16	$0.68	$0.62
DIVIDENDS DECLARED PER COMMON SHARE:	$0.13	$0.14	$0.27	$0.26
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,071,538	4,300,239	6,071,538	4,299,174
Diluted	6,080,617	4,303,121	6,079,527	4,302,036

The accompanying notes are an integral part of these condensed financial statements.

GAS NATURAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,128,724	$2,648,808
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion including deferred charges and financing costs	1,961,239	1,231,030
Stock-based compensation	45,662	50,555
Gain on sale of securities	(109,144)	—
Investment tax credit	(10,531)	(10,531)
Deferred income taxes	492,520	195,822
Changes in assets and liabilities:
Accounts and notes receivable	11,834,779	8,412,275
Accounts and notes receivable — related parties	(902,858)	—
Natural gas and propane inventories	1,893,096	7,340,796
Accounts payable	(3,483,758)	(2,431,551)
Accounts payable — related parties	185,880	—
Recoverable/refundable cost of gas purchases	(2,030,733)	2,756,033
Prepayments and other	(550,691)	275,226
Accrued interest — related parties	77,653	—
Other assets & liabilities	(3,844,084)	(618,731)

Net cash provided by operating activities	9,687,754	19,849,732

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction expenditures	(2,190,624)	(3,923,127)
Sale/Purchase of marketable securities	2,353,878	(1,068,727)
Purchase of Cut Bank shares	(100,989)	—
Purchase of Kidron investment	(105,078)	—
Cash acquired in acquisitions	144,203	—
Other investments	(19,220)	(229,785)
Customer advances received for construction	34,196	(55,359)
Increase from contributions in aid of construction	19,837	65,139

Net cash provided by (used in) investing activities	136,203	(5,211,859)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(436,886)	—
Proceeds from lines of credit	21,850,000	7,300,000
Repayment of notes payable and lines of credit	(26,552,098)	(21,195,000)
Repayments of other short-term borrowings	(559,910)	—
Dividends paid	(1,639,066)	(1,109,893)

Net cash used in financing activities	(7,337,960)	(15,004,893)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,485,997	(367,020)
CASH AND CASH EQUIVALENTS:
Beginning of period	2,752,168	1,065,529

End of period	$5,238,165	$698,509

The accompanying notes are an integral part of these condensed financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Gas Natural Inc. and its subsidiaries (collectively, the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal and recurring nature. Information for the year ended December 31, 2009 has been derived from our audited financial statements.

We follow accounting standards set by the Financial Accounting Standards Board (“FASB”). The FASB sets generally accepted accounting principles (“GAAP”) that we follow to ensure that we consistently report our financial condition, results of operations and cash flows. Over the years, the FASB and other designated GAAP-setting bodies, have issued standards in the form of FASB Statements, Interpretations, FASB Staff Positions, EITF consensuses, AICPA Statements of Position, etc. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification, sometimes referred to as the Codification or ASC.

Operating results for the six-month period ended June 30, 2010 are not necessarily indicative of the results that may be expected for future fiscal periods. Events occurring subsequent to June 30, 2010 have been evaluated as to their potential impact to the financial statements through the date of issuance. The financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2009.

Gas Natural Inc. is the parent company of Energy West, Incorporated which is a natural gas utility with operations in Montana, Wyoming, North Carolina and Maine, Lightning Pipeline Company, Inc. with utility operations in Ohio and Pennsylvania and Great Plains Natural Gas Company and Brainard Gas Corp, each with utility operations in Ohio. The Company was originally incorporated in Montana in 1909. The Company currently has four reporting segments:

•	Natural Gas Operations	Annually, we distribute approximately 29 billion cubic feet of natural gas to approximately 62,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina. We acquired our Maine and North Carolina operations in 2007, while Cut Bank Gas in Montana was added in November 2009. Most recently, we closed the acquisition of our Ohio and Pennsylvania operations on January 5, 2010.
•	Marketing and Production Operations (EWR)	Annually, we market approximately 2.4 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming and manage midstream supply and production assets for transportation customers and utilities through our subsidiary, Energy West Resources, Inc. (EWR). EWR owns an average 48% gross working interest (an average 41% net revenue interest) in 160 natural gas producing wells and gas gathering assets. Energy West Propane, Inc. dba Missouri River Propane (MRP), is our small Montana wholesale distribution company that sells propane to our affiliated utility. It had been reported in our propane operations, but is now being reported in marketing and production operations.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

•	Pipeline Operations (EWD)	The Company owns the Shoshone interstate and the Glacier gathering natural gas pipelines located in Montana and Wyoming through our subsidiary Energy West Development, Inc. (EWD). Certain natural gas producing wells owned by the Company’s pipeline operations are being managed and reported under our marketing and production operations.
•	Corporate and Other	Corporate and other encompasses the results of corporate acquisitions and other equity transactions. Reported in Corporate and other for the six months ended June 30, 2010 and 2009 are costs associated with business development and acquisitions, and dividend income and recognized gains from the sale of marketable securities.

On June 30, 2010, our shareholders approved the reincorporation of the Company from Montana to Ohio. The reincorporation was effectuated on July 9, 2010. The reincorporation effected a change in the legal domicile of the Company and other changes of a legal nature, but did not result in any change in our business, our management personnel, our operations or the location of our facilities. As part of the reincorporation, the Company changed its name to “Gas Natural Inc.” Our ticker symbol has not changed and our shares continue to trade on the NYSE Amex under the symbol “EGAS.”

Note 1 — Acquisitions

On January 5, 2010 we completed the acquisition of Lightning Pipeline Company, Inc. (“Lightning Pipeline”), Great Plains Natural Gas Company (“Great Plains”), Brainard Gas Corp. (“BGC”) and Great Plains Land Development Co., LTD. (“GPL,” and collectively with Lightning Pipeline, Great Plains and BGC, the “Ohio Companies” and each an “Ohio Company”). Lightning Pipeline is the parent company of Orwell Natural Gas Company (“Orwell”) and Great Plains is the parent company of Northeast Ohio Natural Gas Corp. (“NEO”). Orwell, NEO and BGC are natural gas distribution companies that serve approximately 23,131 customers in Northeastern Ohio and Western Pennsylvania. The acquisition increased the Company’s customers by more than 50%. GPL is a real estate holding company whose primary asset is real estate that is leased to NEO.

Merger Agreements — Energy West, Incorporated, now a wholly-owned subsidiary of the Company (“Energy West”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on June 29, 2009 with Richard M. Osborne, as Trustee of the Richard M. Osborne Trust (the “RMO Trust”), Rebecca Howell, Stephen M. Rigo, Marty Whelan, and Thomas J. Smith (Messrs. Osborne, Rigo, Whelan and Smith and Ms. Howell are hereinafter collectively referred to as “Shareholders”), Lightning Pipeline, Great Plains, BGC and three to-be-formed wholly-owned Ohio subsidiary corporations of Energy West. On June 29, 2009, Energy West also entered into an Agreement and Plan of Merger (together with the Merger Agreement, the “Merger Agreements”) with GPL, the RMO Trust and a fourth to-be-formed Ohio acquisition subsidiary (each acquisition subsidiary hereinafter referred to as an “Acquisition Sub” and collectively, as the “Acquisition Subs”) of Energy West. Mr. Osborne is our chairman of the board and chief executive officer, Mr. Smith is a director and our chief financial officer, and Ms. Howell is our corporate secretary. We completed on August 3, 2009, a reorganization to implement a holding company structure. The Company, as the new holding company, became the successor issuer to Energy West, and Energy West assigned its rights under the Merger Agreements to the Company. Pursuant to the terms of the Merger Agreements, on January 5, 2010, four separate mergers occurred whereby an Acquisition Sub of Gas Natural merged with and into each Ohio Company. The Ohio Companies survived the mergers, becoming four separate wholly-owned subsidiaries of the Company. The transactions contemplated by the Merger Agreements are referred to herein as the “Merger Transaction.”

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Merger Consideration — Issuance of Shares — The final aggregate purchase price for the Ohio Companies was $37.9 million, which consisted of approximately $20.8 million in debt of the Ohio Companies with the remainder of the purchase price paid in unregistered shares of common stock of the Company. In accordance with the Merger Agreements, on January 5, 2010, the shares of common stock of Lightning Pipeline, Great Plains and BGC and the membership units of GPL were converted into the right to receive unregistered shares of common stock of the Company (the “Shares”) in accordance with the following calculation:

The total number of Shares the Shareholders received equaled the total of $34,304,000 plus $3,565,339 (which was the number of additional active customers of the Ohio Companies in excess of 20,900 at closing (23,131-20,900=2,231) multiplied by $1,598.09), less $20,796,254 (which was the debt of the Ohio Companies at closing), divided by $10.

Based on this calculation, we issued 1,707,308 Shares in the aggregate. We issued Mr. Osborne, as trustee, 1,565,701 Shares, Mr. Smith 73,244 Shares and Ms. Howell 19,532 Shares. After the closing of the Merger Transaction on January 5, 2010, Mr. Osborne owned 2,487,972 Shares, or 41.0% of the Company, Mr. Smith owned 86,744 Shares, or 1.4% of the Company and Ms. Howell owned 19,532 Shares, or less than 1% of the Company.

The acquisition of the Ohio Companies is being accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed, an independent appraisal firm conducted a valuation analysis as of the date of acquisition, January 5, 2010. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

	Total
	Ohio		Lightning
	Companies	Great Plains	Pipeline	Brainard

Current assets	$12,004,979	$7,760,134	$4,098,704	$146,141
Property and equipment	29,530,636	18,290,612	10,818,923	421,101
Deferred tax assets	212,111	—	172,598	39,513
Other noncurrent assets	152,585	1,000	140,002	11,583
Customer relationships	685,000	640,000	45,000	—
Goodwill	12,756,854	8,844,116	3,855,573	57,165

Total assets acquired	55,342,165	35,535,862	19,130,800	675,503

Current liabilities	13,690,076	7,497,196	5,788,829	404,051
Asset retirement obligation	487,447	—	477,939	9,508
Deferred tax liability	3,295,303	1,723,801	1,495,948	75,554

Total liabilities assumed	17,472,826	9,220,997	7,762,716	489,113

Net assets acquired:	$37,869,339	$26,314,865	$11,368,084	$186,390

Of the total purchase price, approximately $12.8 million has been allocated to goodwill. Goodwill represents intangible assets that do not qualify for separate recognition. Goodwill is not amortized, rather, the goodwill will be tested for impairment, at least annually, or more frequently if there is an indication of impairment. The goodwill resulting from this acquisition is not deductible for tax purposes.

The following table shows results of operations (in thousands) for the six months ended June 30, 2010, including the results of the Ohio Companies since the acquisition date of January 5, 2010. The table also shows pro-forma results for the six months ended June 30, 2009 as if the acquisition had occurred on January 1, 2009. These unaudited pro forma results of operations are based on the historical financial statements and related notes of each of the Company and the Ohio Companies for the six months ended June 30, 2009, and contain adjustments to

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

depreciation and amortization for the effects of the purchase price allocation, and to income tax expense to record income tax expense for the Ohio Companies. The results of operations for the Ohio companies for the period from January 1, 2010 to January 4, 2010 were not material.

	Six Months Ended June 30,
	2010	2009
		Pro forma
	(In thousands)

Revenues	$51,390	$64,215
Operating income	7,206	7,707
Net income	4,129	4,201
Earnings per share — basic	$0.68	$0.70
Earnings per share — diluted	$0.68	$0.70

There is $14,320,000 of revenue and $937,000 of net income from the Ohio companies included in the consolidated statement of income for the six months ended June 30, 2010.

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

Note 2 — Marketable Securities

Securities investments are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value in marketable securities on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income. The cost of securities sold is based on the specific identification method; realized gains and losses resulting from such sales are included in investment income.

The following is a summary of available-for-sale securities at:

	Marketable Securities
	Investment	Unrealized	Estimated
	at Cost	Gains	Fair Value

June 30, 2010	$1,981,113	$101,679	$2,082,792

December 31, 2009	$4,172,899	$238,272	$4,411,171

June 30, 2009	$4,964,203	$738,529	$5,702,732

Unrealized gain (loss) on available-for-sale securities of $62,706, $146,701 and $454,491 (net of $38,973, $91,571, and $284,038 in taxes), was included in accumulated other comprehensive income in the accompanying unaudited condensed balance sheets at June 30, 2010, December 31, 2009 and June 30, 2009, respectively.

Proceeds from the sales of marketable securities during the three and six months ended June 30, 2010 were $2,051,981 and $2,353,878, respectively, and gross realized gains were $82,535 and $109,144, respectively. No marketable securities were sold during the three and six months ended June 30, 2009.

The fair value of cash and cash equivalents, notes and accounts receivable and notes and accounts payable are not materially different from their carrying amounts. The fair values of marketable securities are estimated based on the closing share price on the quoted market for those investments. The fair value of Gas Natural’s long-term debt is estimated based on the quoted market prices for the same or similar issues, or the current rates for debt of the same remaining maturities and credit quality. Cost basis is determined by specific identification of securities sold.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 3 — Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). Measuring fair value requires the use of market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, corroborated by market data, or generally unobservable. Valuation techniques are required to maximize the use of observable inputs and minimize the use of unobservable inputs.

Valuation Hierarchy

A fair value hierarchy that prioritizes the inputs used to measure fair value, and requires fair value measurements to be categorized based on the observability of those inputs has been established by the applicable accounting guidance. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs). The following table represents the Company’s fair value hierarchy for its financial assets measured at fair value on a recurring basis as of June 30, 2010:

	June 30, 2010
	Level I	Level II	Level III	Total

Available-for-sale securities	$2,082,792	—	—	$2,082,792

Total assets at fair value	$2,082,792	$—	$—	$2,082,792

Note 4 — Deferred Charges

Deferred Charges consist of the following:

	June 30,		December 31,
	2010	2009	2009

Regulatory asset for property taxes	$1,094,869	$1,401,120	$1,247,993
Regulatory asset for income taxes	452,645	452,645	452,646
Regulatory asset for deferred environmental remediation costs	(46,912)	45,234	22,042
Rate case costs	28,901	18,538	15,448
Unamortized debt issue costs	370,068	394,718	356,339

Total	$1,899,571	$2,312,255	$2,094,468

Regulatory assets will be recovered over a period of approximately seven to twenty years.

The property tax asset does not earn a return in the rate base; however the property tax is recovered in rates over a ten-year period starting January 1, 2004. The income taxes and environmental remediation costs earn a return equal to that of the Company’s rate base. No other assets earn a return or are recovered in the rate structure.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 5 — Accrued and Other Current Liabilities

Accrued and other current liabilities consist of the following:

	June 30,		December 31,
	2010	2009	2009

Property tax settlement — current portion	$242,120	$242,121	$242,120
Payable to employee benefit plans	173,718	126,564	81,045
Accrued vacation	147,816	582,481	55,416
Customer deposits	669,880	472,607	521,535
Accrued interest	25,878	8,931	31,900
Accrued interest — related parties	369,958	—	—
Accrued taxes other than income	2,388,745	652,738	640,801
Deferred payments from levelized billing	2,113,872	1,093,477	2,176,671
Other regulatory liabilities	30,994	—	59,996
Other	610,449	760,578	785,399

Total	$6,773,430	$3,939,497	$4,594,883

Note 6 — Other Long Term Liabilities

Other long-term liabilities consist of the following:

	June 30,		December 31,
	2010	2009	2009

Asset retirement obligation	$1,493,524	$766,167	$787,233
Customer advances for construction	834,446	769,596	800,250
Regulatory liability for income taxes	83,161	83,161	83,161
Regulatory liability for gas costs	131,443	—	131,443
Long term notes payable	3,416	31,410	3,416
Property tax settlement	486,008	729,008	486,008

Total	$3,031,998	$2,379,342	$2,291,511

Note 7 — Lines of Credit and Long-Term Debt

The Company funds its operating cash needs, as well as dividend payments and capital expenditures, primarily through cash flow from operating activities and short-term borrowing. Historically, to the extent cash flow has not been sufficient to fund these expenditures, Gas Natural has used the working capital line of credit portion of the credit facility with Bank of America, N.A. (“Bank of America”) (fka LaSalle Bank, N.A.) Gas Natural has greater need for short-term borrowing during periods when internally generated funds are not sufficient to cover all capital and operating requirements, including costs of gas purchased and capital expenditures. In general, Gas Natural’s short-term borrowing needs for purchases of gas inventory and capital expenditures are greatest during the summer and fall months and our short-term borrowing needs for financing customer accounts receivable are greatest during the winter months.

With the acquisition of the Ohio Companies, Gas Natural now has two additional lines of credit from Citizens Bank and Huntington National Bank, N.A., which are used for working capital needs by NEO and Orwell, respectively.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Long Term Debt and Bank of America Line of Credit

Long-term Debt — $13.0 million 6.16% Senior Unsecured Notes — On June 29, 2007, Energy West, Incorporated authorized the sale of $13.0 million aggregate principal amount of its 6.16% Senior Unsecured Notes, due June 29, 2017. The proceeds of these notes were used to refinance Energy West’s existing notes. With this refinancing, the Company expensed the remaining debt issue costs of $991,000 in fiscal 2007, and incurred approximately $496,000 in new debt issue costs to be amortized over the life of the new notes.

Bank of America Line of Credit — On June 29, 2007, Energy West established its five-year unsecured credit facility with Bank of America, replacing a previous $20 million one-year facility with Bank of America which was scheduled to expire in November 2007. The credit facility includes an annual commitment fee equal to 0.20% of the unused portion of the facility and interest on amounts outstanding at the London Interbank Offered Rate, plus 120 to 145 basis points, for interest periods selected by Energy West. At June 30, 2010, Energy West had $9.9 million in borrowings on the line of credit.

Debt Covenants — Energy West’s 6.16% Senior Unsecured Notes and the Bank of America credit facility agreements contain various covenants, which include, among others, limitations on total dividends and distributions made in the immediately preceding 60-month period to 75% of aggregate consolidated net income for such period, restrictions on certain indebtedness, limitations on asset sales, and maintenance of certain debt-to-capital and interest coverage ratios. At June 30, 2010, Energy West believes it was in compliance with the financial covenants under its debt agreements.

Citizens Bank Credit Facility

In connection with our acquisition of our Ohio operations, NEO, Great Plains and GPL each entered modifications/amendments to its credit facility with Citizens Bank (the “Citizens Credit Facility”). The Citizens Credit Facility consists of a revolving line of credit and term loan to NEO, and two other term loans to Great Plains and GPL respectively. Each amendment/modification was initially effective as of December 1, 2009, but was later modified to be effective as of January 5, 2010. Gas Natural guarantees each loan. Our chairman and chief executive officer, Richard M. Osborne, guarantees each loan both individually and as trustee of the RMO Trust, and Great Plains guarantees NEO’s revolving line of credit and term loan as well as GPL’s term note.

Long-term Debt — $10.3 million 5.00% Senior Secured Notes — NEO’s, Great Plains’ and GPL’s term loans with Citizens Bank are in the amounts of $6.8 million, $2.3 million and $783,000 respectively. Each term note has a maturity date of July 1, 2013 and bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 400 basis points with an interest rate floor of 5.00% per annum. Currently, the interest rate is 5.00% per annum. The term notes require monthly payments of approximately $102,000 in the aggregate.

Line of Credit — NEO’s revolving credit line with Citizens Bank has a maximum credit commitment of $2.1 million. The revolving line bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 400 basis points with an interest rate floor of 5.00% per annum. Currently, the interest rate is 5.00% per annum. The revolving line requires monthly interest payments with the principal due at maturity, November 30, 2010.

The Citizens Credit Facility requires Great Plains, GPL and NEO to maintain a debt service coverage ratio of at least 1.25 to 1.0 measured quarterly on a rolling four quarter basis. The Citizens Credit Facility also requires NEO, Great Plains and GPL to maintain a minimum net worth, on a combined basis, equal to the sum of $1,815,000 plus 100% of net income less the pro-rata share of any dividend paid to Gas Natural, measured on a quarterly basis beginning with the quarter ended December 31, 2009. The Citizens Credit Facility allows NEO, Great Plains and GPL to pay dividends to Gas Natural if those entities’ combined net worth (as defined in the Citizens loan documents) after payment of any dividends would not be less than $1,815,000 on a consolidated basis as positively increased by 100% of net income as of the end of each fiscal quarter and fiscal year.

At June 30, 2010, $2.1 million has been borrowed under the revolving line of credit, $6.8 million under the NEO term loan, $2.3 million under the Great Plains term loan and $783,000 under the GPL term loan.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Huntington Credit Facility

On December 31, 2009, Orwell entered into an amended and restated short-term credit facility with The Huntington National Bank, N.A. (the “Huntington Credit Facility”). The Huntington Credit Facility amends and restates the previous credit facility that matured on November 30, 2009. The loan is secured by all of the assets of Orwell. The Huntington Credit Facility is guaranteed by Gas Natural, Lightning Pipeline, Mr. Osborne individually and as Trustee of the RMO Trust, and certain entities owned and controlled by Mr. Osborne.

Long-term Debt — $4.6 Million Senior Secured Note — The Huntington Credit Facility includes a $4.6 million term note that bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 300 basis points with LIBOR floor of 1% per annum. Currently, the interest rate is 4.00% per annum. The term note requires monthly payments of approximately $33,000 and matures on November 29, 2010.

Line of Credit — The Huntington Credit Facility also includes a $1.5 million line of credit. The credit line bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 300 basis points with LIBOR floor of 1% per annum. Currently, the interest rate is 4.00% per annum. The credit line requires monthly interest payments with the principal due at maturity, November 29, 2010.

The Huntington Credit Facility requires Orwell to maintain a fixed charge coverage ratio of at least 1 to 1 of EBITDA to the sum of (i) scheduled principal payments on debt and capital leases, plus (ii) interest expense, plus (iii) federal, state and local income tax expense, plus (iv) dividends and distributions, measured on a rolling four quarter basis. The Huntington Credit Facility allows Orwell to pay dividends to Gas Natural as long as the aggregate amount of all dividends, distributions, redemptions and repurchases in any fiscal year do not exceed 60% of net income (as defined in the Huntington Credit Facility) of Orwell for each fiscal year. At June 30, 2010, $1.5 million has been borrowed under the credit line and $4.2 million under the term note. The Huntington Credit Facility is also secured by a pledge of 300,000 shares of Gas Natural common stock by the RMO Trust.

Combined Term Loans and Credit Facilities

At June 30, 2010, the Company had approximately $5.2 million in cash ($4.6 million net of bank overdrafts). In addition, at June 30, 2010, Gas Natural had $13.5 million in borrowings under its lines of credit and net available borrowing capacity at June 30, 2010 of $10.1 million.

The total amount outstanding under all Gas Natural’s long-term debt obligations was $27.5 million and $13.0 million at June 30, 2010 and 2009 respectively. The portion of such obligations due within one year was $5.1 million and $0 at June 30, 2010 and 2009, respectively.

Note 8 — Income Tax Expense (Benefit)

Income tax expense (benefit) differs from the amount computed by applying the federal statutory rate to pre-tax income or loss as demonstrated in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Income tax from continuing operations:
Tax expense at statutory rate of 34%	$233,238	$403,289	$2,101,735	$1,488,886
State income tax, net of federal tax expense	(4,980)	27,087	(44,878)	100,001
Amortization of deferred investment tax credits	(5,265)	(5,266)	(5,265)	(10,531)
Other	(2,779)	74,949	1,258	151,911

Total income tax expense	$220,214	$500,059	$2,052,850	$1,730,267

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expense. No interest and penalties related to unrecognized tax benefits were accrued at June 30, 2010.

The tax years 2004 through 2009 remain open to examination by the major taxing jurisdictions in which the Company operates, although no material changes to unrecognized tax positions are expected within the next twelve months.

Note 9 — Segment Information

		Marketing
Three Months Ended	Natural Gas	and	Pipeline	Corporate and
June 30, 2010	Operations	Production	Operations	Other	Eliminations	Consolidated

Operating revenues:
Natural gas operations	$14,760,696	$—	$—	$—	$(78,587)	$14,682,109
Marketing and production	—	3,704,869	—	—	(1,836,860)	1,868,009
Pipeline operations	—	—	106,355	—	—	106,355

Total operating revenue	14,760,696	3,704,869	106,355	—	(1,915,447)	16,656,473

Cost of sales:
Gas purchased	7,998,349	—	—	—	(78,587)	7,919,762
Gas — Wholesale	—	3,299,668	—	—	(1,836,860)	1,462,808

Total cost of sales	7,998,349	3,299,668	—	—	(1,915,447)	9,382,570

Gross margin	$6,762,347	$405,201	$106,355	$—	$—	$7,273,903

Operating income:	$632,599	$207,305	$35,679	$(8,843)	$—	$866,740

Net income	$247,979	$113,145	$24,485	$80,173	$—	$465,782

Total assets	106,348,208	4,737,608	755,112	58,037,889	(51,845,781)	$118,033,036
Goodwill	13,813,626	—	—	—	—	$13,813,626

		Marketing
Three Months Ended	Natural Gas	and	Pipeline	Corporate and
June 30, 2009	Operations	Production	Operations	Other	Eliminations	Consolidated

Operating revenues:
Natural gas operations	$9,673,807	$—	$—	$—	$(129,501)	$9,544,306
Marketing and production	—	3,747,988	—	—	(1,165,230)	2,582,758
Pipeline operations	—	—	111,401	—	—	111,401

Total operating revenue	9,673,807	3,747,988	111,401	—	(1,294,731)	12,238,465

Cost of sales:
Gas purchased	5,158,980	—	—	—	(129,501)	5,029,479
Gas — Wholesale	—	3,126,063	—	—	(1,165,230)	1,960,833

Total cost of sales	5,158,980	3,126,063	—	—	(1,294,731)	6,990,312

Gross margin	$4,514,827	$621,925	$111,401	$—	$—	$5,248,153

Operating income:	$1,007,763	$442,485	$73,234	$—	$—	$1,523,482

Net income	$558,644	$266,265	$43,218	$(182,042)	$—	$686,085

Total assets	48,962,186	4,817,916	707,757	29,283,317	(21,522,186)	$62,248,990
Goodwill	—	—	—	—	—	$—

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

		Marketing
Six Months Ended	Natural Gas	and	Pipeline	Corporate and
June 30, 2010	Operations	Production	Operations	Other	Eliminations	Consolidated

Operating revenues:
Natural gas operations	$46,345,465	$—	$—	$—	$(157,196)	$46,188,269
Marketing and production	—	9,188,180	—	—	(4,201,848)	4,986,332
Pipeline operations	—	—	214,957	—	—	214,957

Total operating revenue	46,345,465	9,188,180	214,957	—	(4,359,044)	51,389,558

Cost of sales:
Gas purchased	27,697,772	—	—	—	(157,196)	27,540,576
Gas — Wholesale	—	8,256,067	—	—	(4,201,848)	4,054,219

Total cost of sales	27,697,772	8,256,067	—	—	(4,359,044)	31,594,795

Gross margin	$18,647,693	$932,113	$214,957	$—	$—	$19,794,763

Operating income:	$6,561,089	$557,461	$99,331	$(11,364)	$—	$7,206,517

Net income	$3,979,274	$34,195	$60,720	$54,535	$—	$4,128,724

Total assets	106,348,208	4,737,608	755,112	58,037,889	(51,845,781)	$118,033,036
Goodwill	13,813,626	—	—	—	—	$13,813,626

		Marketing
Six Months Ended	Natural Gas	and	Pipeline	Corporate and
June 30, 2009	Operations	Production	Operations	Other	Eliminations	Consolidated

Operating revenues:
Natural gas operations	$36,056,899	$—	$—	$—	$(371,023)	$35,685,876
Marketing and production	—	11,153,583	—	—	(3,491,238)	7,662,345
Pipeline operations	—	—	224,067	—	—	224,067

Total operating revenue	36,056,899	11,153,583	224,067	—	(3,862,261)	43,572,288

Cost of sales:
Gas purchased	24,835,354	—	—	—	(371,023)	24,464,331
Gas — Wholesale	—	9,576,965	—	—	(3,491,238)	6,085,727

Total cost of sales	24,835,354	9,576,965	—	—	(3,862,261)	30,550,058

Gross margin	$11,221,545	$1,576,618	$224,067	$—	$—	$13,022,230

Operating income:	$3,776,569	$1,186,673	$124,102	$—	$—	$5,087,344

Net income	$2,097,477	$689,180	$72,726	$(210,575)	$—	$2,648,808

Total assets	48,962,186	4,817,916	707,757	29,283,317	(21,522,186)	$62,248,990
Goodwill	—	—	—	—	—	$—

Note 10 — Stock Options and Shareholder Rights Plans

2002 Stock Option Plan — The Gas Natural Inc. 2002 Stock Option Plan (the “Option Plan”) provides for the issuance of up to 300,000 options to purchase the Company’s common stock to be issued to certain key employees. As of June 30, 2010, there were 29,500 options outstanding, and the maximum number of shares available for future grants under this plan is 63,500 shares. Under the Option Plan, the option price may not be less than 100% of the common stock fair market value on the date of grant (in the event of incentive stock options, 110% of the fair market value if the employee owns more than 10% of the Company’s outstanding common stock). Pursuant to the Option Plan, the options vest over four to five years and are exercisable over a five to ten-year period from date of issuance.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Stock Option Disclosures — The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In the quarters ended June 30, 2010 and 2009, 0 and 5,000 options were granted, respectively. At June 30, 2010 and 2009, a total of 29,500 and 34,500 options were outstanding, respectively.

A summary of the status of the Company’s stock option plans as of June 30, 2010 and December 31, 2009 and changes during the periods ended on these dates is presented below.

		Weighted	Aggregate
	Number of	Average	Intrinsic
	Shares	Exercise Price	Value

Outstanding December 31, 2009	44,500	$8.52
Granted	—	$—
Exercised	—	$—
Expired	(15,000)	$9.93

Outstanding June 30, 2010	29,500	$7.81	$90,110

Exercisable June 30, 2010	10,000	$7.87	$29,875

The following information applies to options outstanding at June 30, 2010:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual
	Number	Exercise	Life	Number
Grant Date	Outstanding	Price	(Years)	Exercisable

1/6/2006	4,500	$6.35	0.52	0
12/1/2008	10,000	$7.10	8.42	5,000
6/3/2009	5,000	$8.44	3.93	2,500
12/1/2009	10,000	$8.85	9.42	2,500

	29,500			10,000

Note 11 — Comprehensive Income

Comprehensive income includes net income and other comprehensive income, which is primarily comprised of unrealized holding gains or losses on our available-for-sale securities that are excluded from the statement of income in computing net income and reported separately in stockholders’ equity. Comprehensive income and its components are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income	$465,782	$686,085	$4,128,724	$2,648,808
Other comprehensive income
Change in unrealized loss on available-for-sale securities, net of tax	83,052	908,156	(84,059)	773,638

Comprehensive income	$548,834	$1,594,241	$4,044,665	$3,422,446

Other comprehensive income is reported net of tax of $51,904 and $567,561 for the three months ended June 30, 2010 and 2009, and ($52,534) and $483,492 for the six months ended June 30, 2010 and 2009.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 12 — Contingencies

Derivative Contingencies — Among the risks involved in natural gas marketing is the risk of nonperformance by counterparties to contracts for purchase and sale of natural gas. The Company’s marketing operation is party to certain contracts for purchase or sale of natural gas at fixed prices for fixed time periods. The Company determined that these contracts qualify for treatment as a “normal purchase or normal sale” scope exception under current accounting standards.

Legal Proceedings — On February 21, 2008, a lawsuit captioned Shelby Gas Association v. Energy West Resources, Inc., Case No. DV-08-008, was filed in the Ninth Judicial District Court of Toole County, Montana. Shelby Gas Association (“Shelby”) alleged a breach of contract by the Company’s subsidiary, EWR, to provide natural gas to Shelby. The trial of the lawsuit was completed on April 27, 2010, and the jury in the case awarded Shelby damages in the amount of $522,000. We had an existing liability recorded of $82,000 and we recorded the remaining expense of $440,000 in our statement of income for the six months ending June 30, 2010.

The Company is involved in certain other lawsuits that have arisen in the ordinary course of business. The Company is contesting each of these lawsuits vigorously and believes it has defenses to the allegations that have been made.

Note 13 — Related Party Transactions

As a result of our purchase of the Ohio Companies, we are party to certain agreements and transactions with our chairman and chief executive officer, Richard M. Osborne, or companies owned or controlled by Mr. Osborne. These transactions can be generally grouped into three categories as follows:

Note Payable to Mr. Osborne

We have two notes payable to Mr. Osborne. The first carries an annual interest rate of 6.0% with a maturity date of January 3, 2014 and has a balance at June 30, 2010 of $1,654,985, plus accrued interest of $367,550. The second note carries an annual interest rate equal to the prime rate as published by Key Bank, NA, is payable on demand, and has a balance at June 30, 2010 of $49,361, plus accrued interest of $2,408. Interest expense related to these two notes of $25,502 and $65,746 was accrued during the three and six months ended June 30, 2010, respectively.

Gas Supply, Pipeline Transport and Gas Sales

The table below details gas supply and transport related balances and transactions with companies owned or controlled by Mr. Osborne:

		Amounts for Natural Gas Purchased
		and Imbalance Activity
	Accounts	Three Months	Six Months
	Payable	Ended	Ended
	6/30/2010	June 30, 2010	June 30, 2010

John D. Oil and Gas Marketing	$201,082	$956,798	$2,324,441
Cobra Pipeline	2,562	82,600	285,856
Orwell Trumbell Pipeline	33,814	104,388	(585,816)
Great Plains Exploration	—	3,783	20,649

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The table below details gas sales transactions and balances with companies owned or controlled by Mr. Osborne:

		Amounts for Natural Gas Sold
	Accounts	Three Months	Six Months
	Receivable	Ended	Ended
	6/30/2010	June 30, 2010	June 30, 2010

John D. Oil and Gas Marketing	$40,750	$—	$49,824
Great Plains Exploration	465,507	945,550	1,953,052

Administrative and Other

We have a note receivable from ONG Marketing, Inc., a company controlled by Mr. Osborne, with a maturity date of December 31, 2016 and an annual interest rate of 7.0% relating to funds loaned to ONG Marketing, Inc. to finance the acquisition of a gas pipeline. At June 30, 2010 the balance was $59,768 with $9,237 due within one year. We have a corresponding agreement to lease the pipeline from ONG Marketing, Inc. through December 31, 2016. During the three and six months ended June 30, 2010, we made rental and related payments of $3,300 and $7,827, respectively, and the balance due at June 30, 2010 to ONG Marketing, Inc. was $3,300.

We purchased pipe and other construction supplies from Big Oats Pipeline Supply, a company controlled by Mr. Osborne, during the three months and six months ended June 30, 2010 of $175,083 and $339,807, respectively. The balance due at June 30, 2010 was $50,049. We also sold supplies and incurred other expenses on behalf of Big Oats of $1,505 and $2,827 during the three months and six months ended June 30, 2010, respectively. The balance receivable from Big Oats at June 30, 2010 is $592.

During the three months and six months ended June 30, 2010, we incurred expense of $104,190 and $255,250, respectively for rent, supplies, and consulting services received from various companies controlled by Mr. Osborne. The balance payable for these services totaled $3,380 at June 30, 2010.

We also provided management and other services to various companies controlled by Mr. Osborne during the three months and six months ended June 30, 2010 of $91,873 and $304,550, respectively. The balance receivable for these services totaled $400,708 at June 30, 2010.

Note 14 — New Accounting Pronouncements

Recently Adopted

Consolidation of Variable Interest Entities — In June 2009, the FASB issued new guidance on consolidation of variable interest entities. The guidance will significantly affect various elements of consolidation under existing accounting standards, including the determination of whether an entity is a variable interest entity and whether an enterprise is a variable interest entity’s primary beneficiary. This new guidance is effective for interim and annual periods beginning after November 15, 2009. We implemented the guidance on January 1, 2010 and the implementation did not have a material impact on our consolidated financial statements.

Fair Value Measurement Disclosures — In January 2010, the FASB issued Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements (ASU No. 2010-06), which will update the Codification to require new disclosures for assets and liabilities measured at fair value. The requirements include expanded disclosure of valuation methodologies for Level 2 and Level 3 fair value measurements, transfers in and out of Levels 1 and 2, and gross rather than net presentation of certain changes in Level 3 fair value measurements. The updates to the Codification contained in ASU No. 2010-06 are effective for interim and annual periods beginning after December 15, 2009, except for requirements related to gross presentation of certain changes in Level 3 fair value measurements, which are effective for interim and annual periods beginning after December 15, 2010. We implemented the portions of the guidance required on January 1, 2010 and the implementation did not have a material impact on our consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Energy, Inc.
Great Falls, Montana

We have audited the consolidated balance sheets of Energy, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the year ended December 31, 2009, the six months ended December 31, 2008 and the years ended June 30, 2008 and 2007. Our audits also included the financial statement schedule as of, and for the twelve months ending December 31, 2009, the six months ended December 31, 2008 and years ended June 30, 2008 and 2007 listed in the index as Item 15(a). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energy, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the year ended December 31, 2009, the six months ended December 31, 2008, and the years ended June 30, 2008 and 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We were not engaged to examine management’s assessment of the effectiveness of Energy, Inc.’s internal control over financial reporting as of December 31, 2009, included in the accompanying Management’s Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion there on.

/s/  HEIN & ASSOCIATES LLP

Denver, Colorado
March 31, 2010

ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$2,752,168	$1,065,529
Marketable securities	4,411,171	3,376,875
Accounts receivable less $233,332 and $207,942, respectively, allowance for bad debt	7,579,974	7,430,694
Unbilled gas	2,869,826	4,839,138
Natural gas and propane inventories	5,251,942	9,891,802
Materials and supplies	1,018,673	1,175,596
Prepayment and other	552,641	422,514
Income tax receivable	—	1,014,806
Recoverable cost of gas purchases	641,755	2,041,280
Deferred tax asset	562,936	225,953

Total current assets	25,641,086	31,484,187

Property, Plant and Equipment, Net	41,203,668	34,904,442
Deferred Charges	2,094,468	2,558,156
Deferred Tax Assets — Long term	7,550,970	5,693,310
Other Investments	784,363	1,081,423
Goodwill	1,056,771	—
Other Assets	294,356	97,447

TOTAL ASSETS	$78,625,682	$75,818,965

LIABILITIES AND CAPITALIZATION
Current Liabilities:
Bank overdraft	$663,777	$773,199
Accounts payable	5,530,645	5,783,927
Line of credit	14,651,265	17,551,276
Accrued income taxes	534,710	35,236
Overrecovered gas purchases	1,452,580	1,022,853
Accrued and other current liabilities	4,594,883	4,947,448

Total current liabilities	27,427,860	30,113,939

Other Obligations:
Deferred investment tax credits	218,503	239,565
Other long-term liabilities	2,291,511	2,383,323

Total other obligations	2,510,014	2,622,888

Long-Term Debt	13,000,000	13,000,000

Commitments and Contingencies (notes 16)
Stockholders’ Equity:
Preferred stock; $.15 par value, 1,500,000 shares authorized, no shares outstanding	—	—
Common stock; $.15 par value, 5,000,000 shares authorized, 4,361,869, and 4,296,603 shares outstanding at December 31, 2009 and 2008, respectively	654,280	652,503
Treasury Stock	—	(8,012)
Capital in excess of par value	6,514,851	5,926,028
Capital in excess of par value — noncontrolling interest	100,989	—
Accumulated other comprehensive income	146,701	(319,147)
Retained earnings	28,270,987	23,830,766

Total stockholders’ equity	35,687,808	30,082,138

TOTAL CAPITALIZATION	48,687,808	43,082,138

TOTAL LIABILITIES AND CAPITALIZATION	$78,625,682	$75,818,965

See notes to consolidated financial statements.

ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year	Six Months
	Ended	Ended	Year Ended
	December 31,		June 30,
	2009	2008	2008	2007

REVENUES:
Natural gas operations	$58,765,618	$28,840,123	$59,338,996	$46,439,506
Gas and electric — wholesale	12,238,906	9,691,560	17,124,081	12,545,359
Pipeline operations	449,757	226,157	370,171	388,175

Total revenues	71,454,281	38,757,840	76,833,248	59,373,040

COST OF SALES:
Gas purchased	37,051,852	19,459,908	41,337,397	33,541,993
Gas and electric — wholesale	9,647,693	7,770,347	14,833,353	10,264,633

Total cost of sales	46,699,545	27,230,255	56,170,750	43,806,626

GROSS MARGIN	24,754,736	11,527,585	20,662,498	15,566,414

Distribution, general, and administrative	10,562,069	5,717,406	10,661,878	6,197,529
Maintenance	666,477	319,798	650,553	566,683
Depreciation and amortization	2,212,553	1,023,381	1,865,294	1,692,486
Taxes other than income	2,250,298	1,284,557	2,080,144	1,696,936

Total expenses	15,691,397	8,345,142	15,257,869	10,153,634

OPERATING INCOME	9,063,339	3,182,443	5,404,629	5,412,780
OTHER INCOME (EXPENSE)	(976,334)	(420,349)	315,779	241,519
INTEREST (EXPENSE)	(1,241,226)	(677,056)	(1,076,345)	(2,124,155)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	6,845,779	2,085,038	4,644,063	3,530,144
INCOME TAX (EXPENSE)	(27,242)	(926,457)	(1,332,688)	(1,272,664)

INCOME FROM CONTINUING OPERATIONS	6,818,537	1,158,581	3,311,375	2,257,480

DISCONTINUED OPERATIONS:
Gain from disposal of operations	—	—	—	5,479,166
Income from discontinued operations	—	—	—	975,484
Income tax (expense)	—	—	—	(2,499,875)

INCOME FROM DISCONTINUED OPERATIONS	—	—	—	3,954,775

INCOME BEFORE EXTRAORDINARY ITEM	6,818,537	1,158,581	3,311,375	6,212,255
EXTRAORDINARY GAIN	—	—	6,819,182	—

NET INCOME	$6,818,537	$1,158,581	$10,130,557	$6,212,255
BASIC INCOME PER COMMON SHARE:
Income from continuing operations	$1.58	$0.27	$0.77	$0.51
Income from discontinued operations	—	—	—	0.89
Income from extraordinary gain	—	—	1.58	—

	$1.58	$0.27	$2.35	$1.40
DILUTED INCOME PER COMMON SHARE:
Income from continuing operations	$1.58	$0.27	$0.77	$0.51
Income from discontinued operations	—	—	—	0.88
Income from extraordinary gain	—	—	1.58	—

	$1.58	$0.27	$2.35	$1.39
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	4,309,852	4,330,200	4,314,748	4,437,807
Diluted	4,313,098	4,331,726	4,316,244	4,484,073

See notes to consolidated financial statements.

ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009,
THE SIX MONTHS ENDED DECEMBER 31, 2008,
AND THE YEARS ENDED JUNE 30, 2008 and 2007

					Capital in	Other	Cut Bank
	Common	Common	Treasury	Treasury	Excess of	Comprehensive	Noncontrolling	Retained
	Shares	Stock	Shares	Stock	Par Value	Income (Loss)	Interest	Earnings	Total

BALANCE AT JULY 1, 2006	4,401,266	$660,191	—	$—	$7,414,273	$—	$—	$11,090,649	$19,165,113
Stock Compensation	13,163	1,974			83,111				85,085
Repurchase of Stock — stock buyback program	(219,522)	(32,928)			(2,162,133)				(2,195,061)
Costs associated with stock buyback					(81,280)				(81,280)
Stock option liability					115,603				115,603
Exercise of stock options @ $4.31 to $7.00	93,750	14,062			498,152				512,214
Net income								6,212,255	6,212,255
Dividends paid @ $0.34								(1,518,219)	(1,518,219)

BALANCE AT JUNE 30, 2007	4,288,657	$643,299	—	$—	$5,867,726	$—	$—	$15,784,685	$22,295,710

Stock compensation	3,750	563			248,528				249,091
Repurchase of Stock — stock buyback program	(16,780)	(2,517)			(156,821)				(159,338)
Costs associated with stock buyback					(2,313)				(2,313)
Exercise of stock options @ $4.31 to $10.00	109,500	16,424			611,491				627,915
Intrinsic value of stock exercised — tax effect					80,933				80,933
Return of stock at market price in exchange for stock options	(37,500)	(5,625)			(368,874)				(374,499)
Rounding adjustments for stock split issuance	142	21			(21)				—
Net income								10,130,557	10,130,557
Dividends paid @ $0.47								(2,199,277)	(2,199,277)

BALANCE AT JUNE 30, 2008	4,347,769	$652,165	—	$—	$6,280,649	$—	$—	$23,715,965	$30,648,779

Comprehensive Income:
Net income								1,158,581	1,158,581
Net unrealized losses on available-for-sale securities						(319,147)			(319,147)
Total comprehensive income									839,434
Stock compensation	2,250	338			35,655				35,993
Repurchase of Stock — stock buyback program	(53,416)	—	53,416	(8,012)	(398,027)				(406,039)
Intrinsic value of stock exercised — tax effect					7,751				7,751
Dividends paid @ $0.47								(1,043,780)	(1,043,780)

BALANCE AT DECEMBER 31, 2008	4,296,603	$652,503	53,416	$(8,012)	$5,926,028	$(319,147)	$—	$23,830,766	$30,082,138

Comprehensive Income:
Net income								6,818,537	6,818,537
Net unrealized gains on available-for-sale securities						465,848			465,848
Total comprehensive income									7,284,385
Stock compensation	8,366	1,255			98,345				99,600
Reissue treasury stock	53,416		(53,416)	8,012	(8,012)				—
Cut Bank Acquisition	3,484	522			498,490		100,989		600,001
Dividends paid @ $0.53								(2,378,316)	(2,378,316)

BALANCE AT DECEMBER 31, 2009	4,361,869	$654,280	—	$—	$6,514,851	$146,701	$100,989	$28,270,987	$35,687,808

See notes to consolidated financial statements.

ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Six Months
	Year Ended	Ended
	December 31,	December 31,	Year Ended June 30,
	2009	2008	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,818,537	$1,158,581	$10,130,557	$6,212,255
Adjustments to reconcile net income to
Net cash provided by (used in) operating activities:
Depreciation and amortization, including deferred charges and financing costs	2,583,322	1,204,233	2,037,070	3,011,727
Stock-based compensation	99,600	35,993	249,090	—
Derivative assets	—	145,428	(87,581)	80,018
Derivative liabilities	—	(146,206)	88,188	15,354
Deferred gain	—	(82,062)	—	(325,582)
Gain on sale of assets	—	—	—	(5,479,166)
Gain on sale of securities	(96,888)	—	—	—
Investment tax credit	(21,062)	(10,531)	(21,062)	(21,062)
Deferred income taxes	(2,545,742)	491,286	(176,719)	(1,573,249)
Impairment of other investments	620,789	—	—	—
Extraordinary gain	—	—	(6,819,182)	—
Changes in assets and liabilities:
Accounts receivable	1,938,979	(5,908,400)	(779,559)	509,893
Natural gas and propane inventories	4,641,344	(4,386,465)	(31,027)	(615,710)
Accounts payable	(238,499)	(1,520,915)	1,925,899	971,466
Recoverable/refundable cost of gas purchases	1,750,042	(485,900)	(260,137)	(228,388)
Prepayments and other	(123,454)	(228,933)	(25,069)	118,800
Equity in income of Kykuit	65,982	36,841	—	—
Net assets held for sale	—	—	—	(1,219,927)
Other assets	314,051	18,378	(309,466)	(275,609)
Accrued and other liabilities	493,998	1,576,528	(483,719)	(2,086,253)

Net cash provided by (used in) operating activities	16,300,999	(8,102,144)	5,437,283	(905,433)

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction expenditures	(8,854,010)	(4,534,180)	(3,869,832)	(2,406,910)
Construction expenditures — discontinued operations	—	—	—	(365,845)
Purchase of marketable securities	(1,392,275)	(2,985,898)	(1,301,524)	—
Sale of marketable securities	1,211,740	—	390,746	—
Purchase of fixed assets — Acquisition of Bangor and Frontier	—	—	(5,357,850)	—
Cash acquired in acquisition	48,020	—	960,464	—
Proceeds from sale of assets	—	—	—	17,899,266
Other investments	(386,888)	(242,606)	(875,658)	—
Customer advances received for construction	(70,851)	90,093	129,641	327,376
Increase from contributions in aid of construction	259,090	—	125,678	—

Net cash (used in) provided by investing activities	(9,185,174)	(7,672,591)	(9,798,335)	15,453,887

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	—	—	—	(18,663,213)
Repayments of other short-term borrowings	(54,967)	(1,309)	—	—
Proceeds from lines of credit	19,550,000	22,100,000	14,075,495	11,012,000
Repayments of lines of credit	(22,645,000)	(4,605,000)	(14,075,495)	(11,012,000)
Proceeds from long-term debt	—	—	—	13,000,000
Repurchase of common stock	—	(406,038)	(161,651)	(2,276,192)
Debt issuance cost	—	—	—	(317,539)
Sale of common stock	(17)	—	334,350	597,151
Dividends paid	(2,279,202)	(1,043,691)	(2,025,365)	(1,518,219)

Net cash (used in) provided by financing activities	(5,429,186)	16,043,962	(1,852,666)	(9,178,012)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	1,686,639	269,227	(6,213,718)	5,370,442
CASH AND CASH EQUIVALENTS:
Beginning of year	1,065,529	796,302	7,010,020	1,639,578

End of year	$2,752,168	$1,065,529	$796,302	$7,010,020

See notes to consolidated financial statements.

ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Six Months
	Year Ended	Ended
	December 31,	December 31,	Year Ended June 30,
	2009	2008	2008	2007

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$1,107,269	$624,549	$922,359	$1,410,114
Cash paid during the period for income taxes	1,053,830	444,000	1,929,499	5,474,500
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Shares issued to satisfy deferred board compensation	—	—	—	84,046
Shares issued to purchase Cut Bank Gas	499,013	—	—	—
Acquisition of Kykuit investment	—	—	242,606	—
Construction expenditures included in accounts payable	44,928	338,000	—	—
Capitalized interest	14,231	11,322	11,512	21,414
Repurchase of stock — noncash	—	—	374,499	—
Accrued dividends	273,114	174,001	173,911	—

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2009, the six months ended December 31, 2008, and the years ended June 30, 2008 and 2007

1.	Summary of Business and Significant Accounting Policies

Nature of Business — Energy, Inc. (the Company) is a regulated public entity with certain non-regulated operations conducted through its subsidiaries. Our regulated utility operations involve the distribution and sale of natural gas to the public in and around Great Falls, Cascade, Cut Bank and West Yellowstone, Montana, Cody, Wyoming, Bangor, Maine and Elkin, North Carolina, and the distribution and sale of propane to the public through underground propane vapor systems in Cascade, Montana, and, until April 1, 2007, in and around Payson, Arizona. Our West Yellowstone, Montana operation is supplied by liquefied natural gas. Also, on January 5, 2010 we completed the acquisition of additional regulated utility operations in Ohio and Western Pennsylvania.

Our non-regulated operations included wholesale distribution of bulk propane in Arizona, and the retail distribution of bulk propane in Arizona, until the sale of the Arizona operations on April 1, 2007. The Company also markets gas and electricity in Montana and Wyoming through its non-regulated subsidiary, Energy West Resources (EWR).

Effective on August 3, 2009, Energy West, Incorporated (“Energy West”) reorganized into a holding company organizational structure pursuant to an Agreement and Plan of Merger with, among others, Energy, Inc. The primary purpose of the reorganization was to provide flexibility to make future acquisitions through subsidiaries of the new holding company rather than Energy West or its subsidiaries. The business operations of the Company have not changed as a result of the reorganization.

Basis of Presentation — Effective December 31, 2008, the Company changed its fiscal year end from June 30 to December 31. This change was made in order to align the Company’s fiscal year end with other companies within the industry. The resulting six-month period ended December 31, 2008 may be referred to herein as the “Transition Period”. The Company refers to the period beginning July 1, 2007 and ending June 30, 2008 as “fiscal 2008”, and the period beginning July 1, 2006 and ending June 30, 2007 as “fiscal 2007”.

We follow accounting standards set by the Financial Accounting Standards Board (“FASB”). The FASB sets generally accepted accounting principles (“GAAP”) that we follow to ensure that we consistently report our financial condition, results of operations and cash flows. Over the years, the FASB and other designated GAAP-setting bodies, have issued standards in the form of FASB Statements, Interpretations, FASB Staff Positions, EITF consensuses, AICPA Statements of Position, etc. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification, sometimes referred to as the Codification or ASC. The FASB finalized the Codification for periods ending on or after September 15, 2009. Prior FASB standards are no longer being issued in the previous format

Reclassifications — Certain reclassifications of prior year reported amounts have been made for comparative purposes. The results of operations for the propane assets related to the sale of Arizona assets have been reclassified as income from discontinued operations. Cash flows used in discontinued operations for construction expenditures were reclassified for the year ending June 30, 2007 to reflect the expenditures as an investing activity.

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Energy West Propane (EWP), EWR, Energy West Development (EWD or Pipeline Operations), Frontier Utilities of North Carolina (FUNC) and Penobscot Natural Gas (PNB). The consolidated financial statements also include our proportionate share of the assets, liabilities, revenues, and expenses of certain producing natural gas properties that were acquired in fiscal years 2002 and 2003. All intercompany transactions and accounts have been eliminated.

Segments — The Company reports financial results for five business segments: Natural Gas Operations, EWR, Pipeline Operations, Discontinued Operations, formerly reported as Propane Operations, and Corporate and Other. Summarized financial information for these five segments is set forth in Note 14.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates in Preparing Financial Statements — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The Company has used estimates in measuring certain deferred charges and deferred credits related to items subject to approval of the various public service commissions with jurisdiction over the Company. Estimates are also used in the development of discount rates and trend rates related to the measurement of postretirement benefit obligations and accrual amounts, allowances for doubtful accounts, asset retirement obligations, valuing derivative instruments, and in the determination of depreciable lives of utility plant. The deferred tax asset, valuation allowance and related extraordinary gain require a significant amount of judgment and are significant estimates. The estimates are based on projected future tax deductions, future taxable income, estimated limitations under the Internal Revenue Code, an estimated valuation allowance, and other assumptions.

Natural Gas Inventories — Natural gas inventory is stated at the lower of weighted average cost or net realizable value except for Energy West Montana — Great Falls, which is stated at the rate approved by the Montana Public Service Commission (MPSC), which includes transportation and storage costs.

Accumulated Provisions for Doubtful Accounts — We encounter risks associated with the collection of our accounts receivable. As such, we record a provision for those accounts receivable that are considered to be uncollectible. In order to calculate the appropriate provision, we primarily utilize the historical accounts receivable write-off amounts. The underlying assumptions used for the provision can change from period to period and the provision could potentially cause a material impact to our income statement and working capital.

Recoverable/Refundable Costs of Gas and Propane Purchases — The Company accounts for purchased gas and propane costs in accordance with procedures authorized by the MPSC, the Wyoming Public Service Commission (WPSC), the North Carolina Utilities Commission (NCUC), the Maine Public Utilities Commission (MPUC) and, until April 1, 2007 with the sale of our Arizona Propane operations, the Arizona Corporation Commission (ACC). Purchased gas and propane costs that are different from those provided for in present rates, and approved by the applicable commissions, are accumulated and recovered or credited through future rate changes. As of December 31, 2009 and 2008 and June 30, 2008 and 2007, the Company had unrecovered purchase gas costs of $641,755 and $2,041,280, respectively, and over-recovered purchase gas costs of $1,452,580 and $1,022,853, respectively.

Property, Plant, and Equipment — Property, plant and equipment are recorded at original cost when placed in service. Depreciation and amortization on assets are generally recorded on a straight-line basis over the estimated useful lives, as applicable, at various rates. These assets are depreciated and amortized over three to forty years.

Contributions in Aid and Advances Received for Construction — Contributions in aid of construction are contributions received from customers for construction that are not refundable and are amortized over the life of the assets. Customer advances for construction includes advances received from customers for construction that are to be refunded wholly or in part.

Natural Gas Reserves — EWR owns an undivided interest in certain producing natural gas reserves on properties located in northern Montana. EWD also owns an undivided interest in certain natural gas producing properties located in northern Montana. The Company is depleting these reserves using the units-of-production method. The production activities are being accounted for using the successful efforts method. The oil and gas producing properties are included at cost in Property, Plant and Equipment, Net in the accompanying consolidated financial statements. The Company is not the operator of any of the natural gas producing wells on these properties. The production of the gas reserves is not considered to be significant to the operations of the Company as defined by ASC 932, Extractive Activities — Oil and Gas.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets — The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2009 and 2008, and June 30, 2008 and 2007, management does not consider the value of any of its long-lived assets to be impaired.

Stock-Based Compensation — The Company accounts for share-based compensation arrangements by recognizing compensation costs for all share-based awards over the respective service period for employee services received in exchange for an award of equity or equity-based compensation. The compensation cost is based on the fair value of the grant on the date it was awarded.

Accordingly, during the year ended December 31, 2009, the six months ended December 31, 2008, and the years ended June 30, 2008 and 2007, the Company recorded $27,143, $17,355, $213,286, and $58,229, respectively, ($16,704, $10,680, $131,256, and $35,811 net of related tax effects) of compensation expense for stock options granted after July 1, 2005, and for the unvested portion of previously granted stock options that remained outstanding as of July 1, 2005.

In the year ended December 31, 2009 and the six months ended December 31, 2008, 15,000 and 10,000 options were granted, respectively. In the fiscal years ended June 30, 2008 and 2007, 30,000 and 45,000 options were granted, respectively. At December 31, 2009 and 2008, and at June 30, 2008 and 2007, a total of 44,500, 29,500, 19,500 and 165,000 options were outstanding, respectively.

			Twelve Months Ended
	Twelve Months Ended	Six Months Ended	June 30,
	December 31, 2009	December 31, 2008	2008	2007

Expected dividend rate	5.24%	5.81%	4.47%	4.00%
Risk free interest rate	3.39%	1.87%	3.61%	5.10%
Weighted average expected lives, in years	8.33	3.50	2.50	2.26
Price volatility	42.23%	73.24%	31.16%	30.00%
Total intrinsic value of options exercised	$—	$—	$419,890	$218,609
Total cash received from options exercised	$—	$—	$293,930	$512,175

Comprehensive Income — Comprehensive income includes net income and other comprehensive income, which for the Company is primarily comprised of unrealized holding gains or losses on our available-for-sale securities that are excluded from the statement of operations in computing net loss and reported separately in shareholders’ equity. Comprehensive income and its components are as follows:

			Twelve Months Ended
	Twelve Months Ended	Six Months Ended	June 30
	December 31 2009	December 31 2008	2008	2007

Net income	$6,818,537	$1,158,581	$10,130,557	$6,212,255
Other comprehensive income Change in unrealized gain/loss on available-for-sale securities, net of ($291,025) and $199,454 of income tax	465,848	(319,147)	—	—

Comprehensive income	$7,284,385	$839,434	$10,130,557	$6,212,255

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition — Revenues are recognized in the period that services are provided or products are delivered. The Company records gas distribution revenues for gas delivered to residential and commercial customers but not billed at the end of the accounting period. The Company periodically collects revenues subject to possible refunds pending final orders from regulatory agencies. When this occurs, appropriate reserves for such revenues collected subject to refund are established.

Derivatives — The Company accounts for derivative financial instruments that are used to manage risk is in accordance with ASC 815, Derivatives and Hedging (ASC 815). Derivatives are recorded at estimated fair value and gains and losses from derivative instruments are included as a component of gas and electric — wholesale revenues in the accompanying consolidated statements of income. Contracts for the purchase or sale of natural gas at fixed prices and notional volumes must be valued at fair value unless the contracts qualify for treatment as a “normal” purchase or “normal” sale and the appropriate election has been made. As of December 31, 2009 and 2008 and June 30, 2008 and 2007, the Company has no derivative instruments designated and qualifying as hedges under ASC 815.

Debt Issuance and Reacquisition Costs — Debt premium, discount, and issue costs are amortized over the life of each debt issue. Costs associated with refinanced debt are amortized over the remaining life of the new debt.

Cash and Cash Equivalents — All highly liquid investments with original maturities of three months or less at the date of acquisition are considered to be cash equivalents. The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. Deposits exceeding federal insurable limits as of December 31, 2009 were $997,669.

Earnings Per Share — Net income per common share is computed by both the basic method, which uses the weighted average number of our common shares outstanding, and the diluted method, which includes the dilutive common shares from stock options, as calculated using the treasury stock method. The only potentially dilutive securities are the stock options described in Note 15. Options to purchase 44,500, 29,500, 19,500 and 165,000 shares of common stock were outstanding at December 31, 2009 and 2008 and June 30, 2008 and 2007, respectively. Earnings per share of prior periods have been adjusted for the 3-for-2 stock split effectuated February 1, 2008.

Credit Risk — Our primary market areas are Montana, Wyoming, North Carolina, Maine and, until April 1, 2007, Arizona. Exposure to credit risk may be impacted by the concentration of customers in these areas due to changes in economic or other conditions. Customers include individuals and numerous industries that may be affected differently by changing conditions. Management believes that its credit review procedures, loss reserves, customer deposits, and collection procedures have adequately provided for usual and customary credit related losses.

Effects of Regulation — The Company follows the provisions of Accounting Standards Codification (ASC) 980, Regulated Operations, and its consolidated financial statements reflect the effects of the different rate-making principles followed by the various jurisdictions regulating the Company. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities).

Income Taxes — The Company files its income tax returns on a consolidated basis. Rate-regulated operations record cumulative increases in deferred taxes as income taxes recoverable from customers. The Company uses the deferral method to account for investment tax credits as required by regulatory commissions. Deferred income taxes are determined using the asset and liability method, under which deferred tax assets and liabilities are measured

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using current tax rates.

Tax positions must meet a more-likely-than-not recognition threshold to be recognized. The Company has no unrecognized tax benefits that would have a material impact to the Company’s financial statements for any open tax years. No adjustments were recognized for uncertain tax positions during the years ended December 31, 2009 and 2008, the six months ended December 31, 2008, and the fiscal years ended June 30, 2008 and 2007.

The Company recognizes interest and penalties related to unrecognized tax benefits in operating expense. As of December 31, 2009 and 2008, the Company had no unrecognized tax benefits, recognized no interest and penalties and had no interest or penalties accrued related to unrecognized tax benefits.

The Company, or one or more of its subsidiaries, files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal tax or state and local income tax examinations by tax authorities for tax years prior to June 30, 2005. Currently, the Company is not being examined by any taxing authorities.

Financial Instruments — The fair value of all financial instruments with the exception of fixed rate long-term debt approximates carrying value because they have short maturities or variable rates of interest that approximate prevailing market interest rates. See Note 6 for a discussion of the fair value of the fixed rate long-term debt.

Asset Retirement Obligations (ARO) — The Company records the fair value of a liability for an asset retirement obligation in the period in which it was incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The increase in carrying value of a property associated with the capitalization of an asset retirement cost is included in “Property, plant and equipment, net” in the accompanying consolidated balance sheets. The Company depreciates the amount added to property, plant, and equipment, net. The accretion of the asset retirement liability is allocated to operating expense using a systematic and rational method. As of December 31, 2009 and 2008, the Company has recorded a net asset of $214,531 and $256,153 and a related liability of $787,233, and $746,199, respectively. In the future, the Company may have other asset retirement obligations arising from its business operations.

The Company has identified but not recognized ARO liabilities related to gas transmission and distribution assets resulting from easements over property not owned by the Company. These easements are generally perpetual and only require retirement action upon abandonment or cessation of use of the property for the specified purpose. The ARO liability is not estimable for such easements as the Company intends to utilize these properties indefinitely. In the event the Company decides to abandon or cease the use of a particular easement, an ARO liability would be recorded at that time.

Changes in the asset retirement obligation are as follows:

Balance — July 1, 2006	$650,717
Accretion	37,654
Balance — July 1, 2007	$688,371
Accretion	37,860
Balance — June 30, 2008	$726,231
Accretion	19,968
Balance — December 31, 2008	$746,199
Accretion	41,034

Balance — December 31, 2009	$787,233

Goodwill — Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in a business combination. Goodwill is required to be tested for impairment

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

annually, which is completed in the fourth quarter, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. At December 31, 2009, the Company has recorded $1,056,771 of goodwill related to the acquisition of Cut Bank Gas Company. This acquisition was completed on November 2, 2009.

Equity Method Investments — Our marketing and production operations segment owns a 21.98% interest in Kykuit Resources, LLC, (Kykuit), a developer and operator of oil, gas and mineral leasehold estates located in Montana. We have invested a total of approximately $1.5 million in Kykuit, with a net investment after undistributed losses of approximately $782,000.

Our obligations to make additional investments in Kykuit are limited under the Kykuit operating agreement. We are entitled to cease further investments in Kykuit if, in our reasonable discretion after the results of certain initial exploration activities are known, we deem the venture unworthy of further investments. Even if the venture is reasonably successful, we are obligated to invest no more than an additional $1.5 million over the life of the venture. Other investors in Kykuit include our chairman of the board, Richard M. Osborne, and John D. Oil and Gas Company, a publicly held gas exploration company, which is also the managing member of Kykuit. Also, Mr. Osborne is the chairman of the board and chief executive officer, and our director Mr. Gregory J. Osborne is president and Mr. Smith is a director of John D. Oil and Gas Company.

The loss on our equity investment in Kykuit for 2009 included an impairment charge of $687,000, due to the write-off of drilling costs resulting in dry holes.

We are accounting for the investment in Kykuit using the equity method. The Company’s investment in Kykuit at December 31, 2009 and 2008 was approximately $782,000 and $1.1 million including undistributed losses of approximately $700,000 and $37,000, respectively.

New Accounting Pronouncements

Recently Adopted

Fair Value Measurements — In September 2006, the FASB issued guidance that defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. On January 1, 2008 we elected to implement this guidance with the one-year deferral and the adoption did not have a material impact on our financial position, results of operations or cash flows. Beginning January 1, 2009, we have adopted the provisions for non-financial assets and non-financial liabilities that are not required or permitted to be measured at fair value on a recurring basis.

Business Combinations — In December 2007, the FASB issued new guidance on business combinations which requires an acquirer to recognize and measure the assets acquired, liabilities assumed and any non-controlling interests in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exception. In addition, the new guidance requires that acquisition-related costs will be generally expensed as incurred and also expands the disclosure requirements for business combinations. The effective date of this new guidance is for years beginning after December 15, 2008 and we have adopted it on our consolidated financial statements, effective January 1, 2009. In addition, we have recorded as expense in the year ending December 31, 2009, and the six months ending December 31, 2008, $830,000 and $585,000, respectively of acquisition costs related to acquisitions in progress as part of the transition to the new guidance.

Noncontrolling Interests — In December 2007, the FASB issued new guidance establishing standards of accounting and reporting on non-controlling interests in consolidated financial statements. Also provided is guidance on accounting for changes in the parent’s ownership interest in a subsidiary, and standards of accounting for the deconsolidation of a subsidiary due to the loss of control. The effective date of this guidance is for fiscal years beginning after December 15, 2008. We have adopted the guidance on our consolidated financial statements,

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effective January 1, 2009. The implementation did not have a material impact on our consolidated financial statements.

Derivative Instruments and Hedging Activities — In March 2008, the FASB released new guidance which amends and expands previous disclosure requirements for derivative instruments and hedging activities and requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The new guidance is effective for financial statements issued for fiscal periods beginning after November 15, 2008. We implemented the guidance on January 1, 2009. The implementation did not have a material impact on our consolidated financial statements.

Interim Fair Value Disclosures — In April 2009, the FASB issued new guidance on interim disclosures about fair value of financial instruments which requires that disclosures regarding the fair value of financial instruments be included in interim financial statements. This new guidance was effective for interim periods ending after June 15, 2009. We adopted this guidance for the period ending June 30, 2009.

Other-Than-Temporary Impairments — In April 2009, the FASB also issued released new guidance on presentation of other-than-temporary impairments which changes the method for determining whether an other-than-temporary impairment exists for debt securities, and also requires additional disclosures regarding other-than-temporary impairments. This new guidance is effective for interim and annual periods ending after June 15, 2009. We implemented the guidance on July 1, 2009. The implementation did not have a material impact on our consolidated financial statements.

Accounting Standards Codification (Codification) — In June 2009, the FASB established the Codification as the source of authoritative generally accepted accounting principles recognized by the FASB. All existing accounting standards are superseded, aside from those issued by the SEC. All other accounting literature not included in the Codification is considered non-authoritative. We adopted the Codification as of September 30, 2009, which is reflected in our disclosures and references to accounting standards, with no impact to our financial position or results of operations.

Earnings Per Share — In September 2009, the FASB issued guidance that provided corrections to various parts of the Codification regarding EPS. The guidance is effective immediately upon being issued. The initial adoption of this guidance did not have an impact on the consolidated earnings or financial position of the Company as the update amended the reference between the Codification and pre-Codification references.

Subsequent Events — In May 2009, the FASB issued subsequent events guidance which establishes standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In addition it requires disclosure of the date through which the Company has evaluated subsequent events and whether it represents the date the financial statements were issued or were available to be issued. This guidance was effective for the Company on June 30, 2009. The adoption of the subsequent events guidance did not have a material effect on the Company’s financial position or results of operations.

Recently Issued

Consolidation of Variable Interest Entities — In June 2009, the FASB issued new guidance on consolidation of variable interest entities. The guidance will significantly affect various elements of consolidation under existing accounting standards, including the determination of whether an entity is a variable interest entity and whether an enterprise is a variable interest entity’s primary beneficiary. This new guidance is effective for interim and annual periods beginning after November 15, 2009. We do not expect the implementation of the guidance to have a material impact on our consolidated financial statements.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Measurement Disclosures — In January 2010, the FASB issued Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements (ASU No. 2010-06), which will update the Codification to require new disclosures for assets and liabilities measured at fair value. The requirements include expanded disclosure of valuation methodologies for Level 2 and Level 3 fair value measurements, transfers in and out of Levels 1 and 2, and gross rather than net presentation of certain changes in Level 3 fair value measurements. The updates to the Codification contained in ASU No. 2010-06 are effective for interim and annual periods beginning after December 15, 2009, except for requirements related to gross presentation of certain changes in Level 3 fair value measurements, which are effective for interim and annual periods beginning after December 15, 2010. We do not expect the implementation of the guidance to have a material impact on our consolidated financial statements.

2.	Discontinued Operations

Until March 31, 2007, we were engaged in the regulated sale of propane under the business name Energy West Arizona, or “EWA”, and the unregulated sale of propane under the business name Energy West Propane — Arizona, or “EWPA”, collectively known as EWP. EWP distributed propane in the Payson, Pine, and Strawberry, Arizona area located about 75 miles northeast of Phoenix in the Arizona Rim Country. EWP’s service area included approximately 575 square miles and a population of approximately 50,000.

On July 17, 2006, we entered into an Asset Purchase Agreement among Energy West, EWP, and SemStream, L.P. Pursuant to the Asset Purchase Agreement, we agreed to sell, and SemStream agreed to buy, (i) all of the assets and business operations associated with our regulated propane gas distribution system operated in the cities and outlying areas of Payson, Pine, and Strawberry, Arizona (the “Regulated Business”), and (ii) all of the assets and business operations of EWP that are associated with certain “non-regulated” propane assets (the “Non-Regulated Business,” and together with the Regulated Business, the “Business”).

SemStream purchased only the assets and business operations of EWP that pertain to the Business within the state of Arizona, and that also pertain to the Energy West Propane — Arizona division of our company and/or EWP (collectively, the “Arizona Assets”). Pursuant to the Asset Purchase Agreement, SemStream paid a cash purchase price of $15,000,000 for the Arizona Assets, plus working capital.

Pursuant to the Purchase and Sale Agreement, the sale was conditioned on approval by the Arizona Corporation Commission, or “ACC”, with the closing to occur on the first day of the month after receipt of ACC approval. This approval was received on March 13, 2007, and the closing date of the transaction was April 1, 2007.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The gain on the sale of these assets is presented under the heading “Gain from disposal of operations”. The results of operations for the propane assets related to this sale have been reclassified as income from discontinued operations in the accompanying Statement of Income, and consist of the following:

Years Ended June 30
2007
(In thousands)

Operations — (Discontinued operations)
Operating revenues	$10,266
Propane purchased	6,906

Gross Margin	3,360
Operating expenses	2,104

Operating income	1,256
Other (income)	(51)

Income before interest and taxes	1,307
Interest expense	333

Income before income taxes	974
Income tax (expense)	(378)

Income from discontinued operations	596

Gain from disposal of operations	5,479
Income tax (expense)	(2,120)

Net Income	$3,955

The small Montana wholesale distribution of propane to our affiliated utility, which was formerly reported in Propane Operations, is now being reported in EWR.

3.	Acquisitions and Extraordinary Gain

On October 1, 2007, the Company completed the acquisition of Frontier Utilities, which operates a natural gas utility in and around Elkin, North Carolina through its subsidiary, Frontier Natural Gas. The purchase price was $4.5 million in cash, plus adjustment for taxes and working capital, resulting in a total purchase price of approximately $4.9 million. On December 1, 2007, the Company completed the acquisition of Penobscot Natural Gas for a purchase price of approximately $226,000, plus adjustment for working capital, resulting in a total purchase price of approximately $434,000. Penobscot Natural Gas is the parent company of Bangor Gas Company LLC, which operates a natural gas utility in and around Bangor, Maine.

The results of operations for Frontier Utilities and Penobscot Natural Gas have been included in the consolidated financial statements since the dates of acquisition.

Under ASC 805, Business Combinations (formerly FAS 141), the Company has recorded these stock acquisitions as if the net assets of the targets were acquired. For income tax purposes, the Company is permitted to “succeed” to the operations of the acquired companies, whereby the Company may continue to depreciate the assets at their historical tax cost bases. As a result, the Company may continue to depreciate approximately $82.0 million of capital assets using the useful lives and rates employed by both Frontier Utilities and Penobscot Natural Gas. This treatment results in a potential future federal and state income tax benefit of approximately $19.0 million over an estimated 24-year period using applicable federal and state income tax rates. Under Internal Revenue Code Section 382, our ability to recognize tax deductions as a result of this tax benefit will be limited during the first 5 years following the acquisitions.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following FASB ASC 740, Income Taxes, our balance sheet at December 31, 2008 reflects a gross deferred tax asset of approximately $19.0 million, offset by a valuation allowance of approximately $7.5 million, resulting in a net deferred tax asset associated with the acquisition of approximately $11.5 million.

The excess of the net deferred tax assets received in the transactions over the total purchase consideration has been reflected in fiscal 2008 as an extraordinary gain of approximately $6.8 million on the accompanying statement of income in accordance with the provisions of ASC 805, Business Combinations (formerly FAS 141).

During the year ended December 31, 2009, we conducted a study of the deferred tax asset and valuation allowance, and based on our updated earnings projections and more complete data from the seller’s tax returns, we determined that $2.8 million of the valuation allowance related to federal taxes is no longer needed but that the state portion should be increased by $400,000. Accordingly, we reduced the valuation allowance to approximately $5.1 million. In addition, we increased the gross deferred tax asset to $19.1 million. As a result, the net deferred tax asset increased to approximately $14.0 million at December 31, 2009. Included in the results of our Corporate and Other segment for the year ended December 31, 2009 is the income tax benefit of approximately $2.8 million related to the elimination of the federal portion of the valuation allowance. An income tax expense of $300,000 resulting from the increase in the state portion of the valuation allowance partially offset by the increase in the gross deferred tax asset is included in the results of the Natural Gas Operations segment.

On November 2, 2009, we completed the acquisition of a majority of the outstanding shares of Cut Bank Gas Company, a natural gas utility serving Cut Bank, Montana. Pursuant to a stock purchase agreement with the founders and controlling shareholders of Cut Bank Gas, we acquired 83.16% for a purchase price of $500,000 paid in shares of our common stock. We also offered to purchase the remaining shares of Cut Bank Gas from the shareholders that owned the other 16.84%, most of whom have tendered their shares. The acquisition increased our customers by approximately 1,500.

The acquisition of Cut Bank Gas Company is accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The assets acquired and liabilities assumed are not material to the financial position of the Company and the results of operations from Cut Bank Gas are not material to our Consolidated Statement of Income.

4.	Natural Gas Wells

In order to provide a stable source of natural gas for a portion of its requirements, EWR and EWD purchased ownership in two natural gas production properties and three gathering systems located in north central Montana. The purchases were made in May 2002 and March of 2003. The Company is depleting the cost of the gas properties using the units-of-production method. As of December 31, 2009, management of the Company estimated the net gas reserves at 2.3 Bcf (unaudited) and a $2,940,000 net present value after applying a 10% discount (unaudited), considering reserve estimates provided by an independent reservoir engineer. The net book value of the gas properties totals $1,746,982 and is included in the “Property, plant and equipment, net” in the accompanying consolidated financial statements.

Beginning in fiscal 2007, the Company engaged in a limited drilling program of developmental wells on these existing properties. As of December 31, 2008, this program was complete. Five wells had been drilled and were capitalized as part of the drilling program, with two wells finding production and being tied in to the gathering system. The reserves from these wells are included in the reserves listed above.

The wells are depleted based upon production at approximately 10% per year as of December 31, 2009. For the year ended December 31, 2009, EWR’s portion of the daily gas production was approximately 412 Mcf per day, or approximately 13.1% of EWR’s present volume requirements.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In March 2003, EWD acquired working interests in a group of producing natural gas properties consisting of 47 wells and a 75% ownership interest in a gathering system located in northern Montana.

For the year ended December 31, 2009, EWD’s portion of the daily gas production was approximately 162 Mcf per day, or approximately 5.1% of EWR’s present volume requirements.

EWR and EWD’s combined portion of the estimated daily gas production from the reserves is approximately 574 Mcf, or approximately 18.2% of our present volume requirements in our Montana market. The wells are operated by an independent third party operator who also has an ownership interest in the properties. In 2002 and 2003 the Company entered into agreements with the operator of the wells to purchase a portion of the operator’s share of production. The production of the gas reserves is not considered to be significant to the operations of the Company as defined by FASB ASC 932, Extractive Activities — Oil and Gas.

5.	Marketable Securities

Securities investments that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost. Securities investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value in investments and other assets on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income.

The following is a summary of available-for-sale securities at December 31, 2009 and 2008:

	December 31, 2009
	Investment	Unrealized	Estimated
	at Cost	Gains	Fair Value

Common Stock	$4,172,899	$238,272	$4,411,171

	December 31, 2008
	Investment	Unrealized	Estimated
	at Cost	Losses	Fair Value

Common Stock	$3,895,476	$(518,601)	$3,376,875

As of December 31, 2009 and 2008, unrealized gains on available-for-sale securities of $146,701 (net of $91,571 in taxes) and unrealized losses on available-for-sale securities of $319,147 (net of $199,454 in taxes) were included in accumulated other comprehensive income in the accompanying Consolidated Balance Sheets. There were no unrealized gains or losses during the 12 months ended June 30, 2008 and 2007.

6.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). Measuring fair value requires the use of market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, corroborated by market data, or generally unobservable. Valuation techniques are required to maximize the use of observable inputs and minimize the use of unobservable inputs. Our management believes that we are not exposed to significant interest or credit risk from these financial instruments.

Valuation Hierarchy

A fair value hierarchy that prioritizes the inputs used to measure fair value, and requires fair value measurements to be categorized based on the observability of those inputs has been established by the applicable accounting guidance. The hierarchy gives the highest priority to unadjusted quoted prices in active

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs). The following table represents the Company’s fair value hierarchy for its financial assets measured at fair value on a recurring basis as of December 31, 2009 and 2008:

	December 31, 2009
	Level I	Level 2	Level 3	TOTAL

Available-for-sale securities	4,411,171	—	—	4,411,171

	December 31, 2008
	Level I	Level 2	Level 3	TOTAL

Available-for-sale securities	3,376,875	—	—	3,376,875

	3,376,875	—	—	3,376,875

7.	Property, Plant and Equipment

Property, plant and equipment consist of the following as of December 31, 2009 and 2008:

	December 31,
	2009	2008

Gas transmission and distribution facilities	$56,346,112	$49,359,031
Land	164,903	155,252
Buildings and leasehold improvements	2,967,108	2,945,258
Transportation equipment	1,985,805	1,622,798
Computer equipment	3,165,260	3,164,821
Other equipment	3,984,996	2,209,783
Construction work-in-progress	2,639,507	2,494,646
Producing natural gas properties	3,911,404	5,009,232

	75,165,095	66,960,821
Accumulated depreciation, depletion, and amortization	(33,961,427)	(32,056,379)
Total	$41,203,668	$34,904,442

Property, plant and equipment includes contributions in aid of construction of $1,677,549 and $1,418,460, at December 31, 2009 and 2008, respectively.

8.	Deferred Charges

Deferred charges consist of the following as of December 31, 2009 and 2008:

	December 31,
	2009	2008

Regulatory asset for property tax	$1,247,993	$1,554,244
Regulatory asset for income taxes	452,646	452,646
Regulatory assets for deferred environmental remediation costs	22,042	114,960
Rate case costs	15,448	18,538
Unamortized debt issue costs	356,339	417,768

Total	$2,094,468	$2,558,156

Regulatory assets will be recovered over a period of approximately seven to twenty years.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The regulatory asset for property tax is recovered in rates over a ten-year period starting January 1, 2004. The income taxes and environmental remediation costs earn a return equal to that of the Company’s rate base. No other assets listed above earn a return or are recovered in the rate structure.

9.	Accrued and Other Current Liabilities

Accrued and other current liabilities consist of the following as of December 31, 2009 and 2008:

	December 31,
	2009	2008

Property tax settlement — current portion	$242,120	$235,772
Payable to employee benefit plans	81,045	57,617
Accrued vacation	55,416	464,153
Customer deposits	521,535	501,248
Accrued interest	31,900	4,897
Accrued taxes other than income	640,801	457,084
Deferred payments from levelized billing	2,176,671	2,075,860
Other regulatory liabilities	59,996	—
Other	785,399	1,150,817

Total	$4,594,883	$4,947,448

10.	Other Long-Term Liabilities

Other long-term liabilities consist of the following as of December 31, 2009 and 2008:

	December 31,
	2009	2008

Asset retirement obligation	$787,233	$746,199
Customer advances for construction	800,250	824,955
Regulatory liability for income taxes	83,161	83,161
Regulatory liability for gas costs	131,443	—
Long-term notes payable	3,416	—
Property tax settlement	486,008	729,008

Total	$2,291,511	$2,383,323

11.	Credit Facilities and Long-Term Debt

On June 29, 2007, the Company replaced its existing credit facility and long-term notes with a new $20,000,000 revolving credit facility with Bank of America and $13,000,000 of 6.16% Senior unsecured notes. The prior Bank of America credit facility had been secured, on an equal and ratable basis with our previously outstanding long-term debt, by substantially all of our assets.

Bank of America Line of Credit The new credit facility includes an annual commitment fee equal to 0.20% of the unused portion of the facility and interest on amounts outstanding at the London Interbank Offered Rate, plus 120 to 145 basis points, for interest periods selected by the Company.

For the year ended December 31, 2009, the weighted average interest rate on the facility was 3.25% .

$13,000,000 6.16% Senior Unsecured Notes — On June 29, 2007, the Company authorized the sale of $13,000,000 aggregate principal amount of its 6.16% Senior Unsecured Notes, due June 29, 2017. The proceeds of these notes were used to refinance our existing notes — the Series 1997 Notes, the Series 1993 Notes, and the

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series 1992B Industrial Development Revenue Obligations. With this refinancing, we expensed the remaining debt issue costs of $991,000 in fiscal 2007, and incurred approximately $496,000 in new debt issue costs to be amortized over the life of the note using the effective interest method.

Series 1997 Notes Payable — On August 1, 1997, the Company issued $8,000,000 of Series 1997 notes bearing interest at the rate of 7.5%, payable semiannually on June 1 and December 1 of each year. All principal amounts of the 1997 notes then outstanding, plus accrued interest, were due and payable on June 1, 2012. At our option, the notes could be redeemed at any time prior to maturity, in whole or part, at 101% of face value if redeemed before June 1, 2005, and at 100% of face value if redeemed thereafter, plus accrued interest. On June 27, 2007, the Company redeemed the notes under this issue at 100% of face value plus accrued interest.

Series 1993 Notes Payable — On June 24, 1993, the Company issued $7,800,000 of Series 1993 notes bearing interest at rates ranging from 6.20% to 7.60%, payable semiannually on June 1 and December 1 of each year. The 1993 notes mature serially in increasing amounts on June 1 of each year beginning in 1999 and extending to June 1, 2013. At our option, the notes could be redeemed at any time prior to maturity, in whole or part, at redemption prices declining from 103% to 100% of face value, plus accrued interest. On June 27, 2007, the Company redeemed the Series 1993 notes at 100% of face value plus accrued interest.

Series 1992B Industrial Development Revenue Obligations — On September 15, 1992, Cascade County, Montana issued $1,800,000 of Series 1992B Industrial Development Revenue Bonds (the “1992B Bonds”) bearing interest at rates ranging from 3.35% to 6.50%, and loaned the proceeds to the Company. The Company is required to pay the loan, with interest, in amounts and on a schedule to repay the 1992B Bonds. Interest is payable semiannually on April 1 and October 1 of each year. The 1992B Bonds began maturing serially in increasing amounts on October 1, 1993, and continuing on each October 1 thereafter until October 1, 2012. At our option, 1992B Bonds may be redeemed in whole or in part on any interest payment date at redemption prices declining from 101% to 100% of face value, plus accrued interest. On June 27, 2007, the Company redeemed the 1992B Bonds at 100% of face value plus accrued interest.

Term Loan — In 2004, in addition to the Series 1997 and 1993 Notes and the 1992B Bonds discussed above, the Company had a revolving credit agreement with Bank of America. In March 2004, the Company converted $8,000,000 of existing revolving loans into a $6,000,000, five-year term loan with principal payments of $33,333 each month and a $2,000,000 short-term loan. On May 26, 2005, the Company completed the sale of 287,500 common shares at a price of $8.00 per share for net proceeds of $2,202,956 after deducting $97,044 of issuance expenses. $2,000,000 of the equity proceeds were immediately used to pay off the $2,000,000 short-term loan. The remaining balance of the $6,000,000 five-year term loan was paid in full on April 2, 2007 with proceeds from the sale of the Arizona propane assets.

Debt Covenants — The Company’s 6.16% Senior Unsecured Note and Bank of America credit facility agreements contain various covenants, which include, among others, limitations on total dividends and distributions made in the immediately preceding 60-month period to 75% of aggregate consolidated net income for such period, restrictions on certain indebtedness, limitations on asset sales, and maintenance of certain debt-to-capital and interest coverage ratios. At December 31, 2009, the Company believes it was in compliance with the financial covenants under its debt agreements.

12.	Employee Benefit Plans

The Company has a defined contribution plan (the “401k Plan”) which covers substantially all of its employees. The plan provides for an annual contribution of 3% of salaries, with a discretionary contribution of up to an additional 3%. Total contributions to the 401k Plan for the year ended December 31, 2009, the six months ended December 31, 2008, and the years ended June 30, 2008 and 2007 were $175,940, $170,766, $130,107 and $132,131, respectively.

The Company makes matching contributions in the form of Company stock equal to 10% of each participant’s elective deferrals in our 401k Plan. The Company contributed shares of our stock valued at $29,770, $24,735, and $21,690 in the years ended December 31, 2009, June 30, 2008 and 2007, respectively. The Company contributed

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares of our stock valued at $17,493 during the six months ended December 31, 2008. In addition, a portion of our 401k Plan consists of an Employee Stock Ownership Plan (“ESOP”) that covers most of our employees. The ESOP receives contributions of our common stock from the Company each year as determined by the Board of Directors. The contribution is recorded based on the current market price of our common stock. The Company made no contributions for the year ended December 31, 2009, the six months ended December 31, 2008, or the fiscal years ended June 30, 2008 and 2007.

The Company has sponsored a defined postretirement health benefit plan (the “Retiree Health Plan”) providing health and life insurance benefits to eligible retirees. The Plan pays eligible retirees (post-65 years of age) up to $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation. In addition, our Retiree Health Plan allows retirees between the ages of 60 and 65 and their spouses to remain on the same medical plan as active employees by contributing 125% of the current COBRA rate to retain this coverage. The amounts paid in excess of the current COBRA rate is held in a VEBA trust account, and benefits for this plan are paid from assets held in the VEBA Trust account. During fiscal 2006, the Company discontinued contributions and is no longer required to fund the Retiree Health Plan. As of December 31, 2009, the value of plan assets is $273,181. The assets remaining in the trust will be used to fund the plan until these assets are exhausted.

13.	Income Taxes

Significant components of our deferred tax assets and liabilities as of December 31, 2009 and 2008 are as follows:

	December 31,
	2009		2008
	Current	Long-Term	Current	Long-Term

Deferred tax asset:
Allowances for doubtful accounts	$84,150	$—	$79,323	$—
Unamortized investment tax credit	—	—	—	(17,502)
Contributions in aid of construction	—	635,484	—	334,460
Property, plant, and equipment	—	8,652,601	—	8,858,733
Other nondeductible accruals	38,071	37,153	203,893	26,265
Recoverable purchase gas costs	487,653	—	—	—
Derivatives	—	—	31,561	—
Deferred incentive and pension accrual	—	—	—	4,147
Unrealized (loss) gain on securities held for sale	(91,571)	—	199,454	—
Net operating loss (NOL) carryforwards		3,243,317		3,660,736
Other	291,452	995,952	10,383	972,409

Total	809,755	13,564,507	524,614	13,839,248
Deferred tax liabilities:
Recoverable purchase gas costs	246,819	—	418,575	—
Property tax liability	—	450,594	—	403,341
Covenant not to compete	—	113,545	—	36,010
Other	—	272,928	(119,914)	236,701

Total	246,819	837,067	298,661	676,052
Net deferred tax asset (liabilities)	562,936	12,727,440	225,953	13,163,196
Less valuation allowance	—	(5,176,470)	—	(7,469,886)

Net deferred tax asset (liabilities)	$562,936	$7,550,970	$225,953	$5,693,310

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income tax expense for the year ended December 31, 2009, the six months ended December 31, 2008 and the years ended June 30, 2008 and 2007 consists of the following:

	Year Ended	Six Months Ended	Years Ended,
	December 31,	December 31,	June 30,
	2009	2008	2008	2007

Current income taxes:
Federal	$2,218,263	$(120,435)	$1,058,405	$957,135
State	392,196	(39,303)	52,121	164,240

Total current income taxes	2,610,459	(159,738)	1,110,526	1,121,375

Deferred income taxes:
Federal	(2,100,967)	944,144	241,244	137,881
State	(461,188)	152,582	1,980	34,470

Total deferred income taxes	(2,562,155)	1,096,726	243,224	172,351

Total income taxes before credits	48,304	936,988	1,353,750	1,293,726
Investment tax credit, net	(21,062)	(10,531)	(21,062)	(21,062)

Total income tax expense	$27,242	$926,457	$1,332,688	$1,272,664

Income tax expense differs from the amount computed by applying the federal statutory rate to pre-tax income for the following reasons:

	Year Ended	Six Months Ended	Years Ended
	December 31,	December 31,	June 30,
	2009	2008	2008	2007

Tax expense at statutory rate of 34%	$2,327,565	$708,913	$1,578,981	$1,200,249
State income tax, net of federal tax benefit	314,906	92,993	179,835	154,620
Amortization of deferred investment tax credits	(21,062)	(10,531)	(21,062)	(21,062)
Decrease in valuation allowance	(2,781,334)	—	—	—
Other	187,167	135,082	(405,066)	(61,143)

Total	$27,242	$926,457	$1,332,688	$1,272,664

Income tax from discontinued operations was $0, $0, $0, and $2,499,875 during the year ended December 31, 2009, the six months ended December 31, 2008, and the fiscal years ended June 30, 2008 and 2007, respectively. Other taxes include true ups of prior year’s tax expense to the various tax returns.

14.	Segments of Operations

The following tables set forth summarized financial information for the Company’s natural gas operations, marketing and production operations, pipeline operations, discontinued (formerly propane) operations, and corporate and other operations. The Company classifies its segments to provide investors with the view of the business through management’s eyes. The Company primarily separates its state regulated utility businesses from the non-regulated marketing and production business and from the federally regulated pipeline business. The Company has regulated utility businesses in the states of Montana, Wyoming, North Carolina and Maine and these businesses are aggregated together to form our natural gas operations. Transactions between reportable segments are accounted for on the accrual basis, and eliminated prior to external financial reporting. Inter-company

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

eliminations between segments consist primarily of gas sales from the marketing and production operations to the natural gas operations, inter-company accounts receivable, accounts payable, equity, and subsidiary investment:

Twelve Months Ended	Natural Gas		Pipeline	Corporate and
December 31, 2009	Operations	EWR	Operations	Other	Eliminations	Consolidated

Operating revenue:
Natural gas operations	$59,301,564	$—	$—	$—	$(535,946)	$58,765,618
Marketing and wholesale	—	19,656,795	—	—	(7,417,889)	12,238,906
Pipeline operations	—	—	449,757	—	—	449,757

Total operating revenue	59,301,564	19,656,795	449,757	—	(7,953,835)	71,454,281

Gas purchased	37,587,798	—	—	—	(535,946)	37,051,852
Gas and electric — wholesale	—	17,065,582	—	—	(7,417,889)	9,647,693
Distribution, general, and administrative	9,942,220	526,305	85,573	7,971	—	10,562,069
Maintenance	654,281	641	11,555	—	—	666,477
Depreciation and amortization	1,865,941	290,872	55,740	—	—	2,212,553
Taxes other than income	2,200,487	26,112	23,699	—	—	2,250,298

Operating expenses	52,250,727	17,909,512	176,567	7,971	(7,953,835)	62,390,942

Operating income	7,050,837	1,747,283	273,190	(7,971)	—	9,063,339
Other income (expense)	254,326	(686,771)	—	(543,889)	—	(976,334)
Interest (expense)	(1,134,858)	(89,151)	(16,841)	(376)	—	(1,241,226)

Income (loss) from continuing operations before income taxes	6,170,305	971,361	256,349	(552,236)	—	6,845,779
Income taxes (expense)	(2,281,053)	(413,017)	(100,115)	2,766,943	—	(27,242)

Net income	$3,889,252	$558,344	$156,234	$2,214,707	$—	$6,818,537

Capital expenditures and natural gas properties	$8,648,035	$191,608	$—	$14,367	$—	$8,854,010
Total assets	$62,452,569	$6,589,065	$725,538	$36,401,142	$(27,542,632)	$78,625,682
Equity Method investments	$—	$784,363	$—	$—	$—	$784,363
Goodwill	$1,056,771	—	—	—	—	$1,056,771

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Six Months Ended	Natural Gas		Pipeline	Corporate and
December 31, 2008	Operations	EWR	Operations	Other	Eliminations	Consolidated

Operating revenue:
Natural gas operations	$29,158,035	$—	$—	$—	$(317,912)	$28,840,123
Marketing and wholesale	—	14,623,793	—	—	(4,932,233)	9,691,560
Pipeline operations	—	—	226,157	—	—	226,157

Total operating revenue	29,158,035	14,623,793	226,157	—	(5,250,145)	38,757,840

Gas purchased	19,777,820	—	—	—	(317,912)	19,459,908
Gas and electric — wholesale	—	12,702,580	—	—	(4,932,233)	7,770,347
Distribution, general, and administrative	5,460,205	205,087	52,114	—	—	5,717,406
Maintenance	317,112	40	2,646	—	—	319,798
Depreciation and amortization	841,405	152,767	29,209	—	—	1,023,381
Taxes other than income	1,260,475	11,155	12,927	—	—	1,284,557

Operating expenses	27,657,017	13,071,629	96,896	—	(5,250,145)	35,575,397

Operating income	1,501,018	1,552,164	129,261	—	—	3,182,443
Other income	160,326	(36,516)	94	(544,253)	—	(420,349)
Interest (expense)	(584,484)	(83,300)	(9,272)	—	—	(677,056)

Income from continuing operations before income taxes	1,076,860	1,432,348	120,083	(544,253)	—	2,085,038
Income taxes (expense)	(518,933)	(550,701)	(45,943)	189,120	—	(926,457)

Net income	$557,927	$881,647	$74,140	$(355,133)	$—	$1,158,581

Capital expenditures and natural gas properties	$4,465,480	$68,700	$—	$—	$—	$4,534,180
Total assets	$59,748,521	$7,819,863	$717,977	$28,468,131	$(20,935,527)	$75,818,965
Equity Method investments	$—	$1,081,423	$—	$—	$—	$1,081,423

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Natural Gas		Pipeline	Corporate and
Year Ended June 30, 2008	Operations	EWR	Operations	Other	Eliminations	Consolidated

Operating revenue:
Natural gas operations	$60,093,090	$—	$—	$—	$(754,094)	$59,338,996
Marketing and wholesale	—	29,395,960	—	—	(12,271,879)	17,124,081
Pipeline operations	—	—	370,171	—	—	370,171

Total operating revenue	60,093,090	29,395,960	370,171	—	(13,025,973)	76,833,248

Gas purchased	42,091,491	—	—	—	(754,094)	41,337,397
Gas and electric — wholesale	—	27,105,232	—	—	(12,271,879)	14,833,353
Distribution, general, and administrative	9,710,294	370,374	140,087	441,123	—	10,661,878
Maintenance	641,211	1,094	8,248	—	—	650,553
Depreciation and amortization	1,566,359	242,551	56,384	—	—	1,865,294
Taxes other than income	2,035,403	16,704	28,037	—	—	2,080,144

Operating expenses	56,044,758	27,735,955	232,756	441,123	(13,025,973)	71,428,619

Operating income	4,048,332	1,660,005	137,415	(441,123)	—	5,404,629
Other income	245,487	578	17	69,697	—	315,779
Interest (expense)	(933,655)	(124,827)	(17,863)	—	—	(1,076,345)

Income from continuing operations before income taxes	3,360,164	1,535,756	119,569	(371,426)	—	4,644,063
Income taxes (expense)	(1,091,105)	(343,646)	(40,007)	142,070	—	(1,332,688)

Net income before extraordinary item	2,269,059	1,192,110	79,562	(229,356)	—	3,311,375
Extraordinary gain	—	—	—	6,819,182	—	6,819,182

Net income	$2,269,059	$1,192,110	$79,562	$6,589,826	$—	$10,130,557

Capital expenditures and natural gas properties	$3,578,307	$250,091	$41,434	$—	$—	$3,869,832
Total assets	$49,414,217	$7,486,996	$988,318	$25,713,911	$(25,226,352)	$58,377,090
Equity Method Investments	$—	$1,118,264	$—	$—	$—	$1,118,264

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Natural Gas		Pipeline	Discontinued
Year Ended June 30, 2007	Operations	EWR	Operations	Operations	Eliminations	Consolidated

Operating revenue:
Natural gas operations	$47,074,560	$—	$—	$—	$(635,054)	$46,439,506
Marketing and wholesale	—	22,466,030	—	—	(9,920,671)	12,545,359
Pipeline operations	—	—	388,175	—	—	388,175

Total operating revenue	47,074,560	22,466,030	388,175	—	(10,555,725)	59,373,040

Gas purchased	34,177,047	—	—	—	(635,054)	33,541,993
Gas and electric — wholesale	—	20,185,304	—	—	(9,920,671)	10,264,633
Distribution, general, and administrative	5,676,195	315,279	206,055	—	—	6,197,529
Maintenance	563,912	297	2,474	—	—	566,683
Depreciation and amortization	1,414,003	222,110	56,373	—	—	1,692,486
Taxes other than income	1,652,661	20,529	23,746	—	—	1,696,936

Operating expenses	43,483,818	20,743,519	288,648	—	(10,555,725)	53,960,260

Operating income	3,590,742	1,722,511	99,527	—	—	5,412,780
Other income	228,515	1,592	11,412	—	—	241,519
Interest (expense)	(1,896,650)	(185,365)	(42,140)	—	—	(2,124,155)

Income from continuing operations before income taxes	1,922,607	1,538,738	68,799	—	—	3,530,144
Income taxes (expense)	(653,130)	(593,078)	(26,456)	—	—	(1,272,664)

Income from continuing operations	1,269,477	945,660	42,343	—	—	2,257,480
Discontinued operations:
Gain from disposal of operations	—	—	—	5,479,166	—	5,479,166
Income from discontinued operations	—	—	—	975,484	—	975,484
Income tax (expense)	—	—	—	(2,499,875)	—	(2,499,875)

Income from discontinued operations	—	—	—	3,954,775	—	3,954,775
Net income	$1,269,477	$945,660	$42,343	$3,954,775	$—	$6,212,255

Capital expenditures and natural gas properties	$2,024,443	$361,379	$21,088	$—	$—	$2,406,910
Total assets	$38,260,280	$5,882,390	$1,003,145	$—	$6,436,001	$51,581,816
Equity Method Investments	$—	$—	$—	$—	$—	$—

15.	Stockholders’ Equity

Our common stock trades on the NYSE Amex Equities (formerly known as the American Stock Exchange) under the symbol “EGAS.” On February 1, 2008, the Board of Directors authorized a 3-for-2 stock split of the company’s $0.15 par value common stock. As a result of the split, 1,437,744 additional shares were issued, and additional paid-in capital was reduced by $215,619. All references in the accompanying financial statements to the

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

number of common shares and per-share amounts for fiscal 2008 and 2007 have been restated to reflect the stock split.

Purchases of Equity Securities by Our Company

				Maximum Number of
			Total Number of	Shares That May Yet
			Shares Purchased as	be Purchased Under
	Total Shares	Average Price Paid	Part of Publicly	the Stock
Period	Purchased	per share	Announced Plans	Repurchase Plan

May 30, 2007 — June 30, 2007	219,522	$10.00	219,522
July 1, 2007 — June 30, 2008	16,780	$9.50	16,780
July 1, 2008 — December 31, 2008	53,416	$7.60	53,416

	289,718		289,718	158,782

All shares adjusted for 3-for-2 stock split effectuated February 1, 2008.

On February 13, 2007, our Board of Directors approved a stock repurchase plan whereby the Company intends to buy back up to 448,500 shares of the Company’s common stock. We began this stock buyback on May 30, 2007. The stock repurchases included 217,500 shares from Mr. Mark Grossi, one of our directors. During the six months ended December 31, 2008, we repurchased 53,416 shares of common stock. During the year ended December 31, 2009, these shares were reissued for the purchase of Cut Bank Gas.

2002 Stock Option Plan — The Energy West Incorporated 2002 Stock Option Plan (the “Option Plan”) provides for the issuance of up to 300,000 shares of our common stock to be issued to certain key employees. As of December 31, 2009, there are 44,500 options outstanding and the maximum number of shares available for future grants under this plan is 48,500 shares. Additionally, our 1992 Stock Option Plan (the “1992 Option Plan”), which expired in September 2002, provided for the issuance of up to 100,000 shares of our common stock pursuant to options issuable to certain key employees. Under the 2002 Option Plan and the 1992 Option Plan (collectively, “the Option Plans”), the option price may not be less than 100% of the common stock fair market value on the date of grant (in the event of incentive stock options, 100% of the fair market value if the employee owns more than 10% of our outstanding common stock). Pursuant to the Option Plans, the options vest over four to five years and are exercisable over a five to ten-year period from date of issuance. When the 1992 Option Plan expired in September 2002, 12,600 shares remained unissued and were no longer available for issuance.

During fiscal year 2008, 54,375 stock options were exercised in a noncash transaction for the exercise price of $333,988. As part of the transaction, 37,500 shares were canceled and returned to authorized/unissued stock at a value of $374,499. These shares were accepted by the Company as total payment of the exercise price and the employee’s share of related payroll taxes.

Stock Option Disclosures — The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. See Note 1 for the related pro forma disclosures. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing.

A summary of the status of our stock option plans as of December 31, 2009 and 2008, and June 30, 2008 and 2007, and changes during the six months and years ended on these dates is presented below.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Weighted	Aggregate
	Number of	Average	Intrinsic
	Shares	Exercise Price	Value

Outstanding July 1, 2006	218,250	$5.56
Granted	45,000	$7.03
Exercised	(93,750)	$5.47
Expired	(4,500)	$—

Outstanding June 30, 2007	165,000	$5.98
Granted	30,000	$6.59
Exercised	(109,500)	$3.82
Expired	(66,000)	$—

Outstanding June 30, 2008	19,500	$9.10
Granted	10,000	$7.10
Exercised	—	$—
Expired	—	$—

Outstanding December 31, 2008	29,500	$9.10
Granted	15,000	$8.71
Exercised	—	$—
Expired	—	$—

Outstanding December 31, 2009	44,500	$8.52	$79,190

Exercisable December 31, 2009	23,750	$9.14	$27,550

The weighted average fair value of options granted during the year ended December 31, 2009, six months ended December 31, 2008 and years ended June 30, 2008 and 2007 was $2.50, $2.52, $2.33, and $2.50, respectively. At December 31, 2009, there was $40,356 of total unrecognized compensation cost related to stock-based compensation. That cost is expected to be recognized over a period of three years.

The following information applies to options outstanding at December 31, 2009:

				Weighted
				Average
			Weighted	Remaining		Weighted
			Average	Contractual		Average
	Exercise	Number	Exercise	Life	Number	Exercise
Grant Date	Price	Outstanding	Price	(Years)	Exercisable	Price

1/6/2006	$6.35	4,500	$6.35	1.01	—	$6.35
12/1/2007	$9.93	15,000	$9.93	0.08	15,000	$9.93
12/1/2008	$7.10	10,000	$7.10	8.92	5,000	$7.10
6/3/2009	$8.44	5,000	$8.44	4.42	1,250	$8.44
12/1/2009	$8.85	10,000	$8.85	9.92	2,500	$8.85

		44,500			23,750

For the year ended December 31, 2009, the six months ended December 31, 2008, and the years ended June 30, 2008 and 2007, all stock options granted have an exercise price equal to the fair market value of the Company’s stock at the date of grant.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Termination of Preferred Stock Rights Agreement by Amendment of Final Expiration Date — Expiration of the Preferred Stock Purchase Rights — On April 23, 2007, the Company’s Board of Directors approved Amendment No. 2 (“Amendment No. 2”) to the Company’s Preferred Stock Rights Agreement, dated June 3, 2004, as previously amended by Amendment No. 1 thereto dated May 25, 2005 (the “Rights Agreement”). Amendment No. 2 accelerates the Final Expiration Date of the Rights Agreement so as to cause the Rights Agreement, as well as the Preferred Stock Purchase Rights (the “Rights”) defined by the Rights Agreement, to expire, terminate and cease to exist at 5:00 p.m., New York time (EST) on May 25, 2007. Amendment No. 2 became effective April 24, 2007.

The Rights Agreement was designed and approved by the Board of Directors to deter coercive tactics by an acquirer in connection with any unsolicited attempt to acquire or take over the Company in a manner or on terms not approved by the Board of Directors. Under the Rights Agreement, any “Acquiring Person” (as defined in the Rights Agreement) was generally precluded from acquiring additional shares of common stock without becoming subject to significant dilution as a result of triggering the dilutive provisions of the Rights Agreement, commonly known as a “poison pill.” Amendment No. 2 terminated the Rights Agreement on May 25, 2007, thus permitting Acquiring Persons after that date to acquire additional shares of Common Stock of the Company without being subject to such dilution.

16.	Commitments and Contingencies

Commitments — In 2000, the Company entered into a ten year transportation agreement with Northwestern Energy that fixed the cost of pipeline and storage capacity. Based on original contract prices, the minimum obligation under this agreement at December 31, 2009 was $1,064,724 for the year ending December 31, 2010.

The Company’s operating unit, Bangor Gas Company, LLC entered into an agreement with Maritimes and Northeast Pipeline for the transportation and storage of natural gas. Future obligations due to Maritimes and Northeast Pipeline consist of the following:

Year ending December 31:
2010	500,874
2011	500,874
2012	500,874
2013	500,874
2014	500,874
Thereafter	1,592,474

Total	$4,096,844

The Company also guarantees the gas supply obligations of its subsidiaries for up to $7.0 million of amounts purchased.

Environmental Contingency — The Company owns property on which it operated a manufactured gas plant from 1909 to 1928. The site is currently used as an office facility for Company field personnel and storage location for certain equipment and materials. The coal gasification process utilized in the plant resulted in the production of certain by-products that have been classified by the federal government and the State of Montana as hazardous to the environment.

In 1999, the Company received approval from the Montana Department of Environmental Quality (“MDEQ”) for its plan for remediation of soil contaminants. The Company has completed its remediation of soil contaminants and in April 2002 received a closure letter from MDEQ approving the completion of such remediation program.

The Company and its consultants continue to work with the MDEQ relating to the remediation plan for water contaminants. The MDEQ has established regulations that allow water contaminants at a site to exceed standards if it is technically impracticable to achieve them. Although the MDEQ has not established guidance to attain a

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

technical waiver, the U.S. Environmental Protection Agency (“EPA”) has developed such guidance. The EPA guidance lists factors which render remediations technically impracticable. The Company has filed a request for a waiver respecting compliance with certain standards with the MDEQ. As of December, 31, 2009 there has been no action on our waiver request by the MDEQ.

At December 31, 2009, we had incurred cumulative costs of approximately $2.1 million in connection with our evaluation and remediation of the site. On May 30, 1995, we received an order from the Montana Public Service Commission (“MPSC”) allowing for recovery of the costs associated with the evaluation and remediation of the site through a surcharge on customer bills. As of December 31, 2009, we had recovered approximately $2.1 million through such surcharges. As of December 31, 2009, the cost remaining to be recovered through the on-going rate is $22,000.

We are required to file with the MPSC every two years for approval to continue the recovery of these costs through a surcharge. During fiscal 2007, the MPSC approved the continuation of the recovery of these costs with its order dated May 15, 2007. During fiscal 2007, the MPSC approved the continuation of the recovery of these costs with its order dated May 15, 2007. Pursuant to this order, we filed an application with the MPSC on June 30, 2009 for continued recovery of these costs. On February 2, 2010 the MPSC issued its order granting recovery through February 28, 2010, at which time the recovery will be complete and the recovery surcharge extinguished.

Derivative Contingencies — Among the risks involved in natural gas marketing is the risk of nonperformance by counterparties to contracts for purchase and sale of natural gas. EWR is party to certain contracts for purchase or sale of natural gas at fixed prices for fixed time periods. Some of these contracts are recorded as derivatives, valued on a mark-to-market basis.

Litigation — The Company is involved in lawsuits that have arisen in the ordinary course of business. The Company is contesting each of these lawsuits vigorously and believes it has defenses to the allegations that have been made.

On February 21, 2008, a lawsuit captioned Shelby Gas Association v. Energy West Resources, Inc., Case No. DV-08-008, was filed in the Ninth Judicial District Court of Toole County, Montana. Shelby Gas Association (“Shelby”) alleges a breach of contract by the Company’s subsidiary, EWR, to provide natural gas to Shelby. The parties each filed cross motions for summary judgment. The court heard oral arguments for the pending motions on July 24, 2009. On September 9, 2009, the court ruled that Shelby Gas Association can proceed with their case for damages. The court also ruled that we can seek a setoff against any damages awarded to Shelby in an amount equal to the damages the Company has suffered as a result of Shelby’s alleged breach of contract. On March 24, 2010, the judge handling the case granted the Company’s motions in limine regarding various aspects of damages which Shelby was seeking, including disallowance of attorneys’ fees, punitive damages and certain consequential damages. A trial has been set for April 2010. The Company continues to believe that this lawsuit is without merit and is vigorously defending itself.

In the Company’s opinion, the outcome of these lawsuits, including the Shelby litigation, will not have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

We are party to certain other legal proceedings in the normal course of our business, that, in the opinion of management, are not material to our business or financial condition. The Company utilizes various risk management strategies, including maintaining liability insurance against certain risks, employee education and safety programs, and other processes intended to reduce liability risk.

The Company reached agreement with the Montana Department of Revenue (“DOR”) to settle personal property tax claims for the years 1997-2002. The settlement amount is being paid in ten annual installments of $243,000 each, beginning November 30, 2003. The Company has obtained rate relief that includes full recovery of the property tax associated with the DOR settlement.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating Leases — The Company leases certain properties including land, office buildings, and other equipment under non-cancelable operating leases. The future minimum lease payments on these leases are as follows:

Year ended:
December 31, 2010	229,083
December 31, 2011	144,675
December 31, 2012	89,926
December 31, 2013	85,947
December 31, 2014	85,151
Thereafter	122,681

$757,463

Lease expense from continuing operations resulting from operating leases for the year ended December 31, 2009, the six months ended December 31, 2008 and the years ended June 30, 2008 and 2007 totaled $238,869, $149,563, $233,947 and $90,624, respectively.

17.	Financial Instruments and Risk Management

Management of Risks Related to Derivatives — The Company and its subsidiaries are subject to certain risks related to changes in certain commodity prices and risks of counterparty performance. The Company has established policies and procedures to manage such risks. The Company has a Risk Management Committee comprised of Company officers and management to oversee our risk management program as defined in its risk management policy. The purpose of the risk management program is to minimize adverse impacts on earnings resulting from volatility of energy prices, counterparty credit risks, and other risks related to the energy commodity business.

In order to mitigate the risk of natural gas market price volatility related to firm commitments to purchase or sell natural gas or electricity, from time to time the Company and its subsidiaries have entered into hedging arrangements. Such arrangements may be used to protect profit margins on future obligations to deliver gas at a fixed price, or to protect against adverse effects of potential market price declines on future obligations to purchase gas at fixed prices.

The Company accounts for certain of such purchases or sale agreements in accordance with ASC 815, Derivatives and Hedging. Such contracts are reflected in our financial statements as derivative assets or derivative liabilities and valued at “fair value,” determined as of the date of the balance sheet. Fair value accounting treatment is also referred to as “mark-to-market” accounting. Mark-to-market accounting results in disparities between reported earnings and realized cash flow, because changes in the derivative values are reported in our Consolidated Statement of Income as an increase or (decrease) in “Revenues — Gas and Electric — Wholesale” without regard to whether any cash payments have been made between the parties to the contract. If such contracts are held to maturity, the cash flow from the contracts and their hedges are realized over the life of the contracts. ASC 815 requires that contracts for purchase or sale at fixed prices and volumes must be valued at fair value (under mark-to-market accounting) unless the contracts qualify for treatment as a “normal purchase or normal sale.”

Quoted market prices for natural gas derivative contracts of the Company and its subsidiaries are generally not available. Therefore, to determine the fair value of natural gas derivative contracts, the Company uses internally developed valuation models that incorporate independently available current and forecasted pricing information.

As of December 31, 2009, all of the Company’s contracts for purchase or sale at fixed prices and volumes qualified for treatment as a “normal purchase or a normal sale.”

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Subsequent Event

Other than the item mentioned below, no significant events have occurred subsequent to the Company’s year end. Subsequent events have been evaluated through the date these financial statements were issued.

Acquisition of Ohio Gas Utilities by Mergers — As previously reported in our Form 8-K filed on January 11, 2010 with the SEC, on January 5, 2010 we completed the acquisition of Lightning Pipeline Company, Inc. (“Lightning Pipeline”), Great Plains Natural Gas Company (“Great Plains”), Brainard Gas Corp. (“BGC”) and Great Plains Land Development Co., LTD. (“GPL,” and collectively with Lightning Pipeline, Great Plains and BGC, the “Ohio Companies” and each an “Ohio Company”). Lightning Pipeline is the parent company of Orwell Natural Gas Company (“Orwell”) and Great Plains is the parent company of Northeast Ohio Natural Gas Corp. (“NEO”). Orwell, NEO and BGC are natural gas distribution companies that serve approximately 23,131 customers in Northeastern Ohio and Western Pennsylvania. The acquisition increased the Company’s customers by more than 50%. GPL is a real estate holding company whose primary asset is real estate that is leased to NEO.

Merger Agreements — As previously reported in our Form 8-K filed on July 2, 2009 with the SEC, Energy West, Incorporated, now a wholly-owned subsidiary of the Company (“Energy West”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on June 29, 2009 with Richard M. Osborne, as Trustee of the Richard M. Osborne Trust (the “RMO Trust”), Rebecca Howell, Stephen M. Rigo, Marty Whelan, and Thomas J. Smith (Messrs. Osborne, Rigo, Whelan and Smith and Ms. Howell are hereinafter collectively referred to as “Shareholders”), Lightning Pipeline, Great Plains, BGC and three to-be-formed wholly-owned Ohio subsidiary corporations of Energy West. On June 29, 2009, Energy West also entered into an Agreement and Plan of Merger (together with the Merger Agreement, the “Merger Agreements”) with GPL, the RMO Trust and a fourth to-be-formed Ohio acquisition subsidiary (each acquisition subsidiary hereinafter referred to as an “Acquisition Sub” and collectively, as the “Acquisition Subs”) of Energy West. Mr. Osborne is our chairman of the board and chief executive officer, Mr. Smith is a director and our chief financial officer, and Ms. Howell is our corporate secretary. As previously reported in our Form 8-K filed on August 4, 2009 with the SEC, we completed on August 3, 2009 a reorganization to implement a holding company structure. The Company, as the new holding company, became the successor issuer to Energy West, and Energy West assigned its rights under the Merger Agreements to the Company. Pursuant to the terms of the Merger Agreements, on January 5, 2010, four separate mergers occurred whereby an Acquisition Sub of Energy, Inc. merged with and into each Ohio Company. The Ohio Companies survived the mergers, becoming four separate wholly-owned subsidiaries of the Company. The transactions contemplated by the Merger Agreements are referred to herein as the “Merger Transaction.”

Merger Consideration — Issuance of Shares (unaudited) — The final aggregate purchase price for the Ohio Companies was $37.9 million, which consisted of approximately $20.8 million in debt of the Ohio Companies with the remainder of the purchase price paid in unregistered shares of common stock of the Company. In accordance with the Merger Agreements, on January 5, 2010, the shares of common stock of Lightning Pipeline, Great Plains and BGC and the membership units of GPL were converted into the right to receive unregistered shares of common stock of the Company (the “Shares”) in accordance with the following calculation:

The total number of Shares the Shareholders received equaled the total of $34,304,000 plus $3,565,339 (which was the number of additional active customers of the Ohio Companies in excess of 20,900 at closing (23,131-20,900=2,231) multiplied by $1,598.09), less $20,796,254 (which was the debt of the Ohio Companies at closing), divided by $10.

Based on this calculation, we issued 1,707,308 Shares in the aggregate. We issued Mr. Osborne, as trustee, 1,565,701 Shares, Mr. Smith 73,244 Shares and Ms. Howell 19,532 Shares. After the closing of the Merger Transaction on January 5, 2010, Mr. Osborne owns 2,487,972 Shares, or 41.0% of the Company Mr. Smith owns 86,744 Shares, or 1.4% of the Company and Ms. Howell owns 19,532 Shares, or less than 1% of the Company.

The acquisition of the Ohio Companies is being accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assumed based on their estimated fair values. For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma results of operations, an independent appraisal firm conducted a valuation analysis as of date of acquisition, January 5, 2010. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (unaudited):

	Total
	Ohio		Lightning
	Companies	Great Plains	Pipeline	Brainard

Current assets	$11,628,876	$7,391,188	$4,093,241	$144,447
Property and equipment	29,530,636	18,290,612	10,818,923	421,101
Deferred Tax Assets	199,700	—	162,499	37,201
Other Noncurrent assets	152,585	1,000	140,002	11,583
Customer Relationships	685,000	640,000	45,000	—
Goodwill	12,717,024	8,894,601	3,765,673	56,750

Total assets acquired	54,913,821	35,217,401	19,025,338	671,082

Current liabilities	13,687,443	7,497,196	5,786,196	404,051
Asset Retirement Obligation	487,447	—	477,939	9,508
Deferred Tax Liability	2,869,592	1,405,340	1,393,119	71,133

Total liabilities assumed	17,044,482	8,902,536	7,657,254	484,692

Net assets acquired (unaudited):	$37,869,339	$26,314,865	$11,368,084	$186,390

Of the total purchase price, approximately $12.7 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not amortized, rather, the goodwill will be tested for impairment, at least annually, or more frequently if there is an indication of impairment. The goodwill resulting from this acquisition is not deductible for tax purposes.

Transaction costs related to the mergers totaled $871,634, and are recorded on our Consolidated Statement of Income within the other income (expense) line on the statement of income.

The following table summarizes unaudited pro forma results of operations (in thousands) for the years ended December 31, 2009 and 2008 as if the acquisitions had occurred on January 1, 2009 and January 1, 2008, respectively. The unaudited pro forma results of operations are based on the historical financial statements and related notes of each of the Company and the Ohio Companies for the years ended December 31, 2009 and 2008, and contain adjustments to depreciation and amortization for the effects of the purchase price allocation, and to income tax expense to record income tax expense for the Ohio Companies.

	Year Ended December 31,
	2009	2008
	(In thousands)

Revenues	$102,708	$125,643
Operating income	11,918	9,289
Net income	8,403	4,587
Earnings per share — basic	$1.400	$0.760
Earnings per share — diluted	$1.400	$0.760

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

The following is a discussion of the credit facilities and term loans being assumed in connection with our acquisition of the Ohio operations. This information is unaudited.

Citizens Bank Credit Facility (Unaudited)

In connection with our acquisition of our Ohio operations, NEO, Great Plains and GPL each entered modifications/amendments to its credit facility with Citizens Bank (the “Citizens Credit Facility”). The Citizens Credit Facility consists of a revolving line of credit and term loan to NEO, and two other term loans to Great Plains and GPL respectively. Each amendment/modification was initially effective as of December 1, 2009, but was later modified to be effective as of January 5, 2010. Energy, Inc. guarantees each loan. Our chairman and chief executive officer, Richard M. Osborne, guarantees each loan both individually and as trustee of the RMO Trust, and Great Plains guarantees NEO’s revolving line of credit and term loan as well as GPL’s term note.

Long-term Debt — $10.3 million 5.00% Senior Secured Notes — NEO’s, Great Plains’ and GPL’s term loans with Citizens Bank are in the amounts of $7.8 million, $2.4 million and $823,000 respectively. Each term note has a maturity date of July 1, 2013 and bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 400 basis points with an interest rate floor of 5.00% per annum. Currently, the interest rate is 5.00% per annum. The term notes require monthly payments of approximately $103,000 in the aggregate.

Line of Credit — NEO’s revolving credit line with Citizens Bank has a maximum credit commitment of $2.1 million. The revolving line bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 400 basis points with an interest rate floor of 5.00% per annum. Currently, the interest rate is 5.00% per annum. The revolving line requires monthly interest payments with the principal due at maturity, November 30, 2010.

The Citizens Credit Facility requires Great Plains, GPL and NEO to maintain a debt service coverage ratio of at least 1.25 to 1.0 measured quarterly on a rolling four quarter basis. The Citizens Credit Facility also requires NEO, Great Plains and GPL to maintain a minimum net worth, on a combined basis, equal to the sum of $1,815,000 plus 100% of net income less the pro-rata share of any dividend paid to Energy, Inc., measured on a quarterly basis beginning with the quarter ended December 31, 2009. The Citizens Credit Facility allows NEO, Great Plains and GPL Ohio Companies a party thereto to pay dividends to Energy, Inc. if those entities’ combined net worth (as defined in the Citizens loan documents) after payment of any dividends would not be less than $1,815,000 on a consolidated basis as positively increased by 100% of net income as of the end of each fiscal quarter and fiscal year.

At December 31, 2009, $2.1 million has been borrowed under the revolving line of credit, $7.1 million under the NEO term loan, $2.4 million under the Great Plains term loan and $813,000 under the GPL term loan.

Huntington Credit Facility (unaudited)

On December 31, 2009, Orwell entered into an amended and restated short-term credit facility with The Huntington National Bank, N.A. (the “Huntington Credit Facility”). The Huntington Credit Facility amends and restates the previous credit facility that matured on November 30, 2009. The loan is secured by all of the assets of Orwell. The Huntington Credit Facility is guaranteed by Energy, Inc., Lightning Pipeline, Mr. Osborne individually and as Trustee of the RMO Trust, and certain entities owned and controlled by Mr. Osborne.

Long-term Debt — $4.6 Million Senior Secured Note — The Huntington Credit Facility includes a $4.6 million term note that bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 300 basis points with LIBOR floor of 1% per annum. Currently, the interest rate is 4.00% per annum. The term note requires monthly payments of approximately $35,000 and matures on November 29, 2010.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Line of Credit — The Huntington Credit Facility also includes a $1.5 million line of credit. The credit line bears interest at an annual rate of 30-day LIBOR (Eurodollar) plus 300 basis points with LIBOR floor of 1% per annum. Currently, the interest rate is 4.00% per annum. The credit line requires monthly interest payments with the principal due at maturity, November 29, 2010.

The Huntington Credit Facility requires Orwell to maintain a fixed charge coverage ratio of at least 1 to 1 of EBITDA to the sum of (i) scheduled principal payments on debt and capital leases, plus (ii) interest expense, plus (iii) federal, state and local income tax expense, plus (iv) dividends and distributions, measured on a rolling four quarter basis. The Huntington Credit Facility allows Orwell to pay dividends to Energy, Inc. as long as the aggregate amount of all dividends, distributions, redemptions and repurchases in any fiscal year do not exceed 60% of net income (as defined in the Huntington Credit Facility) of Orwell for each fiscal year. At December 31, 2009, $1.5 million has been borrowed under the credit line and $4.3 million under the term note. The Huntington Credit Facility is also secured by a pledge of $3.0 million in market value of Energy, Inc. stock by the RMO Trust.

Combined Term Loans and Credit Facilities (unaudited)

The $14.7 million of borrowings at December 31, 2009, leaves our borrowing capacity at $5.3 million. Including the amounts related to the Ohio companies, we have $18.3 million of borrowings and borrowing capacity of $5.3 million.

The total amount outstanding under all of our long term debt obligations was approximately $13.0 million at December 31, 2009, with none being due within one year. Including the amounts related to the Ohio companies, the total amount is approximately $27.6 million, with approximately $5.1 million due within one year.

19.	Quarterly Information (Unaudited)

Quarterly results (unaudited) for the year ended December 31, 2009, the six months ended December 31, 2008 and the year ended June 30, 2008 are as follows (in thousands, except per share data):

	For the Quarters Ended
	March 31,	June 30,	September 30,	December 31,
Year Ended December 31, 2009	2009	2009	2009	2009

Revenues	$31,334	$12,238	$8,326	$19,556
Gross margin	$7,774	$5,248	$4,190	$7,543
Operating income	$3,564	$1,523	$245	$3,731
Income (loss) before extraordinary items	$1,963	$686	$(172)	$4,342
Net income (loss)	$1,963	$686	$(172)	$4,342
Basic earnings (loss) before extraordinary items per common share	$0.46	$0.16	$(0.04)	$1.00
Basic earnings (loss) per common share — extraordinary gain	$0.00	$0.00	$0.00	$0.00

Basic earnings (loss) per common share — net income	$0.46	$0.16	$(0.04)	$1.00

Diluted earnings (loss) per share	$0.46	$0.16	$(0.04)	$1.00
Diluted earnings (loss) per share — extraordinary gain	$0.00	$0.00	$0.00	$0.00

Diluted earnings (loss) per share — net income	$0.46	$0.16	$(0.04)	$1.00

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Quarters Ended
	September 30,	December 31,
Six Months Ended December 31, 2008	2008	2008

Revenues	$13,987	$24,771
Gross margin	$4,544	$6,984
Operating income	$711	$2,471
Income (loss) before extraordinary items	$386	$773
Extraordinary gain	$0	$0
Net income (loss)	$386	$773
Basic earnings (loss) before extraordinary items per common share	$0.09	$0.18
Basic earnings (loss) per common share — extraordinary gain	$0.00	$0.00

Basic earnings (loss) per common share — net income	$0.09	$0.18

Diluted earnings (loss) per share	$0.09	$0.18
Diluted earnings (loss) per share — extraordinary gain	$0.00	$0.00

Diluted earnings (loss) per share — net income	$0.09	$0.18

	For the Quarters Ended
	September 30,	December 31,	March 31,	June 30,
Year Ended June 30, 2008	2007	2007	2008	2008

Revenues	$6,951	$20,171	$30,878	$18,833
Gross margin	$2,675	$5,742	$7,639	$4,606
Operating income	$117	$1,620	$3,553	$114
Income (loss) before extraordinary items	$75	$1,049	$2,307	$(120)
Extraordinary gain	$0	$6,819	$0	$0
Net income (loss)	$75	$7,868	$2,307	$(120)
Basic earnings (loss) before extraordinary items per common share	$0.02	$0.24	$0.53	$(0.03)
Basic earnings (loss) per common share — extraordinary gain	$0.00	$1.59	$0.00	$0.00

Basic earnings (loss) per common share — net income	$0.02	$1.83	$0.53	$(0.03)

Diluted earnings (loss) per share	$0.02	$0.24	$0.53	$(0.03)
Diluted earnings (loss) per share — extraordinary gain	$0.00	$1.58	$0.00	$0.00

Diluted earnings (loss) per share — net income	$0.02	$1.83	$0.53	$(0.03)

Certain revenue items have been restated from prior published reports.

ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Quarters Ended
	September 30,	December 31,	March 31,	June 30,
Year Ended June 30, 2007	2006	2006	2007	2007

Revenues	$8,456	$18,041	$21,516	$11,360
Gross margin	$3,200	$5,566	$6,935	$3,225
Operating income	$326	$2,121	$2,358	$606
Income (loss) before extraordinary items	$4	$1,113	$1,293	$(152)
Extraordinary gain	$(199)	$157	$636	$3,360
Net (loss) income	$(195)	$1,270	$1,929	$3,208
Basic earnings (loss) per common share — continuing operations	$0.00	$0.25	$0.29	$(0.03)
Basic (loss) earnings per common share — discontinued operations	$(0.05)	$0.04	$0.14	$0.76

Basic earnings (loss) per common share — net income	$(0.05)	$0.29	$0.43	$0.73

Diluted earnings (loss) per share — continuing operations	$0.00	$0.25	$0.28	$(0.03)
Diluted (loss) earnings per share — discontinued operations	$(0.04)	$0.04	$0.14	$0.75

Diluted (loss) earnings per share — net income	$(0.04)	$0.29	$0.42	$0.72

Certain revenue items have been restated from prior published reports.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the respective dates of the documents containing the information.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth costs and expenses payable by Energy, Inc. in connection with the sale of common shares being registered. We will not be seeking reimbursement from the Selling Shareholders.

SEC registration fee	$2,413
FINRA filing fee(1)	3,884
NYSE Amex listing fee	34,500
Accounting fees and expenses(1)	35,000
Legal fees and expenses(1)	220,000
Printing and mailing expenses(1)	60,000
Miscellaneous(1)	25,000

Total(1)	381,000

(1)	Estimated.

Item 14.	Indemnification of Directors and Officers.

Our articles of incorporation require us to indemnify our directors and officers to the greatest extent permitted by law, including advancement of funds reasonably required to defend actions against our directors and officers. Our articles require us to indemnify directors and officers whether or not they continue to hold office at the time they incur expenses or discharge liability.

Section 1701.13 of the Ohio General Corporation Law (the “OGCL”) provides circumstances in which it is permissible for Ohio corporations to indemnify their directors and officers. Because our articles require us to indemnify directors and officers to the maximum extent permissible under the law, we must provide indemnification if those circumstances exist. Those circumstances are as follows. First, directors and officers must have met a standard of conduct requiring that they acted:

•	in good faith,

•	with reasonable belief that their conduct was in our best interests (or when not acting in an official capacity, at least not opposed to our best interests), and

•	if the proceeding is criminal in nature, without reasonable cause to believe their conduct was unlawful.

However, Section 1701.13 provides limits and prohibitions on indemnification in derivative actions and other actions brought by or in the right of the corporation:

•	limited to reasonable expenses incurred (as opposed to damages owed by the director or officer for liability),

•	prohibited if the director or officer was adjudged liable to us (unless the court determines, in view of all the circumstances, that the person is fairly and reasonably entitled to indemnity), and

•	prohibited with respect to directors if the only liability asserted against the director is for loans or dividends or distributions that are contrary to law or the articles of incorporation.

Finally, our determination that indemnification is proper under these requirements must be made by a majority vote of a quorum of directors who are not party to the proceeding (or a committee of directors if a quorum cannot be obtained), special legal counsel or a shareholder vote (in which case shares held by the director in question may not be voted).

Also, Ohio law and our articles require us to advance reasonable expenses incurred by directors and officers who are parties to proceedings if certain conditions are met. First, the director or officer must furnish to us a written affirmation that he or she believes, in good faith, that he or she met the required standard of conduct and if ultimately found not to have met the standard of conduct will repay the advancement. Second, we must determine (with the facts then known) that indemnification would not be precluded because of a failure to meet the standard of conduct required for indemnification and that indemnification is not otherwise precluded under the OGCL. The OGCL precludes indemnification of a director where the only allegations against the director are for loans or dividends or distributions that are contrary to law or the articles of incorporation. Third, our articles do not require that we advance expenses to an officer in a proceeding by the Company on its own behalf. (Additionally, our determination to advance expenses must be made in the same manner as our determination that indemnification is permissible; that is, it must be made by a quorum of disinterested directors, special legal counsel or shareholders.)

The OGCL also provides circumstances in which it is mandatory that we indemnify our directors and officers for reasonable expenses incurred in connection with a proceeding regardless of any contrary provision of our articles or other governing documents. Where directors or officers are wholly successful on the merits or otherwise, indemnification for reasonable expenses incurred is required.

Item 15.	Recent Sales of Unregistered Securities.

Acquisition of Cut Bank Gas — November 2, 2009

On November 2, 2009, we completed the acquisition of Cut Bank Gas, a Montana gas distribution company. Under a stock purchase agreement entered into by our wholly-owned subsidiary Energy West and certain shareholders of Cut Bank Gas, namely, Dan F. Whetstone, Pamela R. Lowry, Paula A. Poole, William J. Junkermier and Roger W. Junkermier, Energy West purchased 7,511 shares of Cut Bank Gas. In payment of the purchase price, we issued to those shareholders 56,900 shares of our common stock, par value $0.15 per share, valued at $500,000. The number of shares to be issued was determined in accordance with the stock purchase agreement, which required reference to the trading price of our common stock on the day prior to closing. We were not obligated to register the shares under the terms of the stock purchase agreement. The issuance of shares to the sellers was made in reliance on Section 4(2) of the Securities Act of 1933 for the offer and sale of securities not involving a public offering. As a result of the transaction, Cut Bank Gas became a subsidiary of Energy West.

Acquisition of Orwell and NEO — January 5, 2010

On January 5, 2010, we expanded into Ohio and Western Pennsylvania by acquiring several utilities owned primarily by our chairman and chief executive officer, Richard M. Osborne. The acquisition was accomplished through two merger agreements reviewed and discussed by a special committee of our board of directors and approved by our board of directors. Through the acquisition, we acquired Lightning Pipeline Company, Inc. (Lightning Pipeline) and Great Plains Natural Gas Company (Great Plains), which are the parent companies of Orwell Natural Gas Company (Orwell) and Northeast Ohio Natural Gas Corp. (NEO) respectively, and we also acquired Brainard Gas Corp. (Brainard) and Great Plains Land Development Co., Ltd. (GPL).

Prior to the acquisition, Richard Osborne, as the sole trustee of the Richard M. Osborne Trust UTA dated January 13, 1995, owned 90.3% of Lightning Pipeline, 90.3% of Great Plains, 100% of Brainard and 100% of GPL. In addition, Mr. Smith, our chief financial officer, vice president and a director, owned 5% of Lightning Pipeline and 5% of Great Plains, and Rebecca Howell, our corporate secretary, owned 1.3% of Lightning Pipeline and Great Plains. The remaining 3.7% of Lightning Pipeline and Great Plains was owned by Marty Whelan and Stephen M. Rigo.

The aggregate purchase price for the acquired Ohio companies was $37.9 million, which consisted of approximately $20.8 million in debt of the acquired companies with the remainder of the purchase price paid in unregistered shares of common stock of Gas Natural. In accordance with the merger agreements, on January 5, 2010, all outstanding shares of common stock of Lightning Pipeline, Great Plains and Brainard and all membership units of GPL were converted into the right to receive unregistered shares of common stock of Gas Natural in accordance with the following calculation:

The total number of shares the shareholders received equaled the total of $34,304,000 plus $3,565,339 (which was the number of additional active customers of the acquired Ohio companies in excess of 20,900 at closing (23,131-20,900=2,231) multiplied by $1,598.09), less $20,796,254 (which was the debt of the acquired Ohio companies at closing), divided by $10.

Based on this calculation, we issued a total of 1,707,308 shares. We issued Richard Osborne, as trustee, 1,565,701 shares, Mr. Smith 73,244 shares and Ms. Howell 19,532 shares. Based solely on the closing price of our common stock of $10.19 on January 5, 2010, the date the acquisition closed, the value of these shares was approximately $17.4 million, and from those shares Richard Osborne, Mr. Smith and Ms. Howell received shares valued at approximately $15.9 million, $746,000 and $199,000, respectively. Messrs. Whelan and Rigo received 36,622 and 12,209 shares, valued at approximately $373,000 and $125,000, respectively.

There were no underwriting discounts or commissions in connection with the issuance, as no underwriters were used to facilitate the mergers. The shares were not registered under the Securities Act, as amended, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

Item 16.	Exhibits.

(a)  Exhibits.

The exhibits to the registration statement required by Item 601 of Regulation S-K are listed in the exhibit index on page II-6.

(b)  Financial Statement Schedules:

Schedule II

Valuation and Qualifying Accounts
Gas Natural Inc.
December 31, 2009

	Balance at	Charged to	Write-Offs	Balance
	Beginning	Costs &	Net of	at End of
Description	of Period	Expenses	Recoveries	Period

Allowance for bad debts
Year Ended June 30, 2007	$121,453	$210,956	$(268,355)	$65,054
Year Ended June 30, 2008	$64,054	$174,531	$(102,186)	$136,399
Six Months Ended December 31, 2008	$136,399	$58,085	$13,458	$207,942
Year Ended December 31, 2009	$207,942	$139,512	$(114,122)	$233,332

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on October 26, 2010.

Gas Natural Inc.

By:	/s/ Thomas J. Smith
Thomas J. Smith
Chief Financial Officer and Director
(Principal Financial Officer)
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin J. Degenstein* Kevin J. Degenstein	Chief Operating Officer and President	October 26, 2010

/s/ Thomas J. Smith Thomas J. Smith	Chief Financial Officer and Director (Principal Financial Officer) (Principal Accounting Officer)	October 26, 2010

/s/ W.E. Argo* W.E. Argo	Director	October 26, 2010

Signature		Title	Date

/s/ Wade F. Brooksby Wade F. Brooksby		Director	October 26, 2010

/s/ Nicholas U. Fedeli Nicholas U. Fedeli		Director	October 26, 2010

/s/ John R. Male John R. Male		Director	October 26, 2010

/s/ Gregory D. Osborne* Gregory D. Osborne		Director	October 26, 2010

/s/ Richard M. Osborne* Richard M. Osborne		Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	October 26, 2010

/s/ Michael T. Victor* Michael T. Victor		Director	October 26, 2010

*By:	/s/ Thomas J. Smith Thomas J. Smith Attorney in Fact

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin J. Degenstein and Thomas J. Smith, jointly and severally, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-1 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

/s/ Wade F. Brooksby Wade F. Brooksby	Director	October 26, 2010

/s/ Nicholas U. Fedeli Nicholas U. Fedeli	Director	October 26, 2010

/s/ John R. Male John R. Male	Director	October 26, 2010

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Underwriting Agreement dated , 2010, by and among Janney Montgomery Scott LLC (as Representative of the underwriters named in Schedule I thereto), Gas Natural Inc. and Richard M. Osborne, Trustee.
2.1		Agreement and Plan of Merger, dated June 29, 2009, by and among Energy West, Incorporated, Various Acquisition Subsidiaries, Lightning Pipeline Co., Inc., Great Plains Natural Gas Company, Brainard Gas Corp., Richard M. Osborne, Trustee, Rebecca Howell, Stephen G. Rigo, Marty Whelan and Thomas J. Smith. Exhibit 10.2 to Energy, Inc.’s current report on Form 8-K dated June 26, 2009 and filed July 2, 2009 with the Securities and Exchange Commission is incorporated herein by reference.
2.2		Agreement and Plan of Merger, dated June 29, 2009, by and among Energy West, Incorporated, an Acquisition Subsidiary, Great Plains Land Development Company, LTD. and Richard M. Osborne, Trustee. Exhibit 10.3 to Energy, Inc.’s current report on Form 8-K filed July 2, 2009 with the Securities and Exchange Commission is incorporated herein by reference.
2.3		Agreement and Plan of Merger by and among Energy Inc., Energy West, Incorporated and Energy West Merger Sub, Inc., dated August 3, 2009. Exhibit 2.1 to Energy, Inc.’s current report on Form 8-K filed August 4, 2009 with the Securities and Exchange Commission is incorporated herein by reference.
2.4		Assignment and Assumption Agreement, dated December 30, 2009, by and between Energy West, Incorporated and Energy, Inc. Exhibit 2.3 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 filed January 11, 2010 with the Securities and Exchange Commission and is incorporated herein by reference.
2.5		Assignment and Assumption Agreement, dated December 30, 2009, by and between Energy West, Incorporated and Energy, Inc. Exhibit 2.4 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 filed January 11, 2010 with the Securities and Exchange Commission and is incorporated herein by reference.
2.6		First Amendment to Agreement and Plan of Merger, dated as of January 5, 2010, by and among Richard M. Osborne, Trustee, Rebecca Howell, Stephen G. Rigo, Marty Whelan and Thomas J. Smith, Lightning Pipeline Co., Inc., Great Plains Natural Gas Company, and Brainard Gas Corp., Lightning Pipeline Acquisition Inc., Great Plains Acquisition Inc. and Brainard Acquisition Inc. and Energy, Inc. Exhibit 2.5 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 filed January 11, 2010 with the Securities and Exchange Commission and is incorporated herein by reference.
2.7		First Amendment to Agreement and Plan of Merger, dated as of January 5, 2010, by and among Richard M. Osborne, Trustee, Great Plains Land Development Company, LTD. and GPL Acquisition LLC and Energy, Inc. Exhibit 2.6 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 filed January 11, 2010 with the Securities and Exchange Commission and is incorporated herein by reference.
2	.8***	Agreement and Plan of Merger dated July 6, 2010 by and between Energy, Inc. and Gas Natural Inc.
3	.1***	Articles of Incorporation of the Registrant.
3	.2***	Bylaws of the Registrant.
5	.1*	Form of Opinion of Kohrman Jackson & Krantz P.L.L.
10.1		Satisfaction and Discharge of Indenture dated June 22, 2007, between the Registrant and HSBC Bank USA, National Association, as Successor Trustee for the Series 1997 Notes. Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 5, 2007 with the Securities and Exchange Commission and is incorporated herein by reference.
10.2		Satisfaction and Discharge of Indenture dated June 22, 2007, between the Registrant and US Bank National Association, as Successor Trustee for the Series 1993 Notes. Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed July 5, 2007 with the Securities and Exchange Commission and is incorporated herein by reference.
10.3		Discharge of Obligor under Indenture dated June 22, 2007, between the Registrant and HSBC Bank USA, National Association, as Successor Trustee for the Series 1992-B Bonds. Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed July 5, 2007 with the Securities and Exchange Commission and is incorporated herein by reference.

Exhibit
Number		Description

10.4		Note Purchase Agreement dated June 29, 2007, between the Registrant and various Purchasers relating to 6.16% Senior Unsecured Notes due June 29, 2017. Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed July 5, 2007 with the Securities and Exchange Commission and is incorporated herein by reference.
10.5		Credit Agreement dated as of June 29, 2007, by and among the Registrant and various financial institutions and LaSalle Bank National Association. Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed July 5, 2007 with the Securities and Exchange Commission and is incorporated herein by reference.
10.6		Amendment dated October 22, 2007 to the Credit Agreement among the Registrant, various financial institutions and LaSalle Bank National Association, as agent. Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 22, 2007 filed with the Securities and Exchange Commission and is and incorporated herein by reference.
10	.7†	Energy, Inc. 2002 Stock Option Plan. Filed as Appendix A to the Registrant’s Proxy Statement on Schedule 14A, filed on October 30, 2002, and incorporated herein by reference.
10	.8†	First Amendment to Energy West Incorporated 2002 Stock Option Plan, filed as Exhibit 10.8 to the Registrant’s Transition Report on 10-K/T for the transition period ended December 31, 2008 and incorporated herein by reference.
10	.9†	Employee Stock Ownership Plan Trust Agreement. Filed as Exhibit 10.2 to Registration Statement on Form S-1 (File No. 33-1672) and incorporated herein by reference.
10	.10†	Management Incentive Plan. Filed as Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K/A for the year ended June 30, 1996, filed on July 8, 1997, and incorporated herein by reference.
10	.11†	Energy West Senior Management Incentive Plan. Filed as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2002, filed on September 30, 2002, and incorporated herein by reference.
10	.12†	Energy West Incorporated Deferred Compensation Plan for Directors. Filed as Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2002, filed on September 30, 2002, and incorporated herein by reference.
10	.13†	Amended and Restated Energy West Incorporated Deferred Compensation Plan for Directors, filed as Exhibit 10.13 to the Registrant’s Transition Report on 10-K/T for the transition period ended December 31, 2008 and incorporated herein by reference.
10.14		Amended and Restated Operating Agreement of Kykuit Resources, LLC, dated October 24, 2007. Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.15		First Amendment to Amended and Restated Operating Agreement of Kykuit Resources, LLC, dated December 17, 2007. Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.16		Stock Purchase Agreement dated January 30, 2007 between the Registrant and Sempra Energy. Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.17		Amendment No. 1 to Stock Purchase Agreement dated April 11, 2007 between the Registrant and Sempra Energy. Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.18		Amendment No. 2 to Stock Purchase Agreement dated August 7, 2007 between the Registrant and Sempra Energy. Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.19		Amendment No. 3 to Stock Purchase Agreement, dated November 28, 2007, by and between the Registrant and Sempra Energy. Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 and filed with the Securities and Exchange Commission is incorporated herein by reference.

Exhibit
Number	Description

10.20	Stock Purchase Agreement dated January 30, 2007 between the Registrant and Sempra Energy. Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.21	Amendment Number 1 to Stock Purchase Agreement dated August 2, 2007 between the Registrant and Sempra Energy. Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.22	Stock Purchase Agreement dated December 18, 2007 between the Registrant, Dan F. Whetstone, Pamela R. Lowry, Paula A. Poole, William J. Junkermier and Roger W. Junkermier. Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 17, 2007 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.23	First Amendment to Stock Purchase Agreement dated as of November 11, 2008, between Dan F. Whetstone, Pamela R. Lowry, Paula A. Poole, William J. Junkermier, Roger W. Junkermier and Energy, Inc. Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated November 11, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.24	Non-Competition and Non-Disclosure Agreement dated December 18, 2007 between the Registrant and Daniel F. Whetstone. Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 17, 2007 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.25	Lease Agreement dated February 25, 2008 between OsAir, Inc. and Energy West, Incorporated. Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 25, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.26	Gas Sales Agreement dated as of July 1, 2008 between John D. Oil & Gas Marketing Co., LLC, Northeast Ohio Natural Gas Corp., Orwell Natural Gas Company and Brainard Gas Corp. Exhibit 10.25 to the Registrant’s Annual Report on 10-K for the year ended June 30, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.27	Natural Gas Transportation Service Agreement dated as of July 1, 2008 between Orwell-Trumbull Pipeline Co., LLC, Orwell Natural Gas Company and Brainard Gas Corp. Exhibit 10.26 to the Registrant’s Annual Report on 10-K for the year ended June 30, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.28	Transportation Service Agreement dated as of July 1, 2008 between Cobra Pipeline Co., Ltd., Northeast Ohio Natural Gas Company, Orwell Natural Gas Company and Brainard Gas Corp. Exhibit 10.27 to the Registrant’s Annual Report on 10-K for the year ended June 30, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.29	First Amendment dated July 1, 2008 to the Orwell-Trumbull Pipeline Co., LLC Operations Agreement between Orwell Natural Gas Company and Orwell-Trumbull Pipeline Co., LLC. Exhibit 10.28 to the Registrant’s Annual Report on 10-K for the year ended June 30, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.30	Orwell-Trumbull Pipeline Co., LLC Operations Agreement dated January 1, 2008 between Orwell Natural Gas Company and Orwell-Trumbull Pipeline Co., LLC. Exhibit 10.29 to the Registrant’s Annual Report on 10-K for the year ended June 30, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.31	Triple Net Lease Agreement dated as of July 1, 2008 between Station Street Partners, LLC and Orwell Natural Gas Company. Exhibit 10.30 to the Registrant’s Annual Report on 10-K for the year ended June 30, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.32	Triple Net Lease Agreement dated as of July 1, 2008 between OsAir, Inc. and Orwell Natural Gas Company. Exhibit 10.31 to the Registrant’s Annual Report on 10-K for the year ended June 30, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.33	Triple Net Lease Agreement dated as of July 1, 2008 between Richard M. Osborne, Trustee and Orwell Natural Gas Company. Exhibit 10.32 to the Registrant’s Annual Report on 10-K for the year ended June 30, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.

Exhibit
Number		Description

10.34		Triple Net Lease Agreement dated as of July 1, 2008 between OsAir, Inc. and Northeast Ohio Natural Gas Company. Exhibit 10.33 to the Registrant’s Annual Report on 10-K for the year ended June 30, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.35		Stock purchase agreement dated September 12, 2008, between Energy, Inc., and Richard M. Osborne, trustee, Rebecca Howell, Stephen G. Rigo, Marty Whelan, and Thomas J. Smith. Exhibit 10.1 to the registrant’s current report on Form 8-K dated September 17, 2008 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10.36		Termination of Stock Purchase Agreement, dated June 26, 2009, by and among Richard M. Osborne, Trustee, Rebecca Howell, Stephen G. Rigo, Marty Whelan and Thomas J. Smith and Energy West, Incorporated. Exhibit 10.1 to the Registrant’s Current Report on 10-K for dated June 26, 2009 and filed with the Securities and Exchange Commission is incorporated herein by reference.
10	.37†	Employment Agreement dated August 25, 2006 between Energy, Inc. and Kevin J. Degenstein, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated September 18, 2006 and incorporated herein by reference.
10	.38†	First Amendment to Employment Agreement dated as of December 31, 2008, between Energy, Inc. and Kevin J. Degenstein, filed as Exhibit 10.39 to the Registrant’s Transition Report on 10-K/T for the transition period ended December 31, 2008 and incorporated herein by reference.
10	.39†	Employment Agreement dated April 13, 2007 between Energy, Inc. and David C. Shipley, filed as Exhibit 10.40 to the Registrant’s Transition Report on 10-K/T for the transition period ended December 31, 2008 and incorporated herein by reference.
10.40		Asset Management Agreement, dated January 3, 2010, by and between Orwell Natural Gas Company and John D. Oil and Gas Marketing Company, LLC, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed with the Securities and Exchange Commission January 11, 2010 and is incorporated herein by reference.
10.41		Asset Management Agreement, dated January 3, 2010, by and between Northeast Ohio Natural Gas and John D. Oil and Gas Marketing Company, LLC. Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission and is incorporated herein by reference.
10.42		Appointment of Natural Gas Agent, dated January 3, 2010, by and between Northeast Ohio Natural Gas Company, Orwell Natural Gas Company, Brainard Gas Corp. and John D. Oil and Gas Marketing Company, LLC. Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission and is incorporated herein by reference.
10.43		Demand Promissory Note, dated December 1, 2008, to Richard M. Osborne, Trustee from Lightning Pipeline Company, Inc. Exhibit 10.8 to Energy, Inc.’s current report on Form 8-K filed July 2, 2009 with the Securities and Exchange Commission is incorporated herein by reference.
10.44		Amended and Restated Promissory Note, dated January 3, 2010, to Richard M. Osborne, Trustee from Lightning Pipeline Company, Inc. Exhibit 10.5(a) to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission and is incorporated herein by reference.
10.45		Demand Cognovit Note, dated August 6, 2008, to Richard M. Osborne from Brainard Gas Corp. Exhibit 10.5(b) to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed with the Securities and Exchange Commission January 11, 2010 and is incorporated herein by reference.
10.46		Gas Sales Agreement dated as of July 1, 2008 between John D. Oil & Gas Marketing Co., LLC, Northeast Ohio Natural Gas Corp., Orwell Natural Gas Company and Brainard Gas Corp. Exhibit 10.25 to the Registrant’s Annual Report on 10-K for the year ended June 30, 2008 filed September 30, 2008 with the Securities and Exchange Commission is incorporated herein by reference.
10.47		Electronic Metering Service and Operation Agreement, as of April 15, 2009, by and between Orwell Trumbull Pipeline, LTD. and Orwell Natural Gas Co., incorporated by reference to Exhibit 10.4 to Energy, Inc.’s current report on Form 8-K as filed July 2, 2009 with the Securities and Exchange Commission is incorporated herein by reference.

Exhibit
Number	Description

10.48	Electronic Metering Service and Operation Agreement, as of April 15, 2009, by and between COBRA Pipeline Company, LTD. and Brainard Gas Corporation. Exhibit 10.5 to Energy, Inc.’s current report on Form 8-K filed July 2, 2009 with the Securities and Exchange Commission is incorporated herein by reference.
10.49	Electronic Metering Service and Operation Agreement, as of April 15, 2009, by and between COBRA Pipeline Company, LTD. and Northeast Ohio Natural Gas Corporation. Exhibit 10.6 to Energy, Inc.’s current report on Form 8-K filed July 2, 2009 with the Securities and Exchange Commission is incorporated herein by reference.
10.50	Electronic Metering Service and Operation Agreement, as of April 15, 2009, by and between COBRA Pipeline Company, LTD. and Orwell Natural Gas Co. Exhibit 10.7 to Energy, Inc.’s current report on Form 8-K filed July 2, 2009 with the Securities and Exchange Commission is incorporated herein by reference.
10.51	Credit Agreement, dated July 3, 2008, by and between Northeast Ohio Natural Gas Corp., as borrower and Citizens Bank, as lender. Exhibit 10.20 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.52	Revolving Note, dated July 3, 2008, by Northeast Ohio Natural Gas Corp., as maker, to Citizens Bank, as holder. Exhibit 10.21 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.53	Term Note, dated July 3, 2008, by Northeast Ohio Natural Gas Corp., as maker, to Citizens Bank, as holder. Exhibit 10.22 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.54	Security Agreement, dated July 3, 2008, by Northeast Ohio Natural Gas Corp. in favor of Citizens Bank. Exhibit 10.23 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.55	Guaranty, dated July 3, 2008, by Great Plains Natural Gas Company in favor of Citizens Bank with respect to Northeast Ohio Natural Gas Corp. as borrower. Exhibit 10.24(a) to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.56	Guaranty, dated July 3, 2008, by Richard M. Osborne, individually, in favor of Citizens Bank with respect to Northeast Ohio Natural Gas Corp. as borrower, filed as Exhibit 10.24(b) to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and incorporated herein by reference.
10.57	Guaranty, dated July 3, 2008, by Richard M. Osborne, Trustee UTA January 13, 1995, in favor of Citizens Bank with respect to Northeast Ohio Natural Gas Corp. as borrower. Exhibit 10.24© to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.58	Credit Agreement, dated July 3, 2008, by and between Great Plains Natural Gas Company, as borrower, and Citizens Bank, as lender. Exhibit 10.25 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.59	Term Note, dated July 3, 2008, by Great Plains Natural Gas Company, as maker, to Citizens Bank, as holder, filed as Exhibit 10.26 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and incorporated herein by reference.
10.60	Security Agreement, dated July 3, 2008, by Great Plains Natural Gas Company in favor of Citizens Bank. Exhibit 10.27 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.61	Guaranty, dated July 3, 2008, by Richard M. Osborne, individually, in favor of Citizens Bank with respect to Great Plains Natural Gas Company as borrower. Exhibit 10.28(a) to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.62	Guaranty, dated July 3, 2008, by Richard M. Osborne, Trustee UTA January 13, 1995, in favor of Citizens Bank with respect to Great Plains Natural Gas Company as borrower. Exhibit 10.28(b) to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.

Exhibit
Number	Description

10.63	Credit Agreement, dated July 3, 2008, by and between Great Plains Land Development Co., LTD., as borrower and Citizens Bank, N.A., as lender. Exhibit 10.29 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.64	Term Note, dated July 3, 2008, by Great Plains Land Development Co., LTD., as maker, to Citizens Bank, N.A. as holder. Exhibit 10.30 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.65	Security Agreement, dated July 3, 2008, by Great Plains Land Development Co., LTD. in favor of Citizens Bank. Exhibit 10.31 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.66	Guaranty, dated July 3, 2008, by Great Plains Natural Gas Company in favor of Citizens Bank with respect to Great Plains Land Development Co., LTD. as borrower. Exhibit 10.32(a) to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.67	Guaranty, dated July 3, 2008, by Richard M. Osborne, individually, in favor of Citizens Bank with respect to Great Plains Land Development Co., LTD. as borrower. Exhibit 10.32(b) to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.68	Guaranty, dated July 3, 2008, by Richard M. Osborne, Trustee UTA January 13, 1995, in favor of Citizens Bank with respect to Great Plains Land Development Co., LTD. as borrower. Exhibit 10.32© to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.69	Loan Modification Agreement, effective as of December 1, 2009, by and among Northeast Ohio Natural Gas Corp., as borrower, and Richard M. Osborne, individually, Richard M. Osborne, Trustee UTA January 13, 1995, and Great Plains Natural Gas Company, each as guarantors, and Citizens Bank. Exhibit 10.33 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.70	Loan Modification Agreement, effective as of December 1, 2009, by and among Great Plains Natural Gas Company, as borrower, and Richard M. Osborne, individually, and Richard M. Osborne, Trustee UTA January 13, 1995, each as guarantors, and Citizens Bank. Exhibit 10.34 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.71	Loan Modification Agreement, effective as of December 1, 2009, by and among Great Plains Land Development Co., LTD., as borrower, and Richard M. Osborne, individually, Richard M. Osborne, Trustee UTA January 13, 1995, and Great Plains Natural Gas Company, each as guarantors, and Citizens Bank. Exhibit 10.35 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.72	Guaranty, dated January 5, 2010, by Energy, Inc. in favor of Citizens Bank with respect to Northeast Ohio Natural Gas Corp. as borrower. Exhibit 10.36 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.73	Guaranty, dated January 5, 2010, by Energy, Inc. in favor of Citizens Bank with respect to Great Plains Natural Gas Company as borrower. Exhibit 10.37 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.74	Guaranty, dated January 5, 2010, by Energy, Inc. in favor of Citizens Bank with respect to Great Plains Land Development Co., LTD. as borrower. Exhibit 10.38 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.

Exhibit
Number		Description

10.75		Amended and Restated Loan Agreement, dated December 31, 2009, by and among Orwell Natural Gas Company, as borrower, and ONG Marketing, Inc., Lightning Pipeline Company, Inc., Lightning Pipeline Company II, Inc., and Richard M. Osborne, individually, as guarantors, and The Huntington National Bank, N.A., as lender. Exhibit 10.39 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.76		Amended and Restated Security Agreement, dated December 31, 2009, by Orwell Natural Gas Company in favor of The Huntington National Bank, N.A. Exhibit 10.40 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.77		Note Modification Agreement (Line of Credit Note), dated December 31, 2009, by and between Orwell Natural Gas Company as borrower and The Huntington National Bank, N.A., as lender. Exhibit 10.41 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.78		Note Modification Agreement (Term Note), dated December 31, 2009, by and between Orwell Natural Gas Company as borrower and The Huntington National Bank, N.A., as lender. Exhibit 10.42 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.79		Amended and Restated Continuing Agreement of Guaranty and Suretyship, dated December 31, 2009, by ONG Marketing, Inc., Lightning Pipeline Company, Inc., Lightning Pipeline Company II, Inc., Richard M. Osborne, individually, as guarantors, in favor of The Huntington National Bank, N.A. Exhibit 10.43 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
10.80		Form of Continuing Agreement of Guaranty and Suretyship, dated January 12, 2010, by Energy, Inc. in favor of The Huntington National Bank, N.A. Exhibit 10.44 to the Registrant’s Current Report on Form 8-K dated January 5, 2010 and filed January 11, 2010 with the Securities and Exchange Commission is incorporated herein by reference.
21		Company Subsidiaries. Exhibit 21 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission June 29, 2010 is incorporated herein by reference.
23	.1*	Consent of Hein & Associates LLP.
23	.2**	Consent of Kohrman Jackson & Krantz P.L.L. (included in Exhibit 5.1)
24	***	Power of Attorney with respect to Kevin J. Degenstein, W.E. Argo, Gregory D. Osborne, Richard M. Osborne, and Michael T. Victor (included in Signature page).
24	.1*	Power of Attorney with respect to Wade F. Brooksby, Nicholas U. Fedeli and John R. Male (included in Signature page)

†	Management agreement or compensatory plan or arrangement

*	Filed herewith

**	To be filed by amendment to the registration statement

***	Previously filed